UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

URANIUM ENERGY CORP.
(Exact name of registrant as specified in charter)
NEVADA (State or jurisdiction of incorporation or organization)	1090 (Primary Standard Industrial Classification Code Number)	98-0399476 (I.R.S. Employer Identification No.)
9801 Anderson Mill Road, Suite 230, Austin, Texas, U.S.A., 78750 Telephone: (512) 828-6980
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
AMIR ADNANI President, Chief Executive Officer, Principal Executive Officer and a director 9801 Anderson Mill Road, Suite 230, Austin, Texas, U.S.A., 78750 Telephone: (512) 828-6980
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Thomas J. Deutsch, Esq.

LANG MICHENER LLP

1500 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7

Telephone: (604) 689-9111 and Facsimile: (604) 685-7084

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Shares of common stock, par value $0.001 per share	232,500 shares(5)	$1.93	$448,725	$48.01
Shares of common stock, par value $0.001 per share	300,000 shares(6)	$1.93	$579,000	$61.95
Shares of common stock, par value $0.001 per share, underlying common stock purchase warrants	300,000 shares(7)	$1.93	$579,000	$61.95
Shares of common stock, par value $0.001 per share	2,525,000 shares(8)	$1.93	$4,873,250	$521.43
Shares of common stock, par value $0.001 per share, underlying common stock purchase warrants	1,262,500 shares(9)	$2.50	$3,156,250	$337.71
Shares of common stock, par value $0.001 per share, underlying common stock purchase warrants	471,000 shares(10)	$2.50	$1,177,500	$125.99
Totals:	5,091,000 shares		$10,813,725	$1,157.04

  In the event of a stock split, stock dividend or similar transaction involving the common shares of the Registrant in order to prevent dilution, the number of shares of common stock registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the United States Securities Act of 1933, as amended (the "Securities Act").

  Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares which are issuable upon the exercise of the warrants held by the selling shareholders (each a "Selling Shareholder"). In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon the exercise of the warrants as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 of the Securities Act. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon the exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon the exercise of the warrants to account for market fluctuations and for anti-dilution and price protection adjustments. Should a decrease in the exercise price of the warrants as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

  Estimated solely for the purpose of determining the registration fee. Unless otherwise stated, we have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on September 22, 2006. The Proposed Maximum Offering Price per Share is calculated in accordance with Rule 457(g) of the Securities Act, based upon the last reported bid and ask price for our common stock on the OTC Bulletin Board on September 22, 2006. The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of common stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act.

  The fee is calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on September 22, 2006.

  On November 15, 2005, we issued an aggregate of 155,000 shares of common stock, at a price of $0.50 per share, by way of private placement (the "November 2005 Private Placement"). On February 28, 2006, we completed a forward split of our shares of common stock, on the basis of 1.5 shares for each outstanding share of our common stock, of which these shares of common stock result. The common stock registered represents the post-forward split 232,500 shares of common stock issued in connection with the November 2005 Private Placement. We had agreed to file a registration statement with the United States Securities and Exchange Commission (the "SEC") in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued in the November 2005 Private Placement.

  On April 1, 2006, we issued an aggregate of 300,000 units (each an "April 2006 Unit"), at a price of $1.00 per April 2006 Unit, with each April 2006 Unit consisting of one share of common stock and one non-transferable common stock purchase warrant (each an "April 2006 Warrant"), to certain of the Selling Shareholders named herein (collectively, the "April 2006 Private Placement"). The common stock registered represents the 300,000 shares of common stock issued in connection with the issuance of the April 2006 Units. We agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued and the shares issuable upon exercise of the April 2006 Warrants in the April 2006 Private Placement.

  Each April 2006 Warrant entitles the holder to purchase one share of common stock at an exercise price of $1.50 per share during the period commencing on April 1, 2006 and ending on the day which is the earlier of (i) April 1, 2007 and (ii) six months commencing from the effective date of the Company's proposed registration statement related to the April 2006 Private Placement. The common stock registered represents the 300,000 shares of common stock issuable upon exercise of the April 2006 Warrants.

  In May and June of 2006 we issued an aggregate of 2,525,000 units (each a "May 2006 Unit"), at a price of $2.00 per May 2006 Unit, with each May 2006 Unit consisting of one share of common stock and one-half of one non-transferable common stock purchase warrant (each a "May 2006 Warrant"), to certain of the Selling Shareholders named herein (collectively, the "May 2006 Private Placement"). The common stock registered represents the 2,525,000 shares of common stock issued in connection with the issuance of the May 2006 Units. We agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued and the shares issuable upon exercise of the May 2006 Warrants in the May 2006 Private Placement. We agreed to use our reasonable commercial efforts to file a registration statement within 120 days from the date of completion of the May 2006 Private Placement.

  Each whole May 2006 Warrant entitles the holder to purchase one share of common stock at an exercise price of $2.50 per share during the period commencing on the date of issuance and ending on the day which is the earlier of (i) 12 months from the date of issuance and (ii) six months commencing from the effective date of the Company's proposed registration statement related to the May 2006 Private Placement. The common stock registered represents the 1,262,500 shares of common stock issuable upon exercise of the May 2006 Warrants.

  We issued an aggregate of 471,000 non-transferable common stock purchase warrants to acquire 471,000 shares of our common stock as finder's fees (each a "Finder's Fee Warrant") in connection with the offering of the May 2006 Units. The common stock registered represents the 471,000 shares of common stock issuable upon exercise of the Finder's Fee Warrants. The Finder's Fee Warrants have the same terms and conditions as the May 2006 Warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2006

PROSPECTUS

URANIUM ENERGY CORP.

OFFERING OF 5,091,000 SHARES OF COMMON STOCK

This prospectus relates to the sale of 3,057,500 shares of our common stock by certain of the selling shareholders (each a "Selling Shareholder") named in this prospectus under the heading "Selling Shareholders". We will not receive any proceeds from the sale of the currently outstanding common stock by the Selling Shareholders. In addition, this prospectus relates to the sale of 2,033,500 shares issuable upon the exercise of certain outstanding warrants to acquire shares of our common stock by certain of the Selling Shareholders. These shares include the following shares, all as described in this prospectus under "Selling Shareholders":

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 232,500 shares of our common stock issued on November 15, 2005 pursuant to a private placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 300,000 shares of our common stock issued on April 1, 2006 pursuant to a private placement (the "April 2006 Private Placement");

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 300,000 shares of our common stock issuable upon the exercise of 300,000 non-transferable common stock purchase warrants issued pursuant to the April 2006 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 2,525,000 shares of our common stock issued in May and June of 2006 pursuant to a private placement (the "May 2006 Private Placement");

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 1,262,500 shares of our common stock issuable upon the exercise of 1,262,500 non-transferable common stock purchase warrants issued pursuant to the May 2006 Private Placement; and

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 471,000 shares of our common stock issuable upon the exercise of 471,000 non-transferable common stock purchase warrants which relate to finders' fee for the May 2006 Private Placement.

We will not receive any of the proceeds from the sale of shares by the Selling Shareholders. However, we will receive proceeds upon the exercise of any common stock purchase warrants that may be exercised by certain of the Selling Shareholders. If all of the warrants are exercised we will receive proceeds in an amount up to $4,783,750. The proceeds, if any, would be used for general corporate purposes including, in order of priority, acquisition costs, exploration expenses and working capital.

The Selling Shareholders may sell their shares through private transactions or in public sales through the over-the-counter markets or on any exchanges on which our shares are traded at the time of sale. These sales may occur at prevailing market prices or at privately negotiated prices. The shares may be sold directly or through agents or broker-dealers acting as agents on behalf of the Selling Shareholders. The Selling Shareholders may engage brokers, dealers or agents, who may receive commissions or discounts from the Selling Shareholders. We will pay substantially all the expenses incident to the registration of the shares, except for sales commissions and other sellers' compensation applicable to sales of the shares.

Our common stock is registered under Section 12(g) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is quoted on the NASD Over-the-Counter Bulletin Board (the "OTCBB") under the symbol "URME.OB". The last reported sales price per share of our common stock as reported by the OTCBB on September 22, 2006, was $1.95.

Our principal offices are located at 9801 Anderson Mill Road, Suite 230, Austin Texas, U.S.A., 78750, and our telephone number is (512) 828 6980.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus titled "Risk Factors" before buying any of our shares of common stock.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus is ◆ , 2006

__________

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.
TABLE OF CONTENTS
Item	Page No.
ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	6
Risks Related to Our Business	7
We will require significant additional financing in order to continue our exploration activities and our assessment of the commercial viability of our mineral properties.	7
As our mineral properties do not contain any reserves or any known body of economic mineralization, we may not discover commercially exploitable quantities of ore on our mineral properties that would enable us to enter into commercial production, achieve revenues and recover the money we spends on exploration.	7
Our exploration activities on our mineral properties may not be commercially successful, which could lead us to abandon our plans to develop the property and its investments in exploration.	7
Our business is difficult to evaluate because we have a limited operating history.	8
We have a history of operating losses and there can be no assurances we will be profitable in the future.	8
We have received a going concern opinion from our independent auditors on their report accompanying our December 31, 2005 and 2004 financial statements.	8
We will require additional funding in the future.	9
As part of our growth strategy, we intend to acquire additional minerals exploration properties.	9
We are a new entrant into the uranium minerals exploration and development industry without profitable operating history.	9
The risks associated with exploration and development and, if applicable, mining could cause personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability.	9
The uranium exploration and mining industry is highly competitive and there is no assurance that we will be successful in acquiring the leases.	9
The marketability of natural resources will be affect by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.	10
Uranium mining operations are subject to comprehensive regulation, which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on our business operations.	10
Uranium minerals exploration and development and mining activities are subject to certain environmental regulations, which may prevent or delay the commencement or continuance of our operations.	10
Any change in government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.	11
We may be unable to retain key employees or consultants or recruit additional qualified personnel.	11
Our officers and directors may be subject to conflicts of interest.	11
Nevada law and our articles of incorporation may protect our directors from certain types of lawsuits.	11
Risks Related to Our Common Stock	12
Sales of a substantial number of shares of our common stock into the public market by certain stockholders may result in significant downward pressure on the price of our common stock and could affect your ability to realize the current trading price of our common stock.	12
The trading price of our common stock on the OTC Bulletin Board has been and may continue to fluctuate significantly and stockholders may have difficulty reselling their shares.	12
One of our shareholders may exercise voting power of more than 17% of our common stock.	12
Additional issuances of equity securities may result in dilution to our existing stockholders. Our Articles of Incorporation authorize the issuance of 750,000,000 shares of common stock.	13
Our common stock is classified as a "penny stock" under SEC rules which limits the market for our common stock.	13
A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.	13
A majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.	13
FORWARD-LOOKING STATEMENTS	13

v

USE OF PROCEEDS	14
SELLING SHAREHOLDERS	14
PLAN OF DISTRIBUTION	19
LEGAL PROCEEDINGS	21
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
DESCRIPTION OF SECURITIES	25
EXPERTS	25
INTERESTS OF NAMED EXPERTS AND COUNSEL	25
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	26
ORGANIZATION SINCE INCORPORATION	26
DESCRIPTION OF BUSINESS AND PROPERTIES	26
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	48
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER INFORMATION	51
EXECUTIVE COMPENSATION	53
WHERE YOU CAN FIND MORE INFORMATION	55
FINANCIAL STATEMENTS	55

__________

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement containing this prospectus, including the exhibits to the registration statement, also contains additional information about Uranium Energy Corp. and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's website (located at www.sec.gov) or at the Securities and Exchange Commission's Public Reference Room mentioned under the heading "Where You Can Find More Information" of this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

REFERENCES

As used in this prospectus: (i) the terms "we", "us", "our", "Uranium Energy" and the "Company" mean Uranium Energy Corp.; (ii) "SEC" refers to the Securities and Exchange Commission; (iii) "Securities Act" refers to the United States Securities Act of 1933, as amended; (iv) "Exchange Act" refers to the United States Securities Exchange Act of 1934, as amended; and (v) all dollar amounts refer to United States dollars unless otherwise indicated.

On January 24, 2004, we completed a reverse stock split of our shares of common stock on the basis of one share for each two outstanding shares. On February 28, 2006, we completed a forward split of our shares of common stock on the basis of 1.5 shares for each outstanding share of our common stock. All share amounts in this prospectus reflect the reverse and subsequent forward split of our shares, unless otherwise indicated.

__________

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

The Company

We are a natural resource exploration company engaged in the exploration of properties that may contain uranium minerals in the United States. Our strategy is to acquire properties that are thought to be prospective for uranium exploration and have undergone some degree of uranium exploration but have not yet been mined. To date, we have acquired interests in 18,715.56 gross acres of leased or staked mineral properties, consisting of claim blocks located in the States of Arizona, Colorado, Utah, New Mexico, Wyoming and Texas that have been either leased or staked, which we intend to explore for economic deposits of uranium. These leases are also subject to 5.0% to 8.25% net royalty interests. Each of these properties has been the subject of historical exploration by other mining companies, and provides indications that further exploration for uranium is warranted. Our view that our properties are prospective for mineral exploration is based on prior exploration conducted by other companies, or management information and work product derived from various reports, maps, radioactive rock samples, exploratory drill logs, state organization reports, consultants, geological study, and other exploratory information.

We also have access to historical exploration data consisting chiefly of drill hole assay results, drill hole logs, studies, publicly published works, our own created work product, and maps, that help guide our property acquisition strategy. We plan to use this exploration data as the basis for formulating the exploration programs that we plan to undertake on our properties.

The acreage and location of our mineral properties is summarized as follows:
	Gross Acres	Net Acres(1)
Arizona	2,231.28	2,231.28
Colorado	1,074.32	1,074.32
Utah	640.00	640.00
Wyoming	7,695.18	7,695.18
Texas	3,794.78	3,596.91
New Mexico	3,280.00	3,250.58
Total:	18,715.56	18,488.27

(1) Certain of our interests in our mineral properties in Texas are less than 100%. Accordingly, we have presented the acreage of our mineral properties on a net acre basis.

Our principal mineral properties are the Shirley Basin AB claims in Carbon County, Wyoming and the Weesatche project in Goliad County, Texas.

We plan to use our database of exploration data in order to target additional exploration properties for acquisition. In 2006, we have plans to acquire approximately 1,284 further acres of mineral properties consisting of further claim blocks located in the State of Texas. Our ability to complete these acquisitions will be subject to our obtaining sufficient financing and our being able to conclude agreements with the property owners on terms that are acceptable to us. Other mineral property acquisitions are contemplated in the States of interest that include Arizona, Utah, Colorado, New Mexico, Texas, and Wyoming. These potential acquisition properties have not yet been specifically identified.

Our properties do not have any reserves. We plan to conduct exploration programs on these properties with the objective of ascertaining whether any of our properties contain economic concentrations of uranium that are prospective for mining. As such, we are considered an exploration or exploratory stage company. Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of uranium or any other type of mineral. Since inception, we have not established any proven or probable reserves on its mineral property interests.

We were incorporated under the laws of the State of Nevada on May 16, 2003 under the name "Carlin Gold Inc." During 2004, we changed our business operations and focus from precious metals exploration in the State of Nevada to the exploration for economic reserves of uranium throughout the United States. On January 24, 2005, we filed an amendment to our articles of incorporation changing our name to "Uranium Energy Corp."

On January 24, 2004, we completed a reverse stock split of our shares of common stock on the basis of one share for two outstanding shares. Effective February 28, 2006, we completed a forward split of our shares of common stock on the basis of 1.5 shares for each outstanding share to increase liquidity for our shares of common stock. Effective February 28, 2006, we filed an amendment to our Articles of Incorporation with the Nevada Secretary of State which increased our authorized capital stock from 75,000,000 shares of common stock at $0.001 par value to 750,000,000 shares of common stock par value $0.001.

Our executive offices are located at 9801 Anderson Mill Road, Suite 230, Austin, Texas, U.S.A., 78750, and our telephone number is (512) 828 6980.

The Offering
The Issuer:	Uranium Energy Corp.
The Selling Shareholders:

The selling shareholders (each a "Selling Shareholder") are comprised of our existing shareholders who:

    on November 15, 2005 purchased an aggregate of 155,000 shares of common stock, at a price of $0.50 per share, by way of private placement (the "November 2005 Private Placement"). On February 28, 2006, we completed a forward split of our shares of common stock, on the basis of 1.5 shares for each outstanding share of our common stock, increasing the number of shares issued under the November 2005 Private Placement to 232,500 shares;

    on April 1, 2006 purchased an aggregate of 300,000 units (each an "April 2006 Unit"), at a price of $1.00 per April 2006 Unit, by way of private placement (the "April 2006 Private Placement"), with each April 2006 Unit consisting of one share of common stock and one non-transferable common stock purchase warrant (each an "April 2006 Warrant");

    in May and June of 2006 purchased an aggregate of 2,525,000 units (each a "May 2006 Unit"), at a price of $2.00 per May 2006 Unit, by way of private placement (the "May 2006 Private Placement"), with each May 2006 Unit consisting of one share of common stock and one-half of one non-transferable common stock purchase warrant (each a "May 2006 Warrant"); and

    in May and June of 2006 acquired an aggregate of 471,000 non-transferable common stock purchase warrants to acquire 471,000 shares of our common stock as finder's fees (each a "Finder's Fee Warrant") in connection with the offering of the May 2006 Units.

The Selling Shareholders are named in this prospectus under "Selling Shareholders".

Shares Offered by the Selling Shareholders:

The Selling Shareholders are offering up to an aggregate of 5,091,000 shares of our common stock comprised of:

    the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 232,500 shares of our common stock issued on November 15, 2005 pursuant to the November 2005 Private Placement;

    the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 300,000 shares of our common stock issued on April 1, 2006 pursuant to the April 2006 Private Placement;

    the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 300,000 shares of our common stock issuable upon the exercise of the 300,000 non-transferable April 2006 Warrants issued pursuant to the April 2006 Private Placement;

    the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 2,525,000 shares of our common stock issued in May and June of 2006 pursuant to the May 2006 Private Placement;

    the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 1,262,500 shares of our common stock issuable upon the exercise of the 1,262,500 non-transferable May 2006 Warrants issued pursuant to the May 2006 Private Placement; and

    the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 471,000 shares of our common stock issuable upon the exercise of the 471,000 non-transferable Finder's Fee Warrants which relate to finders' fees for the May 2006 Private Placement.

Offering Price:

The Selling Shareholders may, from time to time, sell any or all of their shares of common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at varying prices or negotiated prices. The shares may be sold directly or through agents or broker-dealers acting as agents on behalf of the Selling Shareholders. We will pay substantially all the expenses relating to the registration of the shares offered by this prospectus, except for sales commissions and other fees applicable to sales of the shares. See "Plan of Distribution" for a description of the methods of distribution.

Use of Proceeds:

We will not receive any of the proceeds from the sale of shares by the Selling Shareholders. However, we will receive proceeds upon the exercise of any common stock purchase warrants that may be exercised by certain of the Selling Shareholders. If all of the warrants are exercised we will receive proceeds in an amount up to $4,783,750. The proceeds, if any, would be used for general corporate purposes including, in order of priority, acquisition costs, exploration expenses and working capital.

Market for our Common Stock:	Our common stock is quoted on the OTC Bulletin Board under the symbol "URME.OB". The last report sale price for our shares on the OTC Bulletin Board on September 22, 2006 was $1.95 per share.
Outstanding Shares of Common Stock:

There were 27,987,338 shares of our common stock issued and outstanding as at September 28, 2006. If all warrants are exercised, then there would be 29,720,838 shares of our common stock issued and outstanding.

Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

This prospectus relates to the sale of 3,057,500 shares of our common stock by certain of the Selling Shareholders named in this prospectus under the heading "Selling Shareholders". We will not receive any proceeds from the sale of the currently outstanding common stock by the Selling Shareholders. In addition, this prospectus relates to the sale of 2,033,500 shares issuable upon the exercise of certain outstanding warrants to acquire shares of our common stock by certain of the Selling Shareholders. These shares include the following shares, all as described in this prospectus under "Selling Shareholders":

On November 15, 2005, we issued an aggregate of 155,000 shares of common stock, at a price of $0.50 per share, to certain of the Selling Shareholders named herein by way of the November 2005 Private Placement. On February 28, 2006, we completed a forward split of our shares of common stock, on the basis of 1.5 shares for each outstanding share of our common stock. The common stock registered represents the post-forward split 232,500 shares of common stock issued in connection with the November 2005 Private Placement. We had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued in the November 2005 Private Placement, completed pursuant to Rule 903 of Regulation S under the Securities Act.

On April 1, 2006, we issued an aggregate of 300,000 April 2006 Units, at a price of $1.00 per April 2006 Unit, with each April 2006 Unit consisting of one share of common stock and one non-transferable April 2006 Warrant, to certain of the Selling Shareholders named herein by way of the April 2006 Private Placement. The common stock registered represents the 300,000 shares of common stock issued in connection with the issuance of the April 2006 Units. We agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued and the shares issuable upon exercise of the April 2006 Warrants in the April 2006 Private Placement, completed pursuant to Rule 506 of Regulation D under the Securities Act. Each April 2006 Warrant entitles the holder to purchase one share of common stock at an exercise price of $1.50 per share during the period commencing on April 1, 2006 and ending on the day which is the earlier of (i) April 1, 2007 and (ii) six months commencing from the effective date of the registration statement of which this prospectus forms a part. The common stock registered also represents the 300,000 shares of common stock issuable upon exercise of the April 2006 Warrants.

In May and June of 2006 we issued an aggregate of 2,525,000 May 2006 Units, at a price of $2.00 per May 2006 Unit, with each May 2006 Unit consisting of one share of common stock and one-half of one non-transferable May 2006 Warrant, to certain of the Selling Shareholders named herein by way of the May 2006 Private Placement. The common stock registered represents the 2,525,000 shares of common stock issued in connection with the issuance of the May 2006 Units. We agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued and the shares issuable upon exercise of the May 2006 Warrants in the May 2006 Private Placement, completed pursuant to Rule 506 of Regulation D and Rule 903 of Regulation S under the Securities Act. We agreed to use our reasonable commercial efforts to file a registration statement within 120 days from the date of completion of the May 2006 Private Placement. Each whole May 2006 Warrant entitles the holder to purchase one share of common stock at an exercise price of $2.50 per share during the period commencing on the date of issuance and ending on the day which is the earlier of (i) 12 months from the date of issuance and (ii) six months commencing from the effective date of the registration statement of which this prospectus forms a part. The common stock registered also represents the 1,262,500 shares of common stock issuable upon exercise of the May 2006 Warrants.

In May and June of 2006 we issued an aggregate of 471,000 non-transferable Finder's Fee Warrants to acquire 471,000 shares of our common stock as finder's fees in connection with the offering of the May 2006 Units. The common stock registered represents the 471,000 shares of common stock issuable upon exercise of the Finder's Fee Warrants. The Finder's Fee Warrants have the same terms and conditions as the May 2006 Warrants.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with: (i) our unaudited interim financial statements as at and for the six months ended June 30, 2006; and (ii) our audited financial statements for the years ended December 31, 2005 and 2004, together with the notes to these financial statements and the section of this prospectus entitled "Management's Discussion and Analysis or Plan of Operations" included elsewhere herein.

Balance Sheet Data
	As at June 30, 2006	As at December 31, 2005	As at December 31, 2004
	(Unaudited)	(Audited)	(Audited)
Cash and cash equivalents	$4,037,681	$ 107,160	$ 406,270
Working capital (deficiency)	3,875,900	(216,128)	369,856
Total assets	4,086,378	107,460	407,883
Total liabilities	161,781	323,288	36,414
Total stockholders' equity (deficiency)	3,924,597	(215,828)	371,469

Statement of Operations Data
	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006	Fiscal Year Ended December 31, 2005	Fiscal Year Ended December 31, 2004
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Operating expenses	$6,243,890	$7,483,586	$ 1,998,805	$128,170
Net loss	6,230,718	7,470,414	1,998,805	128,170
Net loss per share	0.24	0.31	0.12	0.08

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below may not be all of the risks facing our company. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

We will require significant additional financing in order to continue our exploration activities and our assessment of the commercial viability of our mineral properties.

We will need to raise additional financing to complete further exploration of our mineral properties. Furthermore, if the costs of our planned exploration programs are greater than anticipated, we may have to seek additional funds through public or private share offerings or arrangements with corporate partners. There can be no assurance that we will be successful in our efforts to raise these require funds, or on terms satisfactory to us. The continued exploration of our mineral properties and the development of our business will depend upon our ability to establish the commercial viability of our mineral properties and to ultimately develop cash flow from operations and reach profitable operations. We currently are in the exploration stage and we have no revenue from operations and we are experiencing significant negative cash flow. Accordingly, the only other sources of funds presently available to us are through the sale of equity. We presently believe that debt financing will not be an alternative to us as all of our properties are in the exploration stage. Alternatively, we may finance our business by offering an interest in our mineral properties to be earned by another party or parties carrying out further exploration and development thereof or to obtain project or operating financing from financial institutions, neither of which is presently intended. If we are unable to obtain this additional financing, we will not be able to continue our exploration activities and our assessment of the commercial viability of our mineral properties. Further, if we are able to establish that development of our mineral properties is commercially viable, our inability to raise additional financing at this stage would result in our inability to place our mineral properties into production and recover our investment.

As our mineral properties do not contain any reserves or any known body of economic mineralization, we may not discover commercially exploitable quantities of ore on our mineral properties that would enable us to enter into commercial production, achieve revenues and recover the money we spends on exploration.

Our properties do not contain reserves in accordance with the definitions adopted by the SEC and there is no assurance that any exploration programs that we out will establish reserves. All of our mineral properties are in the exploration stage as opposed to the development stage and has no known body of economic mineralization. The known mineralization at these projects has not yet been determined to be economic ore, and may never be determined to be economic. We plan to conduct further exploration activities on our mineral properties, which future exploration may include the completion of feasibility studies necessary to evaluate whether a commercial mineable orebody exists on any of our mineral properties. There is a substantial risk that these exploration activities will not result in discoveries of commercially recoverable quantities of ore. Any determination that our properties contain commercially recoverable quantities of ore may not be reached until such time that final comprehensive feasibility studies have been concluded that establish that a potential mine is likely to be economic. There is a substantial risk that any preliminary or final feasibility studies carried out by us will not result in a positive determination that our mineral properties can be commercially developed.

Our exploration activities on our mineral properties may not be commercially successful, which could lead us to abandon our plans to develop the property and its investments in exploration.

Our long-term success depends on its ability to establish commercially recoverable quantities of ore on our mineral properties that can then be developed into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor. The success of uranium exploration is determined in part by the following factors:

  identification of potential uranium mineralization based on superficial analysis;

  availability of government-granted exploration permits;

  the quality of management and geological and technical expertise; and

  the capital available for exploration.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if it is unable to identify commercially exploitable mineral reserves. The decision to abandon a project may reduce the trading price of our common stock and impair our ability to raise future financing. We cannot provide any assurance to investors that we will discover or acquire any mineralized material in sufficient quantities on any of our properties to justify commercial operations. Further, we will not be able to recover the funds that we spend on exploration if we are not able to establish commercially recoverable quantities of ore on our mineral properties.

Our business is difficult to evaluate because we have a limited operating history.

In considering whether to invest in our common stock, you should consider that our inception was May 16, 2003 and, as a result, there is only limited historical financial and operating information available on which to base your evaluation of our performance.

We have a history of operating losses and there can be no assurances we will be profitable in the future.

We have a history of operating losses, expect to continue to incur losses, and may never be profitable, and we must be considered to be in the exploration stage. Further, we have been dependent on sales of our equity securities and debt financing to meet our cash requirements. We have incurred losses totalling approximately $9,621,875 from May 16, 2003 (inception) to June 30, 2006. As of June 30, 2006, we had an accumulated deficit of $9,621,875. We have incurred net losses totalling approximately $1,998,805 during fiscal year ended December 31, 2005. Further, we do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that: (i) the costs to acquire additional uranium exploration claims are more than we currently anticipate; (ii) exploration and or future potential mining costs for additional claims increase beyond our expectations; or (iii) we encounter greater costs associated with general and administrative expenses or offering costs.

Our participation in an increasingly larger number of uranium minerals exploration prospects has required and will continue to require substantial capital expenditures. The uncertainty and factors described throughout this section may impede our ability to economically discover, acquire, develop and/or exploit uranium prospects. As a result, we may not be able to achieve or sustain profitability or positive cash flows from operating activities in the future.

We have received a going concern opinion from our independent auditors on their report accompanying our December 31, 2005 and 2004 financial statements.

The independent auditor's report accompanying our December 31, 2005 and 2004 financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared "assuming that the Company will continue as a going concern," which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business. Our ability to continue as a going concern is dependent on raising additional capital to fund our operations and ultimately on generating future profitable operations. There can be no assurance that we will be able to raise sufficient additional capital or eventually have positive cash flow from operations to address all of our cash flow needs. If we are not able to find alternative sources of cash or generate positive cash flow from operations, our business and shareholders will be materially and adversely affected.

We will require additional funding in the future.

Based upon our historical losses from operations, we will require additional funding in the future. If we cannot obtain capital through financings or otherwise, our ability to execute our exploration programs will be greatly limited. Our current plans require us to make capital expenditures for the exploration of our minerals exploration properties. Historically, we have funded our operations through the issuance of equity and short-term debt financing arrangements. We may not be able to obtain additional financing on favorable terms, if at all. Our future cash flows and the availability of financing will be subject to a number of variables, including potential production and the market prices of uranium. Further, debt financing could lead to a diversion of cash flow to satisfy debt-servicing obligations and create restrictions on business operations. If we are unable to raise additional funds, it would have a material adverse effect upon our operations.

As part of our growth strategy, we intend to acquire additional minerals exploration properties.

Such acquisitions may pose substantial risks to our business, financial condition, and results of operations. In pursuing acquisitions, we will compete with other companies, many of which have greater financial and other resources to acquire attractive properties. Even if we are successful in acquiring additional properties, some of the properties may not produce positive results of exploration, or we may not complete exploration of such prospects within specified time periods may cause the forfeiture of the lease in that prospect. There can be no assurance that we will be able to successfully integrate acquired properties, which could result in substantial costs and delays or other operational, technical, or financial problems. Further, acquisitions could disrupt ongoing business operations. If any of these events occur, it would have a material adverse effect upon our operations and results from operations.

We are a new entrant into the uranium minerals exploration and development industry without profitable operating history.

Since inception, our activities have been limited to organizational efforts, obtaining working capital and acquiring and developing a very limited number of properties. As a result, there is limited information regarding production or revenue generation. As a result, our future revenues may be limited.

The business of minerals exploration and development is subject to many risks and if uranium is found in economic production quantities, the potential profitability of future possible uranium mining ventures depends upon factors beyond our control. The potential profitability of mining uranium properties if economic quantities of Uranium are found is dependent upon many factors and risks beyond our control, including, but not limited to: (i) unanticipated ground and water conditions and adverse claims to water rights; (ii) geological problems; (iii) metallurgical and other processing problems; (iv) the occurrence of unusual weather or operating conditions and other force majeure events; (v) lower than expected ore grades; (vi) accidents; (vii) delays in the receipt of or failure to receive necessary government permits; (viii) delays in transportation; (ix) labor disputes; (x) government permit restrictions and regulation restrictions; (xi) unavailability of materials and equipment; and (xii) the failure of equipment or processes to operate in accordance with specifications or expectations.

The risks associated with exploration and development and, if applicable, mining could cause personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability.

We are not currently engaged in mining operations because we are in the exploration phase and have not yet any proved uranium reserves. We do not presently carry property and liability insurance. Cost effective insurance contains exclusions and limitations on coverage and may be unavailable in some circumstances.

The uranium exploration and mining industry is highly competitive and there is no assurance that we will be successful in acquiring the leases.

The uranium exploration and mining industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce uranium, but also market uranium and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive uranium properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low uranium market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover productive prospects in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing uranium properties.

The marketability of natural resources will be affect by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include macroeconomic factors, market fluctuations in commodity pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of uranium and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Uranium mining operations are subject to comprehensive regulation, which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on our business operations.

If economic quantities of uranium are found on any lease owned by us in sufficient quantities to warrant uranium mining operations, such mining operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Uranium mining operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods and equipment. Various permits from government bodies are required for mining operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus resulting in an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend material amounts on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Uranium minerals exploration and development and mining activities are subject to certain environmental regulations, which may prevent or delay the commencement or continuance of our operations.

Uranium minerals exploration and development and future potential uranium mining operations are or will be subject to stringent federal, state, provincial, and local laws and regulations relating to improving or maintaining environmental quality. Our global operations are also subject to many environmental protection laws. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested of many years ago.

Future potential uranium mining operations and current exploration activities are or will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Uranium mining is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral exploration and production. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.

Costs associated with environmental liabilities and compliance are expected to increase with the increasing scale and scope of operations and we expect these costs may increase in the future.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. However, we are not fully insured at the current date against possible environmental risks.

Any change in government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other applicable jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

We may be unable to retain key employees or consultants or recruit additional qualified personnel.

Our extremely limited personnel means that we would be required to spend significant sums of money to locate and train new employees in the event any of our employees resign or terminate their employment with us for any reason. Due to our limited operating history and financial resources, we are entirely dependent on the continued service of Amir Adnani, our President, Chief Executive Officer, Principal Executive Officer and a director, D. Bruce Horton, a director, Randall Reneau, our Chief Exploration Officer and a director, and Harry Anthony, our Chief Operating Officer and a director. Further, we do not have key man life insurance on any of these individuals. We may not have the financial resources to hire a replacement if any of our officers were to die. The loss of service of any of these employees could therefore significantly and adversely affect our operations.

Our officers and directors may be subject to conflicts of interest.

Our officers and directors serve only part time and are subject to conflicts of interest. Each of our executive officers and directors serves only on a part time basis. Each devotes part of his working time to other business endeavors, including consulting relationships with other corporate entities, and has responsibilities to these other entities. Such conflicts include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to us. Because of these relationships, our officers and directors may be subject to conflicts of interest.

Nevada law and our articles of incorporation may protect our directors from certain types of lawsuits.

Nevada law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Risks Related to Our Common Stock

Sales of a substantial number of shares of our common stock into the public market by certain stockholders may result in significant downward pressure on the price of our common stock and could affect your ability to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market by certain stockholders could cause a reduction in the market price of our common stock. As of the date of this prospectus, we have 27,987,338 shares of common stock issued and outstanding. Of the total number of issued and outstanding shares of common stock, certain stockholders are able to resell up to 3,653,583 shares of our common stock pursuant to a registration statement declared effective on December 5, 2005. As a result of the registration statement, 3,653,583 shares of our common stock were issued and are available for immediate resale which could have an adverse effect on the price of our common stock.

As of the date of this prospectus, there are 22,077,492 outstanding shares of our common stock that are restricted securities as that term is defined in Rule 144 under the Securities Act. Although the Securities Act and Rule 144 place certain prohibitions on the sale of restricted securities, restricted securities may be sold into the public market under certain conditions. Further, as of the date of this prospectus, there are an aggregate of 3,487,500 stock options outstanding.

Any significant downward pressure on the price of our common stock as the selling stockholders sell their shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

The trading price of our common stock on the OTC Bulletin Board has been and may continue to fluctuate significantly and stockholders may have difficulty reselling their shares.

Our common stock commenced trading on December 5, 2005 and has since traded in the $2-3 range with limited trading volume. In addition to volatility associated with Bulletin Board securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock: (i) disappointing results from our discovery or development efforts; (ii) failure to meet our revenue or profit goals or operating budget; (iii) decline in demand for our common stock; (iv) downward revisions in securities analysts' estimates or changes in general market conditions; (v) technological innovations by competitors or in competing technologies; (vi) lack of funding generated for operations; (vii) investor perception of our industry or our prospects; and (viii) general economic trends.

In addition, stock markets have experienced price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to sell their shares at a fair price and you may lose all or part of your investment.

One of our shareholders may exercise voting power of more than 17% of our common stock.

As of the date of this prospectus, Golden West Investments Ltd. ("Golden West") owns 4,875,000 shares of our common stock, or 17.42% of our outstanding common stock and is one of our largest shareholders. Due to its stock ownership, Golden West may be in a viable position to affect the election of the Board of Directors and, therefore, to affect the control our business and affairs including certain significant corporate actions such as acquisitions, the sale or purchase of assets, and the issuance and sale of our securities. Further, Golden West may be able to affect the prevention of or cause a change in control. We also may be prevented from entering into transactions that could be beneficial to us without Golden West's consent. The interest of one of our largest shareholders may differ from the interests of other shareholders.

Additional issuances of equity securities may result in dilution to our existing stockholders. Our Articles of Incorporation authorize the issuance of 750,000,000 shares of common stock.

The Board of Directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and the issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, if you acquire shares of our common stock, your proportionate ownership interest and voting power could be decreased. Further, any such issuances could result in a change of control.

Our common stock is classified as a "penny stock" under SEC rules which limits the market for our common stock.

Because our stock is not traded on a stock exchange or on the NASDAQ National Market or the NASDAQ Small Cap Market, and because the market price of the common stock is less than $5 per share, the common stock is classified as a "penny stock." Our stock has not traded above $5 per share. SEC Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions. Application of the penny stock rules to our common stock reduces the market liquidity of our shares, which in turn affects the ability of holders of our common stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise additional capital for our operations. Because our operations to date have been principally financed through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations. A reduction in our ability to raise equity capital in the future would have a material adverse effect upon our business plan and operations, including our ability to continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

A majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

A majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on our directors or officers, or enforce within the United States or Canada any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them. In addition, investors may not be able to commence an action in a Canadian court predicated upon the civil liability provisions of the securities laws of the United States. The foregoing risks also apply to those experts identified in this prospectus that are not residents of the United States.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this prospectus include, among others, statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve assumptions, risks and uncertainties regarding, among others, the success of our business plan, availability of funds, government regulations, operating costs, our ability to achieve significant revenues, our business model and products and other factors. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. In evaluating these statements, you should consider various factors, including the assumptions, risks and uncertainties outlined in this prospectus under "Risk Factors". These factors or any of them may cause our actual results to differ materially from any forward-looking statement made in this prospectus. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding future events, our actual results will likely vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. The forward-looking statements in this prospectus are made as of the date of this prospectus and we do not intend or undertake to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by the Selling Shareholders under this prospectus. We would receive gross proceeds in the approximate amount of $4,783,750 assuming the exercise of all warrants of which the underlying common stock are being offered hereby.

All proceeds from the sale of the shares will be for the account of the Selling Shareholders, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services or any other expenses incurred by them in disposing of their shares. We will however incur substantially all of the costs associated with the filing of this prospectus and the registration statement of which it forms a part.

SELLING SHAREHOLDERS

The Selling Shareholders named in this prospectus are offering all of the 5,091,000 shares of common stock offered through this prospectus. The Selling Shareholders are comprised of our existing shareholders who:

  on November 15, 2005 purchased an aggregate of 155,000 shares of common stock, at a price of $0.50 per share, by way of the November 2005 Private Placement. On February 28, 2006, we completed a forward split of our shares of common stock, on the basis of 1.5 shares for each outstanding share of our common stock, increasing the number of shares issued under the November 2005 Private Placement to 232,500;

  on April 1, 2006 purchased an aggregate of 300,000 April 2006 Units, at a price of $1.00 per April 2006 Unit, by way of the April 2006 Private Placement, with each April 2006 Unit consisting of one share of common stock and one non-transferable April 2006 Warrant;

  in May and June of 2006 purchased an aggregate of 2,525,000 May 2006 Units, at a price of $2.00 per May 2006 Unit, by way of the May 2006 Private Placement, with each May 2006 Unit consisting of one share of common stock and one-half of one non-transferable May 2006 Warrant; and

  in May and June of 2006 acquired an aggregate of 471,000 non-transferable Finder's Fee Warrants to acquire 471,000 shares of our common stock as finder's fees in connection with the offering of the May 2006 Units.

On November 15, 2005, we issued an aggregate of 155,000 shares of common stock, at a price of $0.50 per share, to certain of the Selling Shareholders named herein by way of the November 2005 Private Placement. On February 28, 2006, we completed a forward split of our shares of common stock, on the basis of 1.5 shares for each outstanding share of our common stock. The common stock registered represents the post-forward split 232,500 shares of common stock issued in connection with the November 2005 Private Placement. We had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued in the November 2005 Private Placement, completed pursuant to Rule 903 of Regulation S under the Securities Act.

On April 1, 2006, we issued an aggregate of 300,000 April 2006 Units, at a price of $1.00 per April 2006 Unit, with each April 2006 Unit consisting of one share of common stock and one non-transferable April 2006 Warrant, to certain of the Selling Shareholders named herein by way of the April 2006 Private Placement. The common stock registered represents the 300,000 shares of common stock issued in connection with the issuance of the April 2006 Units. We agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued and the shares issuable upon exercise of the April 2006 Warrants in the April 2006 Private Placement, completed pursuant to Rule 506 of Regulation D under the Securities Act. Each April 2006 Warrant entitles the holder to purchase one share of common stock at an exercise price of $1.50 per share during the period commencing on April 1, 2006 and ending on the day which is the earlier of (i) April 1, 2007 and (ii) six months commencing from the effective date of the Company's proposed registration statement related to the April 2006 Private Placement. The common stock registered also represents the 300,000 shares of common stock issuable upon exercise of the April 2006 Warrants.

In May and June of 2006 we issued an aggregate of 2,525,000 May 2006 Units, at a price of $2.00 per May 2006 Unit, with each May 2006 Unit consisting of one share of common stock and one-half of one non-transferable May 2006 Warrant, to certain of the Selling Shareholders named herein by way of the May 2006 Private Placement. The common stock registered represents the 2,525,000 shares of common stock issued in connection with the issuance of the May 2006 Units. We agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued and the shares issuable upon exercise of the May 2006 Warrants in the May 2006 Private Placement, completed pursuant to Rule 506 of Regulation D and Rule 903 of Regulation S under the Securities Act. We agreed to use our reasonable commercial efforts to file a registration statement within 120 days from the date of completion of the May 2006 Private Placement. Each whole May 2006 Warrant entitles the holder to purchase one share of common stock at an exercise price of $2.50 per share during the period commencing on the date of issuance and ending on the day which is the earlier of (i) 12 months from the date of issuance and (ii) six months commencing from the effective date of the Company's proposed registration statement related to the May 2006 Private Placement. The common stock registered also represents the 1,262,500 shares of common stock issuable upon exercise of the May 2006 Warrants.

In May and June of 2006 we issued an aggregate of 471,000 non-transferable Finder's Fee Warrants to acquire 471,000 shares of our common stock as finder's fees in connection with the offering of the May 2006 Units. The common stock registered represents the 471,000 shares of common stock issuable upon exercise of the Finder's Fee Warrants. The Finder's Fee Warrants have the same terms and conditions as the May 2006 Warrants.

The private placement transactions were completed in reliance of Rule 506 of Regulation D of the Securities Act, with respect to investors in the United States, and in reliance of Rule 903 of Regulation S of the Securities Act, with respect to those investors who were not "U.S. Persons", within the meaning of Regulation S, and who were otherwise outside of the United States. Sales to United States investors pursuant to Rule 506 of Regulation D were limited to investors who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D.

The selling shareholders are offering up to an aggregate of 5,091,000 shares of our common stock comprised of:

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 232,500 shares of our common stock issued on November 15, 2005 pursuant to the November 15, 2005 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 300,000 shares of our common stock issued on April 1, 2006 pursuant to the April 2006 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 300,000 shares of our common stock issuable upon the exercise of the 300,000 non-transferable April 2006 Warrants issued pursuant to the August 2006 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 2,525,000 shares of our common stock issued in May and June of 2006 pursuant to the May 2006 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 1,262,500 shares of our common stock issuable upon the exercise of the non-transferable May 2006 Warrants issued pursuant to the May 2006 Private Placement; and

  the resale by a certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 471,000 shares of our common stock issuable upon the exercise of the 471,000 non-transferable Finder's Fee Warrants which relate to finders' fee for the May 2006 Private Placement.

The following table sets forth certain information regarding the beneficial ownership of the shares of common stock to be sold by the selling shareholders as of September 28, 2006. The number of shares held by the selling shareholders include both the shares issued in the private placement transactions and the shares issuable to the selling shareholders upon exercise of the warrants.

Information with respect to beneficial ownership is based upon information obtained from the Selling Shareholders. Information with respect to "Shares Beneficially Owned Prior to this Offering" includes the shares issuable upon exercise of the Warrants held by the Selling Shareholders as these Warrants are exercisable within 60 days of September 28, 2006. The "Number of Shares Being Offered" includes the shares acquired by the Selling Shareholders in the private placement transactions described above and the shares that are issuable upon exercise of the Warrants acquired by the Selling Shareholders. Information with respect to "Shares Beneficially Owned After this Offering" assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the Selling Shareholders. Except as described below and to our knowledge, the named Selling Shareholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than the relationships described below, none of the Selling Shareholders had or have any material relationship with us. Each of Sprott Asset Management Inc. and Boulder Investment Partners Limited is an underwriter in connection with the offering of their securities under this prospectus because each such Selling Shareholder is a registered broker-dealer. On information and belief based upon query by the Company to the Selling Shareholders, we do not believe that any other Selling Shareholders are registered broker-dealers or affiliates of registered broker-dealers. We do not have any agreement with either of Sprott Asset Management Inc. and Boulder Investment Partners Limited in connection with the distribution of any of the securities offered by this prospectus. Within the last three years Michael Baybak, a Selling Shareholder, has acquired other securities of our company. On information and belief based upon query by the Company and to the Selling Shareholders, we do not believe that any other Selling Shareholders has had any relationship with our company within the last three years.

	Shares Beneficially Owned Prior To This Offering(1)		Number of Shares Being Offered	Shares Beneficially Owned After This Offering(1)
Name of Selling Shareholder(1)	Number	Percentage(2)	Number	Number	Percentage(2)
November 2005 Private Placement shares(3)
Hassan Jayad Kardan	210,000	0.75%	210,000	Nil	Nil
Sohrab Mehregani	22,500	0.08%	22,500	Nil	Nil
April 2006 Private Placement shares and April 2006 Warrants(4)
Michael Baybak	500,000	1.79%	500,000	Nil	Nil
James Davidson	100,000	0.36%	100,000	Nil	Nil
May 2006 Private Placement shares and May 2006 Warrants(5)
Sprott Asset Management Inc.(6)	2,250,000	8.04%	2,250,000	Nil	Nil
Berwick Capital Ltd.(7)	75,000	0.27%	75,000	Nil	Nil
Clariden Investments Ltd.(8)	22,500	0.08%	22,500	Nil	Nil
Schroder & Co. Bank AG(9)	75,000	0.27%	75,000	Nil	Nil
Ben A. Johnson	56,250	0.20%	56,250	Nil	Nil
Lawrence Roulston	75,000	0.27%	75,000	Nil	Nil
Albert Roesch	150,000	0.54%	150,000	Nil	Nil
Michelle A. Alger, Trustee	52,500	0.19%	52,500	Nil	Nil
Inservice Limited(10)	225,000	0.80%	225,000	Nil	Nil
Barbara Fodor & Peter Fodor	150,000	0.54%	150,000	Nil	Nil
Dwight Family Trust(11)	150,000	0.54%	150,000	Nil	Nil
Brent Cook	11,250	0.04%	11,250	Nil	Nil
Insight (K) Investments Ltd.(12)	150,000	0.54%	150,000	Nil	Nil
Bunnaton Ltd.(13)	75,000	0.27%	75,000	Nil	Nil
Kian Ehsan	30,000	0.11%	30,000	Nil	Nil
Arash Adnani(14)	7,500	0.03%	7,500	Nil	Nil
Mahmoud Mohammadnabi	180,000	0.64%	180,000	Nil	Nil
Paul N. Dines	15,000	0.05%	15,000	Nil	Nil
Nelson C. Barry and Jeanie M. Barry	37,500	0.13%	37,500	Nil	Nil
Finder's Fee Warrants(15)
Michael Baybak	171,000	0.61%	171,000	Nil	Nil
Boulder Investment Partners Limited(16)	300,000	1.07%	300,000
Totals	5,091,000	18.21%	5,091,000	Nil	Nil

  Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on July 10, 2006. Unless otherwise indicated hereinbelow, we are informed that each Selling Shareholder has sole dispositive and voting power with respect to their shares of common stock owned.

  The applicable percentage of ownership is based on 27,987,338 shares of common stock outstanding as of September 28, 2006.

  Consists of the shares issued to the Selling Shareholder upon completion of the November 2005 Private Placement. On November 15, 2005, we issued an aggregate of 155,000 shares of common stock, at a price of $0.50 per share, to certain of the Selling Shareholders named herein by way of the November 2005 Private Placement. On February 28, 2006, we completed a forward split of our shares of common stock, on the basis of 1.5 shares for each outstanding share of our common stock. The common stock registered represents the post-forward split 232,500 shares of common stock issued in connection with the November 2005 Private Placement. We had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued in the November 2005 Private Placement, completed pursuant to Rule 903 of Regulation S under the Securities Act.

  Consists of the shares issued to the Selling Shareholder upon completion of the April 2006 Private Placement plus an equivalent number of shares that can be acquired by the Selling Shareholder upon exercise of the April 2006 Warrants issued to the Selling Shareholder in the April 2006 Private Placement within 60 days of the date hereof. On April 1, 2006, we issued an aggregate of 300,000 April 2006 Units, at a price of $1.00 per April 2006 Unit, with each April 2006 Unit consisting of one share of common stock and one non-transferable April 2006 Warrant, to certain of the Selling Shareholders named herein by way of the April 2006 Private Placement. The common stock registered represents the 300,000 shares of common stock issued in connection with the issuance of the April 2006 Units. We agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued and the shares issuable upon exercise of the April 2006 Warrants in the April 2006 Private Placement, completed pursuant to Rule 506 of Regulation D under the Securities Act. Each April 2006 Warrant entitles the holder to purchase one share of common stock at an exercise price of $1.50 per share during the period commencing on April 1, 2006 and ending on the day which is the earlier of (i) April 1, 2007 and (ii) six months commencing from the effective date of the registration statement of which this prospectus forms a part. The common stock registered also represents the 300,000 shares of common stock issuable upon exercise of the April 2006 Warrants.

  Consists of the shares issued to the Selling Shareholder upon completion of the May 2006 Private Placement plus an equivalent number of shares that can be acquired by the Selling Shareholder upon exercise of the May 2006 Warrants issued to the Selling Shareholder in the May 2006 Private Placement within 60 days of the date hereof. In May and June of 2006 we issued an aggregate of 2,525,000 May 2006 Units, at a price of $2.00 per May 2006 Unit, with each May 2006 Unit consisting of one share of common stock and one-half of one non-transferable May 2006 Warrant, to certain of the Selling Shareholders named herein by way of the May 2006 Private Placement. The common stock registered represents the 2,525,000 shares of common stock issued in connection with the issuance of the May 2006 Units. We agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued and the shares issuable upon exercise of the May 2006 Warrants in the May 2006 Private Placement, completed pursuant to Rule 506 of Regulation D and Rule 903 of Regulation S under the Securities Act. We agreed to use our reasonable commercial efforts to file a registration statement within 120 days from the date of completion of the May 2006 Private Placement. Each whole May 2006 Warrant entitles the holder to purchase one share of common stock at an exercise price of $2.50 per share during the period commencing on the date of issuance and ending on the day which is the earlier of (i) 12 months from the date of issuance and (ii) six months commencing from the effective date of the registration statement of which this prospectus forms a part. The common stock registered also represents the 1,262,500 shares of common stock issuable upon exercise of the May 2006 Warrants.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Sprott Asset Management Inc.; and this Selling Shareholder has no known relationship with our company. We are also informed that Sprott Asset Management Inc. acquired our securities as a portfolio manager in the ordinary course of business for their own account without any view or intention to distribute their securities and that, at the time of purchase, they had no agreements or understandings, directly or indirectly, with the Company or with any other party to distribute the securities.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Berwick Capital Ltd.; and this Selling Shareholder has no known relationship with our company.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Clariden Investments Ltd.; and this Selling Shareholder has no known relationship with our company.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Schroder & Co. Bank AG; and this Selling Shareholder has no known relationship with our company.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Inservice Limited; and this Selling Shareholder has no known relationship with our company.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by the Dwight Family Trust; and this Selling Shareholder has no known relationship with our company.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Insight (K) Investments Ltd.; and this Selling Shareholder has no known relationship with our company.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Bunnaton Ltd.; and this Selling Shareholder has no known relationship with our company.

  Arash Adnani is the brother of Amir Adnani, our President, Chief Executive Officer, Principal Executive Officer and a director.

  In May and June of 2006 we issued an aggregate of 471,000 non-transferable Finder's Fee Warrants to acquire 471,000 shares of our common stock as finder's fees in connection with the offering of the May 2006 Units. The common stock registered represents the 471,000 shares of common stock issuable upon exercise of the Finder's Fee Warrants. The Finder's Fee Warrants have the same terms and conditions as the May 2006 Warrants.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Boulder Investment Partners Limited; and this Selling Shareholder has no known relationship with our company. We are also informed that Boulder Investment Partners Limited acquired our securities as a finder's fee in connection with the completion of the May 2006 Private Placement in the ordinary course of business for their own account without any view or intention to distribute their securities and that, at the time of purchase, they had no agreements or understandings, directly or indirectly, with the Company or with any other party to distribute the securities.

Because a Selling Shareholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a Selling Shareholder or as to the number of common shares that will be held by a Selling Shareholder upon the termination of such offering.

PLAN OF DISTRIBUTION

Timing of Sales

The Selling Shareholders may offer and sell the shares covered by this prospectus at various times. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no Selling Shareholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The Selling Shareholders will sell their shares to the public at:

    the market price prevailing at the time of sale;

    a price related to such prevailing market price; or

    such other price as the selling shareholders determine from time to time.

The sales price to the public will vary according to the selling decisions of each Selling Shareholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

    a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

    ordinary brokerage transactions in which the broker solicits purchasers;

    through options, swaps or derivative;

    in transactions to cover short sales;

    privately negotiated transactions; or

    in a combination of any of the above methods.

The Selling Shareholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Shareholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a Selling Shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our Selling Shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

Each of Sprott Asset Management Inc. and Boulder Investment Partners Limited is an underwriter in connection with the offering of their securities under this prospectus because each such Selling Shareholder is a registered broker-dealer. On information and belief based upon query by the Company to the Selling Shareholders, we do not believe that any other Selling Shareholders are registered broker-dealers or affiliates of registered broker-dealers. We do not have any agreement with either of Sprott Asset Management Inc. and Boulder Investment Partners Limited in connection with the distribution of any of the securities offered by this prospectus. Within the last three years Michael Baybak, a Selling Shareholder, has acquired other securities of our company. The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sale of the shares may be deemed to be underwriters within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We will advise the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the Selling Shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $37,157.04, including, but not limited to, legal, accounting, printing and mailing fees. The Selling Shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

In May and June of 2006 we issued an aggregate of 471,000 non-transferable Finder's Fee Warrants to acquire 471,000 shares of our common stock as finder's fees in connection with the offering of the May 2006 Units. The common stock registered represents the 471,000 shares of common stock issuable upon exercise of the Finder's Fee Warrants. The Finder's Fee Warrants have the same terms and conditions as the May 2006 Warrants. 300,000 of the Finder's Fee Warrants were issued to Boulder Investment Partners Limited, an underwriter in connection with the offering of their securities under this prospectus because it is a registered broker-dealer, acquired in the ordinary course of business for its own account without any view or intention to distribute its securities. The balance of 171,000 Finder's Fee Warrants were issued to Michael Baybak who has acquired other securities of our company within the last three years.

LEGAL PROCEEDINGS

Management is not aware of any legal proceedings contemplated by any governmental authority or any other party involving us or our properties. As of the date of this registration statement, no director, officer or affiliate is (i) a party adverse to us in any legal proceeding, or (ii) has an adverse interest to us in any legal proceedings. Management is not aware of any other legal proceedings pending or that have been threatened against us or our properties.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers and their respective ages as of September 28, 2006 are as follows:

Name	Age	Position with the Company
Amir Adnani	28	President, Chief Executive Officer, Principal Executive Officer and a director
Alan P. Lindsay	56	Chairman and a director
Harry Anthony	59	Chief Operating Officer and a director
Randall Reneau	57	Chief Exploration Officer and a director
D. Bruce Horton	61	Director
Erik Essiger	41	Director
Pat Obara	50	Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

Amir Adnani. Mr. Amir Adnani has been our President, Chief Executive Officer, Principal Executive Officer and a director since January 24, 2005. Mr. Adnani is an entrepreneur with an extensive background in business development and marketing. He founded and has been, for the last five years, president of Blender Media Inc., a Vancouver based company that provides strategic marketing and financial communications services to public companies and investors in mineral exploration, mining, and energy sectors. Mr. Adnani holds a Bachelor of Science degree from the University of British Columbia. Mr. Adnani is not a director or officer of any other U.S. reporting company.

Alan P. Lindsay. Mr. Alan P. Lindsay has been our Chairman and a director since May 16, 2003. Mr. Lindsay has extensive experience and expertise in the mining and biomedical fields. From 2000 to the present, he has been the chairman, president and chief executive officer of MIV Therapeutics Inc., a publicly-listed biomedical company focused on biocompatible coating technology for stents and medical devices, and was also a co-founder of GeneMax Pharmaceuticals, a biotech company with a novel cancer treatment technology discovered at the University of British Columbia. Mr. Lindsay was the founder of AZCO Mining Inc. and served as Chairman, President and CEO of AZCO from 1992 to 2000. During his term, AZCO obtained listings on both the Toronto and American Stock Exchanges. AZCO developed the Sanchez copper deposit and Piedras Verdes copper deposits with a combined SX-EW oxide copper resource of 3.25 billion pounds of copper. Mr. Lindsay negotiated a business transaction with Phelps Dodge Corporation that led to the sale of the Sanchez deposit for $55 million and a joint venture on the Piedras Verdes deposit. Mr. Lindsay is not a director or officer of any other U.S. reporting company.

Harry Anthony. Mr. Harry Anthony has been our Chief Operating Officer and a director since February 2005. Mr. Anthony has over thirty years of experience in the uranium mining industry. From approximately 1997 to present, Mr. Anthony has been a consultant through Anthony Engineering Services for several major uranium companies and international agencies, which duties generally include project evaluation, operations "trouble shooter" and technical and financial expert. From approximately 1990 through 1997, Mr. Anthony was a senior vice president of Uranium Resources, Inc., where he managed all facets of operations and technical support to achieve production goals, drilling, ion exchange, reverse osmosis, software development and equipment design. His duties also included oversight of construction, technical aspects, and daily operations of plants and wellfields, budget planning and forecasting, property evaluations and reserve estimations. Mr. Anthony also previously served as the vice-president of engineering/engineering manager of Uranium Resources, Inc., and a project superintendent and project engineer for Union Carbide Corp. Mr. Anthony was on the board of directors of Uranium Resources, Inc. from 1984 through 1994. He is the author of several publications and the recipient of the awards "Distinguished Member of the South Texas Mineral Section of AIME -1987" and "1999 Outstanding Citizen of the Year - Kingsville Chamber of Commerce". Mr. Anthony received an M.S. in Engineering Mechanics in 1973 and a B.S. in Engineering Mechanics in 1969 from Pennsylvania State University. Mr. Anthony is not a director or officer of any other U.S. reporting company.

Randall Reneau. Mr. Randall Reneau has been our Chief Exploration Officer and a director since January 24, 2005. Mr. Reneau is registered as a Certified Professional Geologist with over 30 years of experience in mineral exploration and project management in the United States, Mexico, Brazil and West Africa. Mr. Reneau has significant experience exploring for uranium in the United States, specifically in Texas, Arizona, New Mexico and Wyoming, the states known to hold the largest uranium reserves. He extensively explored these states while employed in a senior position for Conoco Uranium, a subsidiary of Conoco Ltd., and Wold Nuclear, a privately-held company. For the past 10 years, he has been an independent contractor, performing geology services for mining and exploration companies internationally. He obtained his M.S. in Environmental Engineering from Kennedy-Western University, Boise, Idaho, and a B.A. in Geology from Central Washington University. Mr. Reneau is not a director or officer of any other U.S. reporting company.

D. Bruce Horton. Mr. D. Bruce Horton has been a director of our company and a member of our Audit Committee since January 24, 2005 and, until recently, was our Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer. During the past five years, Mr. Horton has been active in the financial arena in both the private and public sectors as an accountant and financial management consultant with an emphasis on corporate financial reporting, financing and tax planning. Mr. Horton has specialized in corporate management, re-organization, merger and acquisition, international tax structuring, and public and private financing for over thirty years. From 1972 through 1986, Mr. Horton was a partner in a public accounting firm. In 1986, Mr. Horton co-founded the Clearly Canadian Beverage Corporation, of which he was a director and Chief Financial Officer until 1997.

Eric Essiger. Mr. Essiger became a director of our company and a member of our Audit Committee on August 23, 2006. During the past five years Mr. Essiger has been: the Managing Director and the founder of Precisetech GmbH, a corporate finance advisory company focused on international M&A transactions (from October 2004 to present); a member of the Supervisory Board of Corix Capital AG (from December 2003 to present); the Senior Manager, Transaction Services Strategy Group, with PricewaterhouseCoopers AG, heading up the commercial and due diligence practice of that group in Germany which provided services mainly to private equity clients of the firm (from April 2003 to September 2004); and a member of the Executive Board (Vorstand) of MultiMedia Technologies AG, a producer of set-top-boxes and a company operating in the fields of interactive digital television and the streaming media market (from July 2000 to July 2002) Mr. Essiger also has extensive international experience in corporate restructuring; especially in Germany, Russia, Hong Kong and Switzerland; and he was a member of the German-Russian co-operation council. Mr. Essiger is not a director or officer of any other U.S. reporting company.

Pat Obara. Mr. Obara became our Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer on August 23, 2006. During the past five years Mr. Obara has worked as a consultant to several private and publicly listed companies providing various consulting services in the areas of corporate finance and administration. From March of 2003 to present Mr. Obara has provided various administrative consulting services for two private companies involved in various business activities in Mainland China, Hong Kong, Mongolia and North America. Prior to April of 2004 Mr. Obara served as the Chief Financial Officer and a director of two public companies listed on the TSX Venture Exchange. Mr. Obara was involved in the restructuring, organizing and management of these development stage companies which were involved in the resource and technology sectors. Mr. Obara is not a director or officer of any other U.S. reporting company.

Term of Office

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Significant Employees

There are no significant employees other than our executive officers.

Audit Committee

Our board of directors has established an Audit Committee, comprised of Mr. Bruce Horton, Mr. Erik Essiger and Mr. Alan Lindsay. The Audit Committee operates pursuant to a charter adopted by the board.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers or control persons have been involved in any of the following events during the past five years:

    any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

    any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

    being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

    being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. As of September 28, 2006, there are 27,987,338 shares of common stock issued and outstanding.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership
Directors and Officers:
Amir Adnani 2303 - 930 Cambie Street Vancouver, British Columbia, Canada V6B 5X6	1,905,500(2)	6.81%
Alan P. Lindsay 2701 - 1500 Hornby Street Vancouver, British Columbia, Canada, V6Z 2R1	2,881,287(3)	10.29%
Harry Anthony P.O. Box 1328 Kingsville, Texas, U.S.A., 78364	1,125,000(4)	4.02%
Randall Reneau 9302 Mystic Oak Trail Austin, Texas, U.S.A., 78750	1,702,500(5)	6.08%
D. Bruce Horton 2443 Alder Street Vancouver, British Columbia, Canada, V6H 4A4	175,000(6)	*
Erik Essiger P.O. Box 37491, Dubai, UAE	Nil(7)	Nil
Pat Obara 2791 West 39th Avenue, Vancouver, British Columbia, Canada, V6N 2M1	Nil(7)	Nil
All executive officers and directors as a group (7 persons)	7,789,287(8)	27.83%
Major Shareholders:
Ethny Lindsay 201 Villa Pax, Ocean Way Umhlanga Rocks, Republic of South Africa, 4320	1,425,000(9)	5.09%
Isaiah Capital Trust 28 - 30 The Parade St. Heller, Jersey, Channel Islands, JE4 8XY	2,735,000(10)	9.77%
Golden West Investments P.O. Box 97, Leeward Highway Provenciales, Turks & Caicos Islands, BWI	4,875,000(11)	17.42%
Sprott Asset Management Inc.	2,250,000(12)	8.04%

*     Less than one percent.

  Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on September 28, 2006. As of September 28, 2006, there were 27,987,338 shares issued and outstanding. Beneficial ownership amounts reflect the forward stock split effective February 28, 2006.

  This figures includes (i) 1,703,000 shares of common stock and (ii) stock options to purchase 202,500 shares of our common stock at an exercise price of $0.33 per share expiring on December 20, 2015.

  This figure includes (i) 2,093,787 shares of common stock, (ii) 187,500 shares of common stock held of record by Alan P. Lindsay's wife and (iii) stock options to purchase 600,000 shares of our common stock at an exercise price of $0.33 per share expiring on December 20, 2015.

  This figure includes (i) 750,000 shares of common stock and (ii) stock options to purchase 375,000 shares of our common stock at an exercise price of $0.33 per share expiring on February 14, 2016.

  This figure includes (i) 1,500,000 shares of common stock and (ii) stock options to purchase 202,500 shares of our common stock at an exercise price of $0.33 per share expiring on December 20, 2015.

  This figure includes (i) 50,000 shares of common stock and (ii) stock options to purchase 75,000 shares of our common stock at an exercise price of $0.33 per share expiring on December 20, 2015.

  This individual became a director and/or officer of the Company on August 23, 2006.

  This figure includes (i) 6,682,649 shares of common stock and (ii) stock options to purchase 1,680,000 shares of our common stock at an exercise price of $0.33 per share.

  Ethny Lindsay is the mother of Alan P. Lindsay, our Chairman and a director.

  Isaiah Capital Trust is a trust organized under the laws of Jersey, Channel Islands. The trustee of Isaiah Capital Trust is Equity Trust (Jersey) Limited.

  Golden West Investments Ltd. is a corporation organized under the laws of Belize. The sole director of Golden West Investments Ltd. is Trustell Ltd.

  This figures includes (i) 1,125,000 shares of common stock and (ii) warrants to purchase 1,125,000 shares of our common stock at a price of $2.00 per share. We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Sprott Asset Management Inc.; and this Selling Shareholder has no known relationship with our company. We are also informed that Sprott Asset Management Inc. acquired our securities as a portfolio manager in the ordinary course of business for their own account without any view or intention to distribute their securities and that, at the time of purchase, they had no agreements or understandings, directly or indirectly, with the Company or with any other party to distribute the securities.

Changes in Control

We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 750,000,000 shares of common stock with a par value of $0.001 per share. As of September 28, 2006, there were 27,987,338 shares of our common stock issued and outstanding.

Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share rateably in all net assets available for distribution to common stockholders after payment to secured convertible promissory note holders and creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our Board of Directors may from time to time determine. In the event of a merger or consolidation all holders of common stock will be entitled to receive the same per share consideration.

EXPERTS

The audited consolidated financial statements included in this prospectus have been audited by Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus. These financial statements are included in reliance upon the authority of said firm as an expert in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION SINCE INCORPORATION

Our company was incorporated under the laws of the State of Nevada on May 16, 2003 under the name "Carlin Gold Inc." During 2004 we changed our business operations and focus from precious metals exploration in the State of Nevada to the exploration for economic reserves of uranium throughout the United States. On January 24, 2005, we filed an amendment to our Articles of Incorporation changing our name to "Uranium Energy Corp.".

On January 24, 2004, we completed a reverse stock split of our shares of common stock on the basis of one share for each two outstanding shares. Effective February 28, 2006, we completed a forward split of our shares of common stock on the basis of 1.5 shares for each outstanding share to increase liquidity for our shares of common stock. Effective February 28, 2006, we filed an amendment to our Articles of Incorporation with the Nevada Secretary of State which revised Section 3 of the Articles of Incorporation increasing the authorized capital stock from 75,000,000 shares of common stock, with a $0.001 par value, to 750,000,000 shares of common stock with a similar par value.

DESCRIPTION OF BUSINESS AND PROPERTIES

General

We are a natural resource exploration company engaged in the exploration of properties that may contain uranium minerals in the United States. Our strategy is to acquire properties that are prospective for uranium exploration and have undergone some degree of uranium exploration but have not yet been mined. To date, we have acquired interests in 18,716 gross acres of leased or staked mineral properties, consisting of claim blocks located in the States of Arizona, Colorado, Utah, New Mexico, Wyoming, and Texas. In 2006, we have plans to acquire approximately 1,284 further acres of mineral properties subject to adequate funding being acquired consisting of further claim blocks located in the State of Texas. Other mineral property acquisitions are contemplated in the States of interest that include Arizona, Utah, Colorado, New Mexico, Texas, and Wyoming. These potential acquisition properties have not yet been specifically identified. Our ability to complete these acquisitions will be subject to our obtaining sufficient financing and our being able to conclude agreements with the property owners on terms that are acceptable to us.

As of the date of this prospectus, we have interests in an aggregate of 18,716 gross acres (18,488 net mineral acres) of properties that have been either leased or staked, which we intend to explore for economic deposits of uranium. These leases are also subject to 5.0% to 8.25% net royalty interests. These properties consist of claim blocks located in the States of Arizona, Colorado, Wyoming, New Mexico, Utah, and Texas. Each of these properties has been the subject of historical exploration by other mining companies, and provides indications that further exploration for uranium is warranted. We have access to historical exploration data that may provide indications of locations that warrant further exploration for uranium. This prior exploration data consists of management information and work product derived from various reports, drill hole assay results, drill hole logs, studies, maps, radioactive rock samples, exploratory drill logs, state organization reports, consultants, geological study, and other exploratory information.

Our properties do not have any reserves. We plan to conduct exploration programs on these properties with the objective of ascertaining whether any of our properties contain economic concentrations of uranium that are prospective for mining. As such, we are considered an exploration or exploratory stage company. Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of uranium or any other type of mineral. Since inception, we have not established any proven or probable reserves on its mineral property interests.

Our Principal Mineral Properties

Our principal mineral properties are the Shirley Basin AB claims in Carbon County, Wyoming and the Weesatche project in Goliad County, Texas.

The following provides information relating to our principal mineral properties:

Shirley Basin AB Claims, Carbon County, Wyoming

Location and Property Access

Forty miles south of Casper, Wyoming, the AB claims are in Sections 5, 6, and 7, T27N, R77W, and Sections 31 and 32, T28N & R77W. Road access is southwest from Casper via State Route 220, 18 miles to Wyoming 487 east and southeast 40 miles to Carbon County Road 2A, and continuing east 7 miles into the Chalk Hills. A county road intersection, in the southwest corner of Section 7, T27N, R77W, lies just south of the claims. The Heward Ranch road headed northeast skirts the claims, which lie west of the road, for two miles.

Montana
Billings
Yellowstone Lake
Jackson Lake
Idaho Falls
Casper
Wyoming
Jebsen Claim Group
North Platte River
Logan
Salt Lake
Flaming Gorge Reservoir
Salt Lake City
Cheyenne
Fort Collins
Provo
Boulder
70 mi

Location Map

Jebsen AB Claim Group
Carbon County, Wyoming
Attachment to
UEC 2006 Mining Operation Disclosure
1.2" = 70 miles
↑
N

© Garmin Corporation 1995-2002

Ownership Interest

The 41 AB mining claim property includes 847 acres which were located by John Jebsen, et al, during August and November 2005, as required by conditions listed in the Code of Federal Regulations 43 CFR 3830.21. The US Department of the Interior owns the land surface and minerals which are administered by the Bureau of Land Management (BLM).

We and John Jebsen executed a Confidentiality Agreement on January 24, 2006 for the purpose of mineral evaluation. A ten year lease agreement was executed on June 17, 2006, which provides for a $50,000 lease bonus payment and variable annual minimum advance royalty payments as follows:

    U.S. $30,000 on or before September 15, 2006; which has been paid;

    U.S. $30,000 on or before January 1, 2007;

    U.S. $50,000 on or before June 1, 2007;

    U.S. $500,000 on or before December 1, 2007;

    U.S. $500,000 on or before December 1, 2008; and

    U.S. $50,000 on or before December 1, 2009 and a further U.S. $50,000 on or before December 1st of every year subsequent to December 1, 2009 and as long thereafter as uranium or other leased substances are being produced in commercial quantities from the leased land or land pooled therewith.

The minimum advance royalty payments are to be paid as follows: 75% to John G. Jebsen; 25% to John Triantis. Any minimum advance royalty paid or payable will be credited against up to 60% of a 5% production royalty or up to 66.67% of a 6% production royalty for uranium or leased substances actually produced from the leased land or land pooled therewith during the year for which such minimum advance royalty was paid or payable.. We plan to set-off these amounts against such minimum advance royalty until it has been fully recouped.

Previous Operations History

The property is located in the East Shirley Basin which is known for prolific uranium deposits occurring in the Eocene Wind River formation.

A total of 37 uranium exploration holes were drilled on the property in 1982 and 1985, totaling 23,000 feet. The area has not been mined; however, extensive open pit mine operations have been conducted some two miles to the West.

Present Property Condition

The 847 acre surface has not been disturbed by mining operations. Any disturbance by the 37 exploration holes is not currently apparent. Our proposed 2006 exploration program status is summarized as follows:

    the BLM's acceptance of the plan of operation is expected during August 2006;

    the plan of operation includes 30 uranium exploration drill holes totaling some 21,200 feet; and

    the drilling program is projected to be completed during October of 2006, at which time the property's uranium resources and potential will be evaluated.

Historical drilling indicates a mineralized front running NE-SW about a mile. Most of the 37 holes are mineralized; however, probable U3O8 resources will be further defined by the 2006 proposed drilling program. Probable U3O8 resources are limited to estimates as indicated from the existing 37 hole logging data. Reserve classes are currently inappropriate.

No plant or equipment is located on the property. The property is open ranch land, leased by the BLM, to a local rancher for livestock grazing. Property improvements are currently limited to ranch fence lines.

Rock Formations and Mineralization

The rock groups of interest in the Jebsen Claim Group area from top to base as follows:

    Wagon Bed - A regional rock type thought to have originated as a hot-water deposit or possible fluvial system;

    White River - A heavily calcareous white mudstone with small pebble clasts and calcium concretions. The White River Formation has many volcanic tuffs and bentonitic layers believed to originate via Yellowstone and Absaroka volcanics, known near Douglas, Wyoming for its abundance of Eocene and Oligocene age mammal, reptile, and bird fossils;

    Wind River - Variegated grey and red mudstones and feldspar-rich sandstones of yellow to orange coloration;

    Mowry/Thermopolis - Blue and Black siliceous shale of Cretaceous age. The Mowry shale is rich in fish scales and bone hash. The Thermopolis is black carbonaceous shale with a sandstone/mudstone stringer known to have a variety of bio-turbations. The Muddy Sandstone is not present in this locality;

    Cloverly - The Cloverly is made up of the Lakota Conglomerate, Fusion Shale, and the Dakota Sandstone. The Lakota is the only Cloverly unit present in this locality. The Lakota is a thick resistant conglomerate with a calcareous matrix. The thumb size clasts in the Lakota are made up primarily by limestone, sandstone and chert pebbles; and

    Morrison- The Morrison Formation is made up of siliceous purple and green mudstones and a cap channel sandstone. The channel sand is not present everywhere; however, it is famous for its rich abundance of dinosaur fossils.

Surface Geology of the Property

The Cretaceous bedrock in the Jebsen claim group is dipping between two and five degrees to the southwest. Overlying the Cretaceous strata are Tertiary beds of Eocene and Oligocene age, namely the Wind and White River Formations. The Mowry/Thermopolis shale outcrops in the northern area of the claims (sec(s) 30, 31, 5). The Lakota is believed to "Sub-outcrop", near the eastern boundary of the claim group. The topography of the area is variable between 7100 and 7200 feet in elevation. See the attached map.

Plan of Exploration

A Plan of Operation was submitted to the Bureau of Land Management in June 2006. The Plan includes the drilling of about 30 uranium exploratory drill holes totaling some 21,200 feet. Electric logs: gamma, self potential and resistivity will be run in each hole. An on site geologist will take cutting samples at 5 foot intervals and record hole lithology.

Some Lakota formation mineralized sections will be cored. The core will be processed and analyzed for uranium to determine any equilibrium problem and correlation to gamma log percentage U3O8 values.

Existing maps will be revised to incorporate 2006 log data and to further evaluate the property's U3O8 resource potential.

We plan to spend a total of $160,000 in property lease expenses from September 15, 2006 to June 1, 2007.

We plan to spend $384,948 (including $136,458 in payment of a refundable bond) over the next twelve months as follows:

State Reclamation Bond (refundable after 2 years):	$136,458
Drilling:	201,300
Electric Log Services:	25,740
Office Support:	21,450
Total Anticipated Property Exploration Budget:	384,948
Less Refundable Bond:	136,458
Actual Anticipated Exploration Budget:	$248,490

The 2006 uranium exploration drilling program is expected to commence early in September 2006 and will be completed within a 4 week period, or by October 2006. The resulting data will be evaluated to determine property resource potential.

Governmental Regulations

Our operations are subject to certain governmental regulations relating to new mining claim location, staking and filings as described below:
1.	The BLM fee requirements are summarized as follows: Document: Notice of Location, due within 90 days of claim location.
		Fee Description Recordation: Location: Maintenance: Total:	Per Claim $15 30 $125 Annually $170
Document: Listing of Claims and Serial Numbers, due on or before September 1st each year at the County Clerk's Office.
2.	The BLM requires the following documents toward drilling or mining activities:
	— — — —	Plan of Operation Submittal; Cultural Survey/Mitigation; Proof of Bond; and the BLM will accept and approve the Plan of Operation after satisfactory documentation and Proof of Bond.
3.	The Wyoming Department of Environmental Quality - Land Quality Division (DEQ-LQD) requires the following documents:
	— —	Notification of Intent to Explore; and A Performance Bond to assure surface/subsurface restoration.

4.	Wyoming State Engineer requires a Temporary Use of Water Agreement between us and the surface water rights holder, which is the Appropriator, Ronald G. Heward and Linda J. Heward, Trustees.
5.	Government Approval Cost Summary:
	Fee Description	Fee
	BLM Mining Claim Fees:	$5,125 per year
	DEQ Performance Bond:	$136,458
	(refundable after two years)
	State Engineer Fee:	$50
	Administration Estimate:	$10,000

Name of Property	Planned Exploration Expenditures	Amounts of Claims Maintenance Due	Amount of Property Payment Due	Total
Weesatche	$300,000	$9,408	nil	$309,408
Jebsen AB	$249,000	$5,125	$110,000*	$364,125
Total	$549,000	$14,533	$110,000	$673,533

	*Amount	Due Date
	30,000	09-15-06
	30,000	01-01-07
	50,000	06-01-07
Total:	$110,000

We have posted the performance bond and Certificates of Deposits have been issued to The Wyoming Department of Environmental Quality - Land Quality Division, in the total amount of $136,458.

Weesatche Claims, Goliad County, Texas

The Weesatche project is located approximately 90 miles southeast of San Antonio, Texas, and is reached from San Antonio via Interstate 10 East to Highway 183 South. The Weesatche Project is 1 mile east-southeast of Weser, Texas, off State Highway 183, 15 miles north of the city of Goliad, Goliad County, Texas.

Ownership Interest

Our company has currently leased thirteen tracts for 2,076.54 gross acres (1,798.54 net acres) in the Weesatche project area of Goliad County, Texas. The leases are for a five year primary term with an option for five additional years. All leases acquired to date have royalties payable to mineral owners at a fixed rate of 8.25% of actual sales price of yellowcake, minus certain costs. Delay rentals of $3.50/acre are due on the first anniversary date of each lease and yearly thereafter for the term of the lease. Leases allow for In-Situ mining of uranium and related fissionable materials.

History of Previous Operations

Wide spaced exploration drilling was carried out by Coastal States Uranium in 1980 across the northern half of Goliad County during which time several significant shows were identified. Based on the shows, Coastal put together a land package of approximately 55,000 acres, and named the prospect Weesatche. Moore Energy Corporation ("Moore") picked up Weesatche in 1982 and initiated a drilling program based on the Coastal data that extended over a period of several years. Moore drilled approximately 500 exploration test holes for a total footage of approximately 225,000 feet.

Present Condition of the Property

The property under lease by Uranium Energy Corporation consists of open range land and is under exploration. No physical structures or equipment have been installed on the property.

Geology of the Property

Weesatche is located in the South Texas Uranium Trend along the depositional strike of the Tertiary sedimentary trend. The Tertiary and younger beds outcrop in concentric arcs paralleling the Gulf Coast. Striking north to northeast, the beds dip to the Gulf at approximately 20 to 80 feet per mile. The oldest uranium producing horizons in the district are in the Jackson Group of Eocene age. Overlying are the Oligocene Frio and Catahoula, Miocene Fleming and Oakville Formations, all overlain by the Goliad Formation of Pliocene age. The latter is the host formation for the uranium at the Weesatche Project. The Goliad Formation is comparatively coarse-grained, consisting of sand and some gravel with interbedded clay and silty clays. The formation varies from 600 to 1,000 feet in thickness in some areas.

Uranium mineralization occurs along the flanks of paleo sand channels. Following deposition, the oxygen-rich groundwater (whose movement is primarily influenced by the regional southeast dip) transports the uranium in solution, until it encounters areas of reducing conditions where the uranium is then precipitated out of solution. At that point, uranium roll front deposits are formed. The areas of reduced geochemistry were formed near the many down-to-the-coast normal faults that intersected the paleo channels. These faults served as conduits for the reductant gases such as hydrogen sulfide.

At Weesatche, four distinct fluvial sand facies or channels have been defined. These basal units of the Goliad Formation have been named the A, B, C and D sands, and the tops of the sand units occur at the following depths below ground surface of 90 feet, 180 feet, 235 feet and 340 feet, respectively. Each sand unit is bounded above and below by massive, impermeable clays averaging 60 feet in thickness. Groundwater is under confined conditions with a static water level of approximately fifty feet below ground surface. The water level varies with seasonal changes. Uranium mineralization occurs in all four sands, with the bulk currently being concentrated in the A and D sands. The reductant source is gas derived from deeper hydrocarbon (oil and gas) deposits seeping upward along fault planes which are located proximal or near to the ore deposits. The bulk of the currently defined ore occurs in a graben or down-dropped fault block.

The basic methods used by our company in its reserve determinations are standard for the industry. The primary cutoff used is a 0.30 grade thickness (GT), with no mineralization grade less than 0.02% uranium. An average density factor of 18.0 cubic feet per ton was used. GT contour maps were used to make area determinations using only those areas within the 0.30 GT contour. All of these factors are standard for the industry.

Control for the ore bodies has been established by holes drilled on an approximate 100 x 200 foot grid and the reserves have been adjusted for chemical disequilibrium by running direct uranium measurement assay logs in the bore hole (Princeton Gamma Tech) behind the conventional calibrated gamma ray logs.

Plan of Exploration - 2006/2007

Our company initiated a 32,000-foot drilling program at the Weesatche Project in Goliad County, Texas on May 16, 2006. The program will consist of approximately 70 test holes drilled in two phases as outlined below. This program was approved by the Railroad Commission of Texas under Uranium Exploration Permit No. 123 (issued 4/3/06).

The first phase of drilling is designed to confirm previous drill results of Moore obtained during the early 1980s. The confirmation drilling will offset areas of known ore grade mineralization, and a minimum of two test holes will be cored through ore intervals. The core will be analyzed to confirm positive disequilibrium ranges of 1.4 to 1.7 determined by Moore Energy's extensive PGT logging program. Also, agitation leach tests will be run on select core intervals to evaluate the ore's amenability to in-situ recovery methodology.

The second phase of drilling will focus on exploring and developing known mineralized ore zone extensions. This phase of drilling will initiate the expansion of the Weesatche reserve base.

It is anticipated that the drilling program budget will be approximately $161,000.00. This exploration program to be competed during the third and fourth quarters of 2006. Additional exploration / delineation drilling will follow pending evaluation of initial drilling / coring.

Additional lease acquisition (ongoing) costs to acquire 5,700 additional acres in the Weesatche project area will be approximately $570,000.

Initial environmental permitting for future ISL mining operations will commence in the fourth quarter of 2006 and continue on through 2007. Preliminary studies will include ecology (biota, soils and surface waters) and installation of baseline monitor wells. Costs for this work is estimated at $510,000.

Mineral Exploration Properties

We are participating in our mineral properties in the States of Arizona, New Mexico, Wyoming and Colorado by way of mining claims and mineral leases. The properties were staked and claimed by us and registered with the United States Bureau of Land Management ("BLM"). There are claim blocks acquired in this manner in Arizona, and further claim blocks in Colorado and New Mexico. We have surface access and complete mineral rights to an unlimited depth below surface. The claims are in effect for an indefinite period provided the claims are kept in good standing with the BLM and the counties. The claims were entered into between November 4, 2004 and September 2006. Annual maintenance fees to be paid to the BLM are relatively nominal. We will also be required to remediate the land upon release of the claim - bringing the land back into the state it was originally in prior to the commencement of our exploration activities. These costs are determined by the BLM and bonded accordingly.

In the States of Utah and Texas, we are participating in our mineral properties by way of property lease directly from the owners of the land/mineral rights. As of the date of this prospectus, we have executed one lease in Utah, and further leases in Texas. These leases give us similar access and privileges as described above, however with some important differences. Although we will have access to the surface, the mineral rights below surface are restricted to uranium and associated fissionable minerals only, with any other minerals and hydro carbons, including, for example, petroleum, retained by the lessor. The lease terms are for five years, and include five-year renewal periods. After the expiration of the second five-year term, the leases will be either held by production or the leases will be terminated. Royalty payments must be made to the lessor in event that we extract uranium ore from the properties. Royalty payments vary from 6.25% to 8.25%, or based on a sliding scale tied to the price of uranium. All royalties are based on the gross sales revenue less certain charges and fees.

We have the following gross and net acre mineral property interests in states indicated below under lease:
	Gross Acres	Net Acres (1)
Arizona	2,231.28	2,231.28
Colorado	1,074.32	1,074.32
Utah	640.00	640.00
Wyoming	7,695.18	7,695.18
Texas	3,794.78	3,596.91
New Mexico	3,280.00	3,250.58
Total:	18,715.56	18,488.27

  Certain of our interests in our mineral properties in Texas are less than 100%. Accordingly, we have presented the acreage of our mineral properties on a net acre basis.

These properties do not have any indicated or inferred minerals or reserves. We plan to conduct exploration programs on these properties with the intent to prove or disprove the existence of economic concentrations of uranium.

Since inception, we have not established any proven or probable reserves on its mineral property interests.

On October 11, 2005, we entered into a Mineral Asset Option Agreement (the "Option") with Brad A. Moore giving us the option to acquire certain uranium leases from Mr. Moore in the State of Texas. In consideration for the Option, we have paid Mr. Moore a cash payment of $50,000 and issued 1,000,000 shares of our restricted common stock. The Option, if exercised, will require the further issuance of 2,000,000 restricted common shares in varying share instalments over the three, six month intervals following the effective date of the Option (October 11, 2005). A further payment of $150,000 has been paid under the Option on February 1, 2006. Title to the properties to be acquired will transfer upon payment of all remaining stock required under the Option, the timing of which may be accelerated at our discretion. During the Option term, we have the right as operator to conduct or otherwise direct all the exploration on the properties to be acquired.

Colorado

Claims acquired by us in Colorado have historical production tonnages and grades published in the Colorado Geological Survey, Bulletin 40 - "Radioactive Mineral Occurrences of Colorado". Additionally, a third party consulting miner/engineer was utilized by us for his first hand knowledge of the Colorado properties acquired. Also, our Chief Geologist previously evaluated and acquired a portion of the claims currently owned by us (the Carnotite Mine) while consulting for another company, International Texas Industries, Inc. We confirm that at the current date, our Colorado located claims contain no uranium reserves and require extensive exploration by us.

Utah

Our Utah property (Crain Lease) was the subject of prior exploration drilling conducted by Pioneer-Uravan, Inc. and Truchas Limited in the 1970's to search for uranium indications. We have acquired gamma drill log interpretation worksheets from work previously conducted by Pioneer-Uravan, Inc. In addition, drill hole location maps have been obtained from work conducted for Pioneer-Uravan, Inc. and Truchas Limited. Further assay reports on core samples from exploration drilling previously conducted by Pioneer-Uravan, Inc. as verified by that company's commissioned assay report have also been obtained, as well as certain drill indicated uranium findings that provide the basis for preliminary reserve information as previously conducted and defined in a Truchas Limited summary and report (1979). We confirm that at the date of this prospectus, our Utah located claims contain no uranium reserves that we have independently verified, and require extensive exploration by us.

A gamma drill log interpretation worksheet is work product created from a listing of sensory information created at routine intervals that forms the output or log of a uranium testing technique used when exploring depths of the earth beneath the surface through exploratory drilling.

Arizona

All of our Arizona claims were previously the subject of exploration drilling for the incidence of Uranium by companies such as Noranda, Inc., Uranerz Energy Corp., Homestake Mining Co., and Oklahoma Public Services. We have acquired a 1979 Oklahoma Public Services ("OPS") geologic report contiguous to our claims (Artillery Peak) that indicates the possibility of incidence of uranium. OPS drilling continued on to our claims as evidenced by drill holes verified on the ground, and such drill cuttings were found to be radioactive. Close spaced developmental drilling is indicated on our claims located at Artillery Peak.

Other claims staked by us (Ester Basin, Crow Canyon and Dry Mountain) in Arizona were staked on known uranium occurrences as shown on Arizona State publication, "Occurrences of Uranium in Miscellaneous Sedimentary Formations, Diatremes and Pipes and Veins". Additionally, these claims were previously drilled by companies including Homestake Mining Co., Uranerz Energy Corp., and Noranda, Inc. in the 1970's uranium boom. Our management has confirmed prior claim ownership as verified with the United States Department of Interior - Bureau of Land Management. In addition, ground surveys completed by us have located various previous drill locations and radioactive anomalies as evidenced in ground and drill cuttings. We confirm that as of the date of this prospectus, our Arizona located claims contain no uranium reserves, and require extensive exploration by us.

Texas

We currently own two leases located in a South Texas uranium trend that have been the subject of substantial historical exploration by Wold Nuclear Corporation in the 1970's and 1980's, and constitute some of our most prospective exploration targets. Wold Nuclear was a private uranium exploration company based in Casper, Wyoming and owned by former Wyoming U.S. Congressman, John S. Wold. Wold Nuclear, discovered a number of large uranium deposits in Wyoming which were later acquired and put into production by major uranium production companies. Wold Nuclear's Texas operations were a joint exploration venture with Cotter Corporation. Our Chief Geologist was employed by Wold Nuclear as district and chief geologist of its Texas based operations.

Wold Nuclear's previous work conducted on and around the Uranium Energy Corp. exploration targets located in South Texas (Zavala County) is in a certain formation that was not the focus of uranium exploration in previous uranium booms (the "New Formation") (formation is not provided for competitive reasons). The New Formation represents a new "out of traditional trend" host rock for possible uranium mineralization. We have acquired a number of drill hole gamma logs, as well as one drill core whose chemical analysis supports the indication of uranium, along with lease and drill hole location maps. Insufficient drilling in past exploration programs did not quantify any reserves for Wold Nuclear. However, a portion of rock within the New Formation has been identified with grades to 0.11% chemical U308.

The expected mineralized area comprising the New Formation has been defined in geological area by our own work product. The New Formation host rock is up to 250 feet thick and has the potential for uranium mineralization similar to Wyoming's Powder River Basin. As of the date of this prospectus, we have acquired two leases (473.06 gross acres) in an area where previous drilling and coring indicated ore grade uranium mineralization.

Exploration Work Programs - Arizona and Colorado

Our Chief Exploration Officer, Randall Reneau, a Certified Professional Geologist, based on historical data previously outlined and our own work product, has developed exploration programs unique to each state and claim block with the intent of proving or disproving the existence of uranium on these prospects. In order to carry out these exploration programs, $204,500 and approximately twelve months will be required, according to the exploration budget and schedule recommended by our Chief Exploration Officer. As of the date of this prospectus, we believe we currently have sufficient capital required to complete Phase I exploration costs. Our ability to pay for Phase I exploration costs is not expected to be impacted by possible further property acquisitions. Additional capital for possible future uranium exploration property related acquisitions will be funded through additional offerings of debt and equity on an as required basis.

The total cost of expected Phase II exploration on all mineral properties contemplated at this time is equal to $125,000 including contingency cost allowance. Additional costs for Phase II exploration work and for further lease and land acquisitions are expected to be funded by future financings from debt and equity sources. See "Part II. Item 7. Management's Analysis or Plan of Operation."

Phase I Work Programs - Arizona and Colorado

The work program that has been recommended for the mineral properties is dependent on the nature of the exploration conducted prior to our acquisition. The intended Phase I work programs will be on the claims located in both Arizona and Colorado.

During Phase I work programs on these particular mineral claims, we plan to review and analyze all historical exploration data available to us in our current possession, and to probe existing drill holes with gamma probes, with a strategy that attempts to confirm historical drill results and plan for future development. Costs have been estimated at $14,500 per claim block.

Phase I Work Programs - South Texas Leases

We currently own two (2) leases located in a known and established South Texas uranium trend that have been the subject of substantial historical exploration by Wold Nuclear in the 1970's and 1980's, and constitute the Company's most prospective exploration targets. We plan to review all historical exploration data and to probe historical drill holes, at an estimated cost of $30,000. Included in Phase I for these particular leases will also include 9,450 feet of new drilling, at an estimated cost of $94,500. A further $5,000 cost has been estimated for mobilization and demobilization, as well as $2,500 for surface remediation. The total cost of Phase I exploration on all mineral properties contemplated at this time is equal to $204,500.

Phase II Work Programs

The purpose of Phase I exploration work on the Artillery Peak, Ester Basin, and Dry Mountain claims in Arizona is chiefly to determine which areas require new drilling. Once the drill targets have been established, an estimated 7,500 feet of drilling is planned for all three properties, at an estimated cost of $75,000. The drill program will be allocated as follows: 3,000 feet at Artillery Peak; 1,500 feet at Ester Basin; 3,000 feet at Dry Mountain. These drill cores must then be logged at an estimated cost of $15,000. A further $2,500 per property has been estimated for mobilization of drill equipment and again for demobilization, as well as $2,500 per property for surface remediation.

The total cost of Phase II exploration on all mineral properties contemplated at this time is equal to $125,000 including contingency cost allowance. Additional costs for Phase II exploration work and for further lease and land acquisitions are expected to be funded by future financings from debt and equity sources. We expect minimal effect on our ability to proceed with Phase II exploration should they be required in conjunction with further lease and land acquisitions as the amounts projected for Phase II exploration costs are not substantial in relation to budgeted total annual capital and operating expense expenditures. If however, additional land and lease expenditures during the next twelve months create a lack of capital for Phase II exploration costs beyond that anticipated in relation to available capital, we may not be in a financial position to conduct Phase II exploration if required.

In all cases, results from Phase I of exploration on our properties will determine whether we proceed to Phase II of the exploration program, or discontinues exploration on the property. Phase II costs, if any, will be incurred in the subsequent 12-month period, and would require additional financing.

We expect to purchase and build a PFN Logging Truck for a total aggregate cost of approximately $157,000 and purchase a CADD Scanner for a total cost of approximately $19,000.

Our operational business plan calls for the acquisition of further uranium exploration properties in Arizona, Colorado, New Mexico, Texas, Utah and Wyoming. We have developed detailed exploration programs for each claim block area of interest based on historical data derived from past uranium exploration by other companies with a mandate to prove or disprove the existence of uranium resources.

Competition

We operate in a highly competitive industry, competing with other mining and exploration companies, and institutional and individual investors, which are actively seeking uranium minerals exploration properties throughout the world together with the equipment, labor and materials required to exploit such properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. The principal area of competition is encountered in the financial ability to cost effectively acquire prime minerals exploration prospects and then exploit such prospects. Competition for the acquisition of uranium minerals exploration properties is intense, with many properties available in a competitive bidding process in which we may lack technological information or expertise available to other bidders. Therefore, we may not be successful in acquiring and developing profitable properties in the face of this competition. No assurance can be given that a sufficient number of suitable uranium minerals exploration properties will be available for acquisition and development.

Minerals Exploration Regulation

Our minerals exploration activities are, or will be, subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Minerals exploration is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products occurring as a result of mineral exploration and production. Compliance with these laws and regulations may impose substantial costs on us and will subject us to significant potential liabilities. Changes in these regulations could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our business operations.

Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations. In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry and our current operations have not expanded to a point where either compliance or cost of compliance with environmental regulation is a significant issue for us. Costs have been incurred to date with respect to compliance with environmental laws, primarily relating to the posting of a performance bond, and costs are only expected to increase with the increasing scale and scope of exploration operations, especially with the advent of Phase II exploration costs.

Minerals exploration operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our business operations. Minerals exploration operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Minerals exploration operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, state, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. As of the date of this prospectus, other than with respect to the posting of a performance bond, we have not been required to spend material amounts on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations. Environmental regulation is discussed in further detail in the following section.

Environmental Regulation

Our activities will be subject to existing federal, state and local laws and regulations governing environmental quality and pollution control. Our operations will be subject to stringent environmental regulation by state and federal authorities including the Environmental Protection Agency ("EPA"). Such regulation can increase the cost of such activities. In most instances, the regulatory requirements relate to water and air pollution control measures.

Waste Disposal

The Resource Conservation and Recovery Act ("RCRA"), and comparable state statutes, affect minerals exploration and production activities by imposing regulations on the generation, transportation, treatment, storage, disposal and cleanup of "hazardous wastes" and on the disposal of non-hazardous wastes. Under the auspices of the EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements.

Cercla

The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes joint and several liability for costs of investigation and remediation and for natural resource damages, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances ("Hazardous Substances"). These classes of persons or potentially responsible parties include the current and certain past owners and operators of a facility or property where there is or has been a release or threat of release of a Hazardous Substance and persons who disposed of or arranged for the disposal of the Hazardous Substances found at such a facility. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover the costs of such action. We may also in the future become an owner of facilities on which Hazardous Substances have been released by previous owners or operators. We may in the future be responsible under CERCLA for all or part of the costs to clean up facilities or property at which such substances have been released and for natural resource damages.

Air Emissions

Our operations are subject to local, state and federal regulations for the control of emissions of air pollution. Major sources of air pollutants are subject to more stringent, federally imposed permitting requirements. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require us to forego construction, modification or operation of certain air emission sources.

Clean Water Act

The Clean Water Act ("CWA") imposes restrictions and strict controls regarding the discharge of wastes, including mineral processing wastes, into waters of the United States, a term broadly defined. Permits must be obtained to discharge pollutants into federal waters. The CWA provides for civil, criminal and administrative penalties for unauthorized discharges of hazardous substances and other pollutants. It imposes substantial potential liability for the costs of removal or remediation associated with discharges of oil or hazardous substances. State laws governing discharges to water also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or it derivatives, or other hazardous substances, into state waters. In addition, the EPA has promulgated regulations that may require us to obtain permits to discharge storm water runoff. In the event of an unauthorized discharge of wastes, we may be liable for penalties and costs. Management believes that we are in substantial compliance with current applicable environmental laws and regulations.

Research and Development Activities

No research and development expenditures have been incurred, either on our account or sponsored by customers for the past three years.

Employees

Amir Adnani is our President and Chief Executive Officer, Pat Obara is our Chief Financial Officer, Randall Reneau is our Chief Exploration Officer, and Harry Anthony is our Chief Operating Officer. These individuals are primarily responsible for all our day-to-day operations. Other services are provided by outsourcing and consultant and special purpose contracts. We currently employee 6 persons on a full time basis and contract with approximately 8 individuals on a full time basis for ongoing services provided to the Company.

Leased Premises

We lease our principal office space located at Suite 230, 9801 Anderson Mill Road, Austin, TX. U.S.A., 78750 on a month to month basis. The office space cost $1,453.83 per month. We also have a one year lease ending on June 30, 2007 for an office located at Suite 210, 100 E. Kleberg Avenue, Kingsville, TX, U.S.A., 78363. The office space costs $1,500 per month. We also have a one year lease ending on May 31, 2007 for field offices located at Suite 230, 232 East Second Street, Casper WY, USA 82601. The office space costs $886 per month.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion should be read in conjunction with our unaudited interim financial statements as at and for the three and six months ended June 30, 2006 and 2005 and our audited financial statements as at and for the years ended December 31, 2005 and 2004 and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors". Our financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Plan of Operations

Our plan of operations for the next twelve months is to continue with the exploration of our mineral properties. Our planned geological exploration programs are described in detail in Item 2 of this prospectus entitled Description of Business.

Our planned exploration expenditures for the next twelve months on our mineral properties, together with amounts due to maintain our interest in these claims, are summarized as follows:
Name of Property	Planned Exploration Expenditures	Amounts of Claims Maintenance Due	Amount of Property Payment Due	Total
Weesatche	$300,000	$9,408	Nil	$309,408
Jebsen AB	$249,000	$5,125	$110,000	$364,125
Totals:	$549,000	$14,533	$110,000	$673,533

In addition, we will incur general and administrative expenses throughout the year that we anticipate will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, management fees, investor relations and general office expenses.

We had cash in the amount of $4,037,681 and a working capital surplus in the amount of $3,875,900 as of June 30, 2006. We completed private placement financings in May and June 2006 whereby we raised $5,050,000 in financing. Based on this financing, we anticipate that we will be able to carry out our exploration programs and plan of operations for the next twelve months without additional financing.

Beyond the next twelve months, we will be required to obtain additional financing in order to continue our plan of operations as we anticipate that we will not earn any revenues in the foreseeable future. We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our exploration programs. In the absence of such financing, we will not be able to continue exploration of our mineral claims. Even if we are successful in obtaining equity financing to fund our exploration programs, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claims following the completion of preliminary exploration. If we do not continue to obtain additional financing, we may be forced to abandon our properties and our plan of operations

We may consider entering into a joint venture arrangement to provide the required funding to pursue drilling and advanced exploration of our mineral claims. Even if we determined to pursue a joint venture partner, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to the joint venture partner.

Our exploration plans will be continually evaluated and modified as exploration results become available. Modifications to our plans will be based on many factors, including: results of exploration, assessment of data, weather conditions, exploration costs, the price of uranium and available capital. Further, the extent of our exploration programs that we undertake will be dependent upon the amount of financing available to us.

Results of Operations

We are an exploration stage company and have not generated any revenue to date. The following table sets forth selected financial information relating to our company for the periods indicated:
	Three Months Ended June 30		Six Months Ended June 30		Year Ended December 31
	2006	2005	2006	2005	2005	2004
Operating Expenses
Exploration costs, net of recoveries	$1,496,798	$85,625	$1,741,336	$156,615	$975,514	$57,112
General and administration	1,165,857	34,138	1,324,083	40,210	136,739	12,009
Management fees	285,907	27,397	464,114	55,502	128,860	31,943
Professional fees	162,500	24,500	137,264	27,071	73,684	27,106
Stock based compensation	3,054,787	---	3,491,789	---	684,008	---
Net loss	(6,230,718)	(171,262)	(7,470,414)	(278,145)	(1,998,805)	(128,170)

We have incurred recurring losses to date. Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

We expect we will require additional capital to meet our long term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities.

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

Our net loss for the six-month period ended June 30, 2006 was approximately ($7,470,414) compared to a net loss of ($278,145) during the six-month period ended June 30, 2005 (an increase of $7,192,269). During the six-month periods ended June 30, 2006 and 2005, respectively, we did not generate any revenue from operations.

During the six-month period ended June 30, 2006, we incurred expenses of approximately $7,483,586 compared to $278,948 incurred during the six-month period ended June 30, 2005 (an increase of $7,204,638). These operating expenses incurred during the six-month period ended June 30, 2006 consisted of: (i) exploration costs, net of recoveries of $1,741,336 (2005: $156,615); (ii) general and administrative expenses of $1,324,083 (2005: $40,210); (iii) management fees of $464,114 (2005: $55,052); (iv) professional fees of $137,264 (2005: $27,071); and (v) stock-based compensation relating to the valuation of stock options granted to our officers, directors and consultants of $3,491,789 (2005: $-0-).

Operating expenses incurred during the six-month period ended June 30, 2006 increased primarily due to the increase in exploration costs associated with the increased acquisition and development of our uranium properties. General and administrative expenses incurred during the six-month period ended June 30, 2006 increased primarily relating to corporate marketing. General and administrative expenses generally include corporate overhead, financial and administrative contracted services, marketing, and consulting costs. Stock based compensation incurred during the six-month period ended June 30, 2006 increased due to the recording of the non-cash expense of $3,491,789 in connection with the grant of the stock options.

Of the $7,483,586 incurred as expenses during the six-month period ended June 30, 2006, an aggregate of $60,000 was incurred payable to International Market Trend ("IMT") for amounts due and owing for operational, administrative and financial services rendered during the six-month period ended June 30, 2006.

Of the $7,483,586 incurred as expenses during the six-month period ended June 30, 2006, an aggregate of $464,114 was incurred payable to certain officers and directors in management fees and benefits. On February 15, 2006, we executed an employment agreement with Harry Anthony, our Chief Operating Officer, pursuant to which we pay Mr. Anthony a monthly fee of $10,000. During this period, we paid an aggregate of $94,000 against the amounts due and owing in management fees. As at June 30, 2006, there are no amounts due and owing to an officer and director in fees and expenses.

Our net loss during the six-month period ended June 30, 2006 was ($7,470,414) or $0.31 per share compared to a net loss of ($278,145) or ($0.03) per share during the six-month period ended June 30, 2005. The weighted average number of shares outstanding was 23,874,921 for the six-month period ended June 30, 2006 compared to 16,700,592 for the six-month period ended June 30, 2005.

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Our net loss for the three-month period ended March 31, 2006 was approximately ($1,239,665) compared to a net loss of ($127,233) during the three-month period ended March 31, 2005 (an increase of $1,112,432). During the three-month periods ended March 31, 2006 and 2005, respectively, we did not generate any revenue from operations.

During the three-month period ended March 31, 2006, we incurred expenses of approximately $1,239,665 compared to $127,233 incurred during the three-month period ended March 31, 2005 (an increase of $1,112,432). These operating expenses incurred during the three-month period ended March 31, 2006 consisted of: (i) exploration costs, net of recoveries of $238,288 (2005: $64,946); (ii) general and administrative expenses of $158,195 (2005: $12,062); (iii) management fees of $178,207 (2005: 27,655); (iv) professional fees of $59,223 (2005: $22,570); and (v) stock-based compensation relating to the valuation of stock options granted to our officers, directors and consultants of $605,752 (2005: $-0-).

Operating expenses incurred during the three-month period ended March 31, 2006 increased primarily due to the increase in exploration costs associated with the increased acquisition and development of our uranium properties. General and administrative expenses incurred during the three-month period ended March 31, 2006 increased primarily relating to corporate marketing. General and administrative expenses generally include corporate overhead, financial and administrative contracted services, marketing, and consulting costs. Stock based compensation incurred during the three-month period ended March 31, 2006 increased due to the recording of the non-cash expense of $605,752 in connection with the grant of the stock options.

Of the $1,239,665 incurred as expenses during the three-month period ended March 31, 2006, an aggregate of $30,000 was incurred payable to International Market Trend ("IMT") for amounts due and owing for operational, administrative and financial services rendered during the three-month period ended March 31, 2006.

Of the $1,239,665 incurred as expenses during the three-month period ended March 31, 2006, an aggregate of $178,207 was incurred or payable to certain officers and directors in management fees and benefits. On February 15, 2006, we executed an employment agreement with Harry Anthony, our Chief Operating Officer, pursuant to which we pay Mr. Anthony a monthly fee of $10,000. During this period, we paid an aggregate of $160,246 against the amounts due and owing in management fees. As at March 31, 2006, an aggregate of $76,832 is due and owing to an officer and director in fees and expenses.

Our net loss during the three-month period ended March 31, 2006 was ($1,239,665) or $0.06 per share compared to a net loss of ($127,233) or ($0.01) per share during the three-month period ended March 31, 2005. The weighted average number of shares outstanding was 21,854,791 for the three-month period ended March 31, 2006 compared to 16,328,658 for the three-month period ended March 31, 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Our net losses during fiscal year ended December 31, 2005 were approximately ($1,998,805) compared to a net loss of ($128,170) for fiscal year ended December 31, 2004 (an increase of $1,870,635). During fiscal years ended December 31, 2005 and 2004, we did not generate any revenue from operations.

During fiscal year ended December 31, 2005, we incurred expenses of approximately $1,998,805 compared to expenses of $128,170 during fiscal year ended December 31, 2004. These operating expenses consisted of: (i)$975,514 (2004: $57,112) in exploration costs, net of recoveries; (ii) $136,739 (2004: $12,009) as general and administrative expenses; (iii) $128,860 (2004: $31,943) in management fees; (iv) $73,684 (2004: 27,106) in professional fees; and (v) $684,008 (2004" $-0-) in stock-based compensation relating to the valuation of stock options granted to our officers, directors and consultants. General and administrative expenses generally include corporate overhead, financial and administrative contracted services, marketing, and consulting costs.

Operating expenses incurred during fiscal year ended December 31, 2005 increased primarily due to the increase in exploration costs associated with the increased acquisition and development of our uranium properties. General and administrative expenses increased during fiscal year ended December 31, 2005 increased primarily relating to corporate marketing. Stock based compensation increased due to the recording of the non-cash expense of $684,008 in connection with the grant of the stock options.

On December 1, 2005, we entered into a financial consulting agreement with IMT (the "Consulting Agreement"). The term of the Consulting Agreement is for twelve months, effective January 1, 2006. In accordance with the terms and provisions of the Consulting Agreement: (i) we will pay to IMT $10,000 monthly for services rendered by IMT; and (ii) we granted to IMT and/or its designates 1,300,000 pre-forward stock split stock options exercisable at $0.50 per share.

Our net loss during fiscal year ended December 31, 2005 was ($1,998,805) or ($0.12) per share compared to a net loss of ($128,170) or ($0.08) per share for fiscal year ended December 31, 2004. The weighted average number of shares outstanding was 17,298,582 at December 31, 2005 compared to 1,605,894 at December 31, 2004.

Liquidity and Capital Resources
	As at June 30, 2006	As at December 31, 2005
Cash and cash equivalents	$4,037,681	$ 107,160
Working capital (deficiency)	3,875,900	(215,828)
Total assets	4,086,378	107,828
Total liabilities	(161,781)	(2,151,461)
Stockholders' equity (deficiency)	3,875,900	(215,828)

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities. For the six-month period ended June 30, 2006, net cash flows used in operating activities was $2,649,193 compared to $277,155 for the prior period in 2005, which reflected our net loss. Net cash flows used in operating activities in the six-months ended June 30, 2006 relating primarily to a decrease in accounts payable and accrued liabilities of $47,325 (2005 $2,338).

For the year ended December 31, 2005, net cash flow used in operating activities was $(952,883), compared to $(100,896) in 2004, consisting primarily of a net loss of $(1,998,805) compared to $(128,170) in 2004. Net cash flows used in operating activities related primarily to a decrease in accounts payable and accrued liabilities of $85,601 (2004 $28,855). In the year ended December 31, 2005, an increase in accounts payable provided cash of $85,601, compared to $28,885 in 2004.

Cash Flows from Financing Activities

We have financed our operations primarily from the issuance of equity and debt instruments. For the six-month period ended June 30, 2006, net cash flows from financing activities was $6,607,800, compared to $300,338 for the prior period of 2005, pertaining primarily to proceeds received from the sale of our common stock. We completed private placement financings in May 2006 whereby we sold an aggregate of 2,500,000 units at a price of $2.00 per unit for gross proceeds of $5,000,000.

In the year ended December 31, 2005, net cash flow from financing activities was $653,773, compared to $506,820 in 2004, pertaining primarily to $452,500 received from proceeds on the sale of common stock and $201,273 received as advances from related parties. In the year ended December 31, 2004, we had received $498,196 from the sale of our common stock in advances of $8,624 from related parties.

We expect that working capital requirements will continue to be funded through a combination of our existing funds and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

Plan of Operation and Funding

Our existing working capital is expected to be adequate to fund our operations over the next twelve months. We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through the proceeds of the private placement of equity and debt instruments. In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to: (i) uranium exploration operating activities; (ii) possible future reserve definition; (iii) possible future mining initiatives on current and future properties; and (iv) future possible property acquisitions. We intend to finance these expenses with further issuances of securities, and debt issuances. We expect we will need to raise additional capital to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavours or opportunities, which could significantly and materially restrict our business operations.

Going Concern

The independent auditors' report accompanying our December 31, 2005 and December 31, 2004 financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared "assuming that we will continue as a going concern," which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business.

Material Commitments

A material commitment for us during fiscal year 2006 is the aggregate approximate amount of $375,000 due and owing to EurXchange Consulting Ltd. ("EurXchange") pursuant to the terms and provisions of a consulting agreement between us and EurXchange dated April 1, 2006 (the "Consulting Agreement"). In accordance with the terms and provisions of the Consulting Agreement: (i) we agreed to pay an aggregate of €290,000 ($370,000 U.S. dollars), with the first instalment paid as of April 1, 2006 and the second and third instalments of €80,000 ($102,400 U.S. dollars) due and owing on April 30, 2006 and May 30, 2006, respectively; (ii) EurXchange agreed to render to us consulting services including, but not limited to, translations of webpage, business plan and news releases into German, establishment of communication during European business hours, chat line coordination, web portal presence through Wallstreet Online, production and distribution of a MIDAS research report and a penny stock report, presentation of road shows, production of certain mailers, and establishment of a Stock Hotline telephone line; and (iii) we issued to EurXchange an aggregate of 400,000 shares of our restricted common stock.

During March 2006, the Company committed to spending approximately $450,000 on company image market development (spent in April 2006).

Purchase of Significant Equipment

We intend to purchase and build a PFN logging truck for a total aggregate cost of approximately $157,000 and to purchase a CADD Scanner for approximately $19,000.

Off-Balance Sheet Arrangements

As of the date of this prospectus we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Our consolidated financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our consolidated financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Mineral Property Costs

Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified. To date, we have not established any proven or probable reserves on our mineral property interests. Estimated future removal and site restoration costs are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. Any charge is included in exploration expense or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

Stock Compensation

In December 2002, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148"), an amendment of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information.

We have elected to continue to account for stock options granted to employees and officers in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of our stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period. In addition, with respect to stock options granted to employees, we provide pro-forma information as required by SFAS No. 123 showing the results of applying the fair value method using the Black-Scholes option pricing model. In accordance with SFAS No. 123, we apply the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants.

Our financial statements provide a table summarizing the pro forma effect on net loss and net loss per share as if we had accounted for our stock-based employee compensation using the fair value provisions of SFAS No. 123.

We account for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

We have also adopted the provisions of the FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certain applications of APB 25.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

On August 23, 2004, we agreed to extend the term of a convertible debenture issued in October 2003 from June 1, 2004 to December 31, 2004, and waive interest accruing under the terms of the revised debenture upon conversion. We also agreed to modify the terms of conversion according to the prevailing private placement rate of $0.20 per share for 70% of the debenture's stated amount and $0.0013 per share for 30% of the debenture's stated amount. The lender then elected to convert $7,000 of the principal amount outstanding resulting in the issuance of 35,000 shares of the Company's common stock. On December 7, 2004, the ender elected to convert the remaining amount outstanding under the convertible debenture in the amount of $3,000, which was converted at the rate of $0.0013 per share resulting in the issuance of 2,250,000 shares of the Company's common stock.

Effective July 27, 2004 the Company issued 1,575,000 shares of common stock to the original founders of the Company at a price of $0.0013 per share for total proceeds of $2,100 and effective August 23, 2004, the Company issued 349,820 shares of common stock at $0.20 per share for total proceeds of $69,967 in connection with the Company's original precious metal exploration program of which 79,647 shares were issued on settlement of amounts owing to related parties in the aggregate amount of $15,929, and 35,000 shares were issued on the conversion of debentures in the aggregate amount of $7,000.

During the year ended December 31, 2004, the Company had transactions with certain officers and directors of the Company as follows: management fees incurred - $31,943; geological services incurred - $12,506; expenses paid on behalf of the Company - $9,110; cash advances to the Company - $2,128; settlement of amounts owing by the issuance of shares of common stock at $0.30 per share - $15,929; and amounts paid out by the Company - $46,136. As at December 31, 2004, $8,486 was owing to these related parties of which $927 has been included in accounts payable.

On December 16, 2005 the Company issued 1,950,000 shares of restricted common stock at a price of $0.333 per share for a value of $650,000 to three members of management as per their management agreement with the Company which is for a one year term commencing January 1, 2006.

On December 20, 2005, 1,755,000 stock options were granted at $0.333 per share to various officers and directors of the Company. The term of these options is ten years. The fair value of these options at the date of grant of $458,084 was estimated using the Black-Scholes option pricing model with an expected life of 10 years, a risk free interest rate of 4.47%, a dividend yield of 0%, and an expected volatility of 55.21%.

During the year ended December 31, 2005, the Company had transactions with certain officers and directors of the Company as follows: the Company incurred $168,154 in management fees, $118,154 was paid against outstanding management fees, and $150,000 was advanced to the Company from a shareholder of the Company. Also during the year ended December 31, 2005 a certain officer incurred expenses on behalf of the Company totaling $8,832. As at December 31, 2005, $208,832 is owing to these related parties in fees and expenses.

The Company has executed an employment agreement with its Chief Operating Officer and committed to pay him a monthly fee of $10,000 and to grant him 375,000 stock options in 2005 exercisable over a ten year term at $0.333 per share. The options were granted as follows: 202,500 on December 20, 2005 and 172,500 on February 1, 2006.

During the period ended June 30, 2006, the Company had transactions with certain officers and directors of the Company as follows: the Company incurred $464,114 in management fees and benefits. Also during the period $150,000 of advances to the Company from a shareholder and consultant, were settled on the exercise of 450,000 options at $0.333 per share.

During the period ended June 30, 2006 the Company paid $10,224 for marketing and media services to a private company owned by its president.

Amounts owing to related parties are unsecured, non-interest bearing and without specific terms of repayment.

Material Contracts

Anthony Employment Agreement

On February 15, 2006, our Board of Directors authorized and approved the execution of the "Anthony Employment Agreement". On July 1, 2006 our Board of Directors approved an amendment to the Anthony Employment Agreement extending the initial term thereunder to July 1, 2008. Pursuant to the terms and provisions of the Anthony Employment Agreement, as amended: (i) Mr. Anthony shall provide duties to us commensurate with his executive position as our Chief Operating Officer and he will also become a member of our Board of Directors; (ii) we shall pay to Mr. Anthony a monthly fee of $10,000.00; (iii) we granted an aggregate of 250,000 pre forward split stock options to Mr. Anthony to purchase shares of our restricted common stock at $0.50 per share for a ten-year term; and (iv) the Anthony Employment Agreement may be terminated without cause by either of us by providing prior written notice of the intention to terminate at least 90 days (in the case of our company after the initial term) or 30 days (in the case of Mr. Anthony) prior to the effective date of such termination.

Reneau Services Agreement

From June 30, 2004, and as formalized in a letter agreement dated December 1, 2004 between us and Randall Reneau (the "Reneau Services Agreement"), Mr. Reneau has performed geological consulting services for us in exchange for $350 per diem plus expenses. During fiscal year ended December 31, 2004, Mr. Reneau invoiced us, and has been compensated, in the amount of $12,506. During fiscal year ended December 31, 2005, Mr. Reneau invoiced us, and has been compensated, in the amount of $72,838.

Corporate Relations Consulting Services Agreement

On March 1, 2006, we entered into a corporate relations consulting services agreement (the "Corporate Relations Consulting Agreement") with Michael Bayback and Company Inc., which is related to one of our shareholders ("Michael Bayback"). In accordance with the terms and provisions of the Corporate Relations Consulting Agreement: (i) the term is for an initial six-month period; (ii) we agreed to pay up to $5,000 per month during the initial six-month period for services rendered; and (iii) we issued an aggregate of 500,000 warrants exercisable at $1.00 per share for a ten-year term. The shares of common stock underlying the warrants have piggyback registration rights.

Management and Consulting Services

On December 16, 2005, our Board of Directors authorized and approved the issuance of an aggregate of 1,300,000 pre-forward stock split shares of restricted common stock as follows (1,950,000 post-forward stock split shares): (i) 500,000 pre-forward stock split shares (750,000 post-forward stock split shares) to Amir Adnani, one of our directors and our President and Chief Executive Officer, as compensation for management and consulting services provided to us; (ii) 500,000 pre-forward stock split shares (750,000 post-forward stock split shares) to Randall Reneau, one of our directors and our Chief Exploration Officer, as compensation for management and consulting services provided to us; and (iii) 300,000 pre-forward stock split shares (450,000 post-forward stock split shares) to an unaffiliated third party for consulting services provided to us.

Adnani Executive Services Agreement

On July 1, 2006, our Board of Directors authorized and approved the execution of the "Adnani Executive Services Agreement". Pursuant to the terms and provisions of the Adnani Executive Services Agreement: (i) Mr. Adnani shall continue to provide duties to us commensurate with his current executive positions as our President and Chief Executive Officer; (ii) we shall pay to Mr. Adnani a monthly fee of $10,000.00 for an initial term of two years expiring on July 1, 2008; (iii) we confirmed the previous granting of his existing pre forward split stock options; and (iv) the Adnani Executive Services Agreement may be terminated without cause by either of us by providing prior written notice of the intention to terminate at least 90 days (in the case of our company after the initial term) or 30 days (in the case of Mr. Adnani) prior to the effective date of such termination.

Brad Moore Mineral Asset Option Agreement

On October 11, 2005, we entered into a Mineral Asset Option Agreement (the "Option") with Brad A. Moore giving us the option to acquire certain uranium leases from Mr. Moore in the State of Texas. In consideration for the Option, we paid Mr. Moore a cash payment of $50,000 and issued 1,000,000 shares of our restricted common stock. The Option, if exercised will require the further issuance of 2,000,000 restricted common shares in varying share instalments over the three, six month intervals following the effective date of the Option (October 11, 2005). A further payment of $150,000 has been paid under the Option on February 1, 2006. Title to the properties to be acquired will transfer upon payment of all remaining stock required under the Option, the timing of which may be accelerated at our discretion. During the Option term, we have the right as operator to conduct or otherwise direct the all exploration on the properties to be acquired.

Harry A. Moore Trust Agreement

On December 12, 2005, our Board of Directors authorized and approved the execution of an agreement (the "Moore Trust Agreement") with Harry A. Moore Trust (the "Moore Trust"). Pursuant to the terms and provisions of the Moore Trust Agreement, we acquired an undivided 100% legal, beneficial and registerable interest in and to certain assets consisting of certain drill and assay data regarding prospective tracts located in Goliad, Waller, Duval and McMullen Counties in the State of Texas. Pursuant to further terms and provisions of the Moore Trust Agreement, we paid to the Moore Trust certain payments aggregating $50,000.00 and issued an aggregate of 75,000 shares.

Eurotrade Management Group Ltd. Agreement

On February 1, 2006, our Board of Directors, pursuant to unanimous written consent, authorized and approved the execution of a corporate finance consulting services agreement (the "Consulting Services Agreement") with Eurotrade Management Group Ltd. ("Eurotrade"). Pursuant to the terms and provisions of the Consulting Services Agreement, we agreed to: (i) retain Eurotrade as a consultant for a one-year period effective February 1, 2006 (the "Effective Date"); (ii) within ten calendar days from the Effective Date, issue to Eurotrade an aggregate 515,000 pre-forward stock split shares of our restricted common stock (772,500 post-forward stock split); and (iii) reimburse Eurotrade for all pre-approved, direct and reasonable expenses actually and properly incurred by Eurotrade for our benefit in connection with its performance of consulting services.

Pursuant to further terms and provisions of the Consulting Services Agreement, Eurotrade agrees to perform certain corporate finance consulting services to us including, but not limited to, the following: (i) assist in the initiation, coordination, implementation and management of all aspects of any program or project in connection with the corporate finance development and maintenance of our various business interests; (ii) assist in the organization and preparation of any and all business plans, technical reports, news releases and special shareholder or investment reports; (iii) assist in the liaison with and the setting up of all corporate alliances and regulatory associations; (iv) assist in the negotiation and structuring of any proposed transaction which will maximize our interests in each subject transaction together with the presentation of a written summary of said structure; and (v) assist in all other matters and services in connection with the corporate finance development and maintenance of our various business interests as may be determined by the Board of Directors.

On February 1, 2006, our Board of Directors subsequently authorized and approved the issuance to Eurotrade of an aggregate 515,000 pre-forward stock split shares (772,500 post-forward stock split shares) of our restricted common stock at $0.50 per share in accordance with the terms and provisions of the Consulting Services Agreement.

Drilling Database Information Agreement

On December 12, 2005, we entered into a drilling database information agreement (the "Drilling Database Agreement") with Jim Knupke. In accordance with the terms and provisions of the Drilling Database Agreement: (i) we are required to make cash payments to Mr. Knupke of $2,000 per month payable quarterly; (ii) issue an aggregate of 12,500 pre-forward stock split shares of our restricted common stock (18,750 post-forward stock split); and (iii) issue a further 12,500 restricted common shares quarterly for the next three quarters following the effective date of the Drilling Database Agreement.

Uranium Mining Lease

On June 13, 2006, we entered into a ten-year uranium mining lease (the "Lease") with John G. Jebsen and John Triantis (collectively, the "Lessor"), pursuant to which the Lessor granted and leased to us certain acreage consisting of 41 unpatented lode mining claims located in Carbon County, Wyoming. In accordance with the terms and provisions of the Lease, we shall: (i) investigate, explore, prospect, drill, solution mine, produce, extract, treat, process, and store uranium, thorium and other fissionable associated substances (the "Leased Substances"); (ii) pay to the Lessor an aggregate of $50,000 for the Lease; and (iii) pay to the Lessor a production royalty as follows: (a) in the event the sales price for the Leased Substances mined by us is less than $0.50 per pound, five percent (5%) of the net proceeds received, and (b) in the event the sales price for the Leased Substances mined by us exceeds $0.50 per pound, six percent (6%) of the net proceeds received. In addition to the payments required to be made by us under the terms of the Lease as discussed, we shall pay additional minimum advance royalties as follows: (i) $30,000 on or before September 15, 2006; which has been paid; (ii) $30,000 on or before January 1, 2007; (iii) $50,000 on or before June 1, 2007; (iv) $500,00 on or before December 1, 2007; (v) $500,00 on or before December 1, 2008; (vi) $50,000 on or before December 1, 2009; and (vi) $50,000 on or before December 1st of every year subsequent to December 1, 2009 and as long thereafter as Leased Substances are being produced in commercial quantities from the property subject to the Lease.

Option to Purchase Assets Agreement

On July 27, 2006, we entered into an option to purchase assets (the "Option") with High Plains Uranium Inc. ("High Plains"), pursuant to which we agreed to sell our unencumbered database consisting of 813 mobile drill logs (e-logs and lithlogs), 242 Moore Energy logs and certain drill hole location maps, reserve calculations, survey data and core analyses (collectively, the "Cadena Database"). In accordance with the terms and provisions of the Option: (i) High Plains shall within thirty calendar days (the "Option Period") pay us a non-refundable cash payment in the aggregate amount of $150,000, with an initial option payment of $25,000 paid on the date of execution of the Option and the final option payment of $125,000 on or before the end of the Option Period; and (ii) High Plains shall issue to us 333,333 shares of their common stock. Prior to exercise of the Option, High Plains may terminate the Option by providing a notice of termination to us in writing of its desire to do so at least five days prior to its decision to terminate. In the event the Option is terminated, High Plains shall have no right or entitlement to the Cadena Data or option payments made to date. To date we have received $150,000 in cash.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER INFORMATION

Shares of our common stock commenced trading on the OTC Bulletin Board under the symbol "URME 'OB" on December 5, 2005. The market for our common stock is limited, and can be volatile. The following table sets forth the high and low bid prices relating to our common stock on a quarterly basis for the periods indicated as quoted by the NASDAQ stock market. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

Quarter Ended	High Bid	Low Bid
June 30, 2006	$4.85	$2.00
March 31, 2006	$7.33	$0.83
December 31, 2005	Nil	Nil

As of September 28, 2006, we had 70 shareholders of record.

Dividend Policy

No dividends have been declared or paid on our common stock. We have incurred recurring losses and do not currently intend to pay any cash dividends in the foreseeable future.

Securities Authorized For Issuance Under Compensation Plans

We have one equity compensation plan, the Uranium Energy Corp. Amended 2005 Stock Option Plan (the "2005 Stock Option Plan"). The table set forth below presents information relating to our equity compensation plans as of the date of this prospectus:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equipment Compensation Plans (excluding column (a))
Equity Compensation Plans Approved by Security Holders (Stock Option Plan)	3,487,500	$0.45	4,012,500
Equity Compensation Plans Not Approved by Security Holders(1)	2,033,500	$2.35	Nil

  On April 24, 2006, we issued warrants to acquire up to 300,000 shares at an exercise price of $1.50 per share until May 25, 2007. In addition, on May 25, 2006, we issued warrants to acquire up to 1,733,500 shares at an exercise price of $2.50 per share until May 25, 2007. Finally, on June 13, 2006, we issued warrants to acquire up to 12,500 shares at an exercise price of $2.50 per share until June 13, 2007.

2005 Stock Option Plan

On December 19, 2005, our Board of Directors authorized and approved the adoption of the 2005 stock option plan effective December 19, 2005 (the "Stock Option Plan").

The purpose of the Stock Option Plan is to enhance our long-term stockholder value by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service.

The Stock Option Plan is to be administered by our Board of Directors or a committee appointed by and consisting of two or more members of the Board of Directors, which shall determine (i) the persons to be granted stock options under the Stock Option Plan; (ii) the number of shares subject to each option, the exercise price of each stock option; and (iii) whether the stock option shall be exercisable at any time during the option period of ten years or whether the stock option shall be exercisable in instalments or by vesting only. The Stock Option Plan provides authorization to the Board of Directors to grant stock options to purchase a total number of shares of common stock of the Company, not to exceed 3,500,000 shares as at the date of adoption by the Board of Directors of the Stock Option Plan. At the time a stock option is granted under the Stock Option Plan, the Board of Directors shall fix and determine the exercise price at which shares of our common stock may be acquired.

In the event an optionee ceases to be employed by or to provide services to us for reasons other than cause, retirement, disability or death, any stock option that is vested and held by such optionee generally may be exercisable within up to 90 calendar days after the effective date that his position ceases, and after such 90-day period any unexercised stock option shall expire. In the event an optionee ceases to be employed by or to provide services to us for reasons of retirement, disability or death, any stock option that is vested and held by such optionee generally may be exercisable within up to one-year after the effective date that his position ceases, and after such one-year period any unexercised stock option shall expire.

No stock options granted under the Stock Option Plan will be transferable by the optionee, and each stock option will be exercisable during the lifetime of the optionee subject to the option period of ten years or limitations described above. Any stock option held by an optionee at the time of his death may be exercised by his estate within one year of his death or such longer period as the Board of Directors may determine.

The exercise price of a stock option granted pursuant to the Stock Option Plan shall be paid in full to us by delivery of consideration equal to the product of the stock option in accordance with the requirements of the Nevada Revised Statutes. Any stock option settlement, including payment deferrals or payments deemed made by way of settlement of pre-existing indebtedness from the Company may be subject to such conditions, restrictions and contingencies as may be determined.

The Stock Option Plan further provides that, subject to the provisions of the Stock Option Plan and prior shareholder approval, the Board of Directors may grant to any key individuals who are our employees eligible to receive options one or more incentive stock options to purchase the number of shares of common stock allotted by the Board of Directors (the "Incentive Stock Options"). The option price per share of common stock deliverable upon the exercise of an Incentive Stock Option shall be at least 100% of the fair market value of the common shares of the Company, and in the case of an Incentive Stock Option granted to an optionee who owns more than 10% of the total combined voting power of all classes of our stock, shall not be less than 100% of the fair market value of our common shares. The option term of each Incentive Stock Option shall be determined by the Board of Directors, which shall not commence sooner than from the date of grant and shall terminate no later than ten years from the date of grant of the Incentive Stock Option, subject to possible early termination as described above.

On December 20, 2005, the Board of Directors authorized and approved the grant of an aggregate 3,150,000 pre-forward stock split stock options to key consultants, directors and officers under the Stock Option Plan. On February 1, 2006, the Board of Directors authorized and approved the grant of an additional 190,000 pre-forward stock split stock options to two individuals, one of which is a newly appointed officer and the other is a consultant.

During February 2006, we registered 2,000,000 of those pre-forward stock split stock options pursuant to a registration statement on Form S-8 with the SEC.

In April 2006, the 2005 Stock Option Plan was amended to increase the number of shares that may be issued under the plan from 3,500,000 to 7,500,000 and we registered 1,500,000 of these pre-forward stock split stock options pursuant to a registration statement on Form S-8 with the SEC.

EXECUTIVE COMPENSATION

During fiscal years ended December 31, 2005 and 2004, none of our directors were compensated for their roles as directors. Our directors may be reimbursed for any out-of-pocket expenses incurred by them on our behalf. Certain officers are paid for services provided to us as indicated below. We presently have no pension, annuity, insurance, profit sharing or similar benefit plans.

Summary Compensation Table

None of our executive officers received an annual salary and bonus that exceeded $100,000 during the fiscal years ended December 31, 2005 and 2004. The following table sets forth the compensation received by our executive officers in the fiscal years ended December 31, 2005 and 2004:

Name and Principal Position	Fiscal Year	Annual Compensation		Long Term Compensation
		Salary	Other(1)	Securities Underlying Options
Amir Adnani President, Chief Executive Officer, Principal Executive Officer and a director	2005	-	56,000	202,500(2)
	2004	$-0-	4,000	Nil
Randall Reneau Chief Exploration Officer and a director	2005	$-0-	79,838	202,500(2)
	2004	$-0-	12,506	Nil

  Other compensation paid to Amir Adnani was for management services provided to the Company. Other compensation paid to Randall Renauu was pursuant to a letter agreement dated December 1, 2004 for geological consulting services provided to the Company on a per diem basis.

  These options are exercisable at a price of $0.33 per share until December 20, 2015.

The following table sets forth information relating to the grant of stock options to our directors and executive officers in 2005:

Option/SAR Grants in Last Fiscal Year
Name	Number of Pre-forward Split Shares Underlying Options	Percent of Total Options Granted During 2005	Exercise Price	Date of Expiration
Amir Adnani	135,000	4.3%	$0.50	December 20, 2015
Alan P. Lindsay	400,000	12.7%	$0.50	December 20, 2015
Randall Reneau	135,000	4.3%	$0.50	December 20, 2015
Harry Anthony	135,000	4.3%	$0.50	February 14, 2015
Bruce Horton	50,000	1.6%	$0.50	December 20, 2015
Steve Jewett	50,000	1.6%	$0.50	December 20, 2015
Grant Atkins	200,000	6.3%	$0.50	December 20, 2015
John Lindsay	200,000	6.3%	$0.50	December 20, 2015

Employment and Consulting Agreements

From June 30, 2004, and as formalized in a letter agreement dated December 1, 2004 between us and Randall Reneau (the "Reneau Services Agreement"), Mr. Reneau has performed geological consulting services for us in exchange for $350 per diem plus expenses. During fiscal year ended December 31, 2004, Mr. Reneau invoiced us, and has been compensated, in the amount of $12,506. During fiscal year ended December 31, 2005, Mr. Reneau invoiced us, and has been compensated, in the amount of $72,838.

On February 15, 2006, our Board of Directors authorized and approved the execution of the Anthony Employment Agreement. On July 1, 2006 our Board of Directors approved an amendment to the Anthony Employment Agreement extending the initial term thereunder to July 1, 2008. Pursuant to the terms and provisions of the Anthony Employment Agreement, as amended: (i) Mr. Anthony shall provide duties to us commensurate with his executive position as our Chief Operating Officer and he will also become a member of our Board of Directors; (ii) we shall pay to Mr. Anthony a monthly fee of $10,000.00; (iii) we granted an aggregate of 250,000 pre forward split stock options to Mr. Anthony to purchase shares of our restricted common stock at $0.50 per share for a ten-year term; and (iv) the Anthony Employment Agreement may be terminated without cause by either of us by providing prior written notice of the intention to terminate at least 90 days (in the case of our company after the initial term) or 30 days (in the case of Mr. Anthony) prior to the effective date of such termination.

On July 1, 2006, our Board of Directors authorized and approved the execution of the Adnani Executive Services Agreement. Pursuant to the terms and provisions of the Adnani Executive Services Agreement: (i) Mr. Adnani shall continue to provide duties to us commensurate with his current executive positions as our President and Chief Executive Officer; (ii) we shall pay to Mr. Adnani a monthly fee of $10,000.00 for an initial term of two years expiring on July 1, 2008; (iii) we confirmed the previous granting of his existing pre forward split stock options; and (iv) the Adnani Executive Services Agreement may be terminated without cause by either of us by providing prior written notice of the intention to terminate at least 90 days (in the case of our company after the initial term) or 30 days (in the case of Mr. Adnani) prior to the effective date of such termination.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at One Station Place, 100 F Street, N.E., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also obtain copies of our SEC filings by going to the SEC's website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of the Company, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

No agent of the Company or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

The consolidated financial statements of Uranium Energy Corp. listed below are included in this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Unaudited financial statements for the three and six-months ended June 30, 2006.

Audited financial statements for the years ended December 31, 2005 and 2004.

URANIUM ENERGY CORP.
(formerly Carlin Gold Inc.)
(an exploration stage company)
FINANCIAL STATEMENTS

DECEMBER 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BALANCE SHEETS

STATEMENTS OF OPERATIONS

STATEMENT OF STOCKHOLDERS' EQUITY

STATEMENTS OF CASH FLOWS

NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Uranium Energy Corp. (formerly Carlin Gold Inc.).

We have audited the balance sheets of Uranium Energy Corp. (formerly Carlin Gold Inc.), an exploration stage company, as at December 31, 2005 and 2004 and the statement of operations, stockholders' equity and cash flows for the years ended December 31, 2005 and 2004 and for the period May 16, 2003 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows and the changes in stockholders' equity for the years then ended, and for the period May 16, 2003 (inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has reported significant losses since inception from operations and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DALE MATHESON CARR-HILTON LABONTE

CHARTERED ACCOUNTANTS

Vancouver, Canada
March 27, 2006

URANIUM ENERGY, CORP.
(formerly Carlin Gold Inc.)
(an exploration stage company)

BALANCE SHEETS

	December 31,	December 31,
	2005	2004

CURRENT ASSETS
Cash and cash equivalents	$ 107,160	$ 406,270
Other current assets	300	1,613

	$ 107,460	$ 407,883

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 114,456	$ 28,855
Due to related parties (Note 8)	208,832	7,559

	323,288	36,414

CONTINGENCIES AND COMMITMENTS (Notes 1, 3 & 5)

STOCKHOLDERS' EQUITY (DEFICIENCY)
Capital Stock (Note 5)

Common stock $0.001 par value: 75,000,000 shares authorized 20,461,083 shares issued and outstanding (2004 - 16,328,583)	20,461	10,886
Additional paid-in capital	2,565,172	513,239
Deferred compensation (Note 5)	(650,000)	-
Deficit accumulated during the exploration stage	(2,151,461)	(152,656)

	(215,828)	371,469

	$ 107,460	$ 407,883

The accompanying notes are an integral part of these financial statements.

URANIUM ENERGY, CORP.
(formerly Carlin Gold Inc.)
(an exploration stage company)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the Period from May 16, 2003 (inception) to December 31, 2005

EXPENSES
Exploration costs, net of recoveries	975,514	57,112	1,033,680
General and administrative	136,739	12,009	150,272
Management fees	128,860	31,943	173,461
Professional fees	73,684	27,106	110,040
Stock-based compensation (Note 6)	684,008	-	684,008

	1,998,805	128,170	2,151,461

NET LOSS FOR THE YEAR	(1,998,805)	$ (128,170)	$ (2,151,461)

BASIC AND FULLY DILUTED NET LOSS PER SHARE	$ (0.12)	$ (0.08)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	17,298,582	1,605,894

The accompanying notes are an integral part of these financial statements.

URANIUM ENERGY, CORP.
(formerly Carlin Gold Inc.)
(an exploration stage company)
STATEMENT OF STOCKHOLDERS' EQUITY
FROM MAY 16, 2003 (inception) TO DECEMBER 31, 2005
						Deficit
				Additional		Accumulated	Total
		Common stock		Paid-in	Deferred	During Exploration	Stockholders'
	Date	Shares	Amount	Capital	Compensation	Stage	Equity
Balance, May 16, 2003		-	$ -	$ -	$ -	$ -	$ -
Net loss for the period		-	-	-		(24,486)	(24,486)
Balance - December 31, 2003		-	-	-	-	(24,486)	(24,486)
Shares issued for cash at $0.0013 per share	Jul 27, 2004	1,575,000	1,050	1,050	-	-	2,100
Shares issued for cash at $0.20 per share	Aug 23, 2004	235,173	157	46,881	-	-	47,038
Shares issued on Conversion of debenture at $0.20 per share (Note 4)	Aug 23, 2004	35,000	23	6,977	-	-	7,000
Shares issued on settlement of debts at $0.20 per share (Note 8)	Aug 23, 2004	79,647	53	15,876	-	-	15,929
Shares issued for cash at $0.0013 per share	Oct 7, 2004 to Dec 7, 2004	9,975,000	6,650	6,650	-	-	13,300
Shares issued on Conversion of debenture at $0.0013 per share (Note 4)	Dec 7, 2004	2,250,000	1,500	1,500	-	-	3,000
Shares issued for cash at $0.20 per share	Dec 31, 2004	2,178,763	1,453	434,305	-	-	435,758
Net loss for the year	-	-	-	-	-	(128,170)	(128,170)
Balance - December 31, 2004		16,328,583	10,886	513,239	-	(152,656)	371,469
Shares issued for cash at $0.333 per share	Mar 31, 2005	435,000	290	144,710	-	-	145,000
Shares issued for cash at $0.333 per share	Apr 28, 2005	330,000	220	109,780	-	-	110,000
Shares issued for cash at $0.333 per share	May 18, 2005	60,000	40	19,960	-	-	20,000
Shares issued for cash at $0.333 per share	Sept 16,2005	300,000	200	99,800	-	-	100,000
Shares issued for property option agreement at $0.333 per share (Note 3)	Oct 11, 2005	750,000	500	249,500	-	-	250,000
Shares issued for cash at $0.333 per share	Nov 30, 2005	232,500	155	77,345	-	-	77,500
Shares issued for drill data at $0.333 per share (Note 5)	Dec 12, 2005	75,000	50	24,950	-	-	25,000
Stock based compensation - management agreement bonus at $0.333 per share	Dec 16, 2005	1,950,000	1,300	648,700	(650,000)	-	-
Stock based compensation - options issued	Dec 20, 3005	-	-	684,008		-	684,008
Reclassification for stock split	-	-	6,820	(6,820)	-	-	-
Net loss for the year	-	-	-	-	-	(1,998,805)	(1,998,805)
Balance - December 31, 2005		20,461,083	$20,461	$2,565,172	$ (650,000)	$ (2,151,461)	$ (215,828)

All share amounts have been restated to reflect the 2:1 reverse share consolidation in January 2005 and the 1.5:1 forward share split as of the date of record, February 28, 2006. (refer to Note 5)

The accompanying notes are an integral part of these financial statements.

URANIUM ENERGY, CORP.
(formerly Carlin Gold Inc.)
(an exploration stage company)
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the Period from May 16, 2003 (inception) to December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year	$ (1,998,805)	$ (128,170)	$ (2,151,461)
Adjustments to reconcile net loss to net cash from operating activities:
Stock based compensation	684,008	-	684,008
Non-cash property and drill data costs	275,000	-	275,000
Non-cash exploration expenses	-	-	10,000
Non-cash exploration recoveries	-	-	(20,000)
Other current assets	1,313	(1,581)	(300)
Accounts payable and accrued liabilities	85,601	28,855	114,456

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(952,883)	(100,896)	(1,088,297)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares for cash	452,500	498,196	950,696
Convertible debenture proceeds	-	-	20,000
Advances from related parties	201,273	8,624	224,761

NET CASH FLOWS FROM FINANCING ACTIVITIES	653,773	506,820	1,195,457

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(299,110)	405,924	107,160

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	406,270	346	-

CASH AND CASH EQUIVALENTS, END OF YEAR	$ 107,160	$ 406,270	$ 107,160

CASH AND CASH EQUIVALENTS CONSIST OF:

Cash in bank	$ 107,160	$ 276,104	$ 107,160
Short term investments	-	130,166	-

	$ 107,160	$ 406,270	$ 107,160

SUPPLEMENTAL DISCLOSURES:
Interest paid	$ -	$ -	$ -

Taxes paid	$ -	$ -	$ -
SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS (Note 10)

The accompanying notes are an integral part of these financial statements.

NOTE 1:   NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Uranium Energy Corp. (the "Company") was incorporated on May 16, 2003 in the State of Nevada as Carlin Gold, Inc. The Company is an exploration stage company that was originally organized to explore and develop precious metals in the United States.

During 2004, the Company changed its business direction from the exploration of precious metals to the exclusive focus on the exploration and development of uranium deposits in the United States and internationally. Due to the change in the Company's core business direction, the Company disposed of its 18 mineral property claims in the State of Nevada. In addition, the Company commenced reorganization, including a reverse stock split by the issuance of 1 new share for each 2 outstanding shares of the Company's common stock and the raising of further capital for its new operating directives (refer to Notes 3 and 9). On January 24, 2005, the Company approved a special resolution to change the name of the Company from Carlin Gold, Inc. to Uranium Energy Corp. Subsequent to the year end, on February 28, 2006; the Company completed a forward stock split by the issuance of 1.5 new shares for each 1 outstanding shares of the Company's common stock.

Since November 1, 2004, the Company has acquired mineral leases, directly and under options, for the purposes of exploring for economic deposits of uranium in the States of Arizona, Texas, Colorado, and Utah. To December 31, 2005, interests in approximately 8,292 net acres of mineral properties have been staked or leased by the Company.

Going Concern

The Company commenced operations on May 16, 2003 and has not realized any significant revenues since inception. As at December 31, 2005, the Company has a working capital deficiency of $215,828 and an accumulated deficit of $2,151,461 (December 31, 2004 - $152,656). The Company is in the exploration stage of its mineral property development and to date has not yet established any known mineral reserves on any of its existing properties. The ability of the Company to continue as a going concern is dependent on raising capital to fund its planned mineral exploration work and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company's ability to continue as a going concern. The Company intends to continue to fund its initial operations by way of private placements and advances from related parties as may be required. To date, the Company has completed private placements for total proceeds of $950,696 from the issuance of shares of the Company's common stock.

NOTE 2:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated on May 16, 2003 in the State of Nevada. The Company's fiscal year end is December 31.

Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant areas requiring management's estimates and assumptions are determining the fair value of shares of common stock and convertible debentures.

NOTE 2:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Mineral Property Costs

Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified. To date the Company has not established any proven or probable reserves on its mineral property interests. Estimated future removal and site restoration costs are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. Any charge is included in exploration expense or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

Asset Retirement Obligations

The Company has adopted the provisions of SFAS No. 143 "Accounting for Asset Retirement Obligations," which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets. The adoption of this standard has had no effect on the Company's financial position or results of operations. To December 31, 2005 any potential costs relating to the ultimate disposition of the Company's mineral property interests have not yet been determinable.

Financial Instruments

The fair values of cash and cash equivalents, other current assets, accounts payable and accrued liabilities, convertible debentures and amounts due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company's operations and financing activities are conducted primarily in United States dollars, and as a result the Company is not subject to significant exposure to market risks from changes in foreign currency rates.

Management has determined that the Company is exposed to significant credit risk.

Loss per Common Share

Basic loss per share includes no dilution and is computed by dividing loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings (loss) of the Company. The common shares potentially issuable on conversion of outstanding convertible debentures and exercise of stock options were not included in the calculation of weighted average number of shares outstanding because the effect would be anti-dilutive.

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with SFAS No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. As at December 31, 2005, December 31, 2004 and 2003 the Company had net operating loss carry forwards; however, due to the uncertainty of realization, the Company has provided a full valuation allowance for the potential deferred tax assets resulting from these losses carry forwards.

NOTE 2:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-based Compensation

In December 2002, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148"), an amendment of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information.

The Company has elected to continue to account for stock options granted to employees and officers in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company's stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period. In addition, with respect to stock options granted to employees, the Company provides pro-forma information as required by SFAS No. 123 showing the results of applying the fair value method using the Black-Scholes option pricing model. In accordance with SFAS No. 123, the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants.

The following table illustrates the pro forma effect on net loss and net loss per share as if the Company had accounted for its stock-based employee compensation using the fair value provisions of SFAS No. 123 using the assumptions as described in Note 5:
		Year ended December 31, 2005	Year ended December 31, 2004
Net loss for the year	As reported	$ (1,998,805)	$ (128,170)
SFAS 123 compensation expense	Pro-forma	(458,084)	-
Net loss for the year	Pro-forma	$ (2,456,889)	$ (128,170)

Pro-forma basic net loss per share	Pro-forma	$ (0.14)	$ (0.08)
Pro-forma diluted net loss per share	Pro-forma	$ (0.14)	$ (0.08)

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the FASB Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certain applications of APB 25.

NOTE 2:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("SFAS 153") SFAS 153 requires that exchanges of non-monetary assets are to be measured based on fair value and eliminates the exception for exchanges of non-monetary, similar productive assets, and adds an exemption for non-monetary exchanges that do not have commercial substance. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. Management does not believe that the adoption of this standard will have a material impact on the Company's financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). This standard becomes effective for the Company for its first annual or interim period that begins after December 15, 2005. The Company will adopt SFAS 123R no later than the beginning of January 1, 2006. Management is currently evaluating the potential impact that the adoption of SFAS 123R will have on the Company's financial position and results of operations.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 ("SAB 107") to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143".  Asset retirement obligations (AROs) are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset, except for certain obligations of lessees. FIN 47 clarifies that liabilities associated with asset retirement obligations whose timing or settlement method are conditional on future events should be recorded at fair value as soon as fair value is reasonably estimable. FIN 47 also provides guidance on the information required to reasonably estimate the fair value of the liability. FIN 47 is intended to result in more consistent recognition of liabilities relating to AROs among companies, more information about expected future cash outflows associated with those obligations stemming from the retirement of the asset(s) and more information about investments in long-lived assets because additional asset retirement costs will be recognized by increasing the carrying amounts of the assets identified to be retired. FIN 47 is effective for fiscal years ending after December 15, 2005. Management is currently evaluating the impact, which the adoption of this standard will have on the Company's financial statements.

In July 2005, the Financial Accounting Standards Board issued SFAS No. 154, Accounting for Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3. Under the provisions of SFAS No. 154, a voluntary change in accounting principle requires retrospective application to prior period financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. A change in depreciation, amortization, or depletion method for long-lived, non-financial assets must be accounted for as a change in accounting estimate effected by a change in accounting principle. The guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate was not changed. We will implement this new standard beginning January 1, 2006. This standard is not expected to have a significant effect on our reported financial position or earnings.

In November 2005, the FASB issued Staff Position ("FSP") FAS115-1/124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations, and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. This FSP is effective for reporting periods beginning after December 15, 2005. We do not believe the adoption of this FSP will have a material impact on our financial statements.

NOTE 3:   MINERAL EXPLORATION PROPERTIES

Precious Metals Exploration

During 2003, the Company acquired 50 mineral claims in Elko County, Nevada, for consideration of $10,000 which was paid by a shareholder on behalf of the Company and formed part of the consideration received by the Company in connection with the Convertible Debenture (refer to Note 4). In connection with this acquisition, the Company granted a gold and silver production royalty to this shareholder in the amount of $36,000 for the first three years of production, $50,000 for subsequent years of production, plus a 4% net smelter royalty. No amount was recorded in connection with the granting of these royalties as the fair value was not readily determinable nor considered material given the preliminary exploration stage of the property. These mineral claims were acquired for the purpose of exploring for mineable reserves of precious metals. A total of $5,006 was spent on initial exploration in 2004 ($10,354 in 2003) on these claims. The results of preliminary exploration were unfavorable and accordingly during 2003, 32 of the mineral claims were sold to the aforementioned shareholder in settlement of $20,000 of the Convertible Debenture (refer to Note 4). The $20,000 settlement was recorded as reduction of exploration expenses in 2003. During 2004, management determined that its 18 remaining mineral claims had nominal value, and a decision was made to abandon or dispose of the remaining 18 mineral claims commensurate with the reorganization initiatives pursued by the Company. During July, 2005, the Company disposed of these remaining mineral claims to the same shareholder for no further consideration and accordingly no gain or loss on disposal has been recorded.

Uranium Exploration

During 2004, the Company changed its focus from precious metals exploration in the state of Nevada to the exploration for economic reserves of uranium throughout the United States and internationally. The Company changed its name from Carlin Gold, Inc. to Uranium Energy Corp. on January 24, 2005.

Since November 1, 2004, and further to the reorganization of the Company's business direction, the Company has been acquiring mineral leases for the purposes of exploring for economic deposits of uranium in the States of Arizona, Colorado, Utah, Wyoming, and Texas. As of December 31, 2005, five claim blocks in Arizona comprising 1,540 acres of mineral properties have been staked or leased by the Company. A total of $11,649 was expended in the year ended December 31, 2004 to acquire these mineral claims.

On October 11, 2005, the Company entered into a Mineral Asset Option Agreement (the "Option") granting the Company the option to acquire certain uranium leases in the State of Texas for total consideration of $200,000 and 2,000,000 common shares at a deemed value of $0.50 per share. In consideration for the Option and its partial exercise over the option term, the Company made a cash payment of $50,000 and issued 500,000 shares of restricted common stock (750,000 post-split). Subsequent to year end, the Company paid a further cash payment of $150,000 on February 1, 2006. The Option, if fully exercised will require the further issuance of 1,500,000 shares of restricted common stock in 500,000 share instalments due six, twelve, and eighteen months from the effective date of the Option. Title to the properties to be acquired will transfer upon payment of all remaining shares of stock required under the Option, the timing of which may be accelerated at the Company's discretion. During the Option term, the Company has the right as operator to conduct or otherwise direct all exploration on the properties to be acquired under the Option.

During 2005, the Company acquired lease interests in twenty-one further uranium exploration mineral properties totaling 7,413 gross acres in the States of Arizona, Colorado, Texas, Wyoming, and Utah, for five years with an option to renew for five years, for aggregate costs of $174,476. To date, a total of 8,953 gross acres (8,804 net mineral acres) of mineral properties have been staked or leased by the Company in the states of Arizona, Colorado, Wyoming, Texas and Utah for the purposes of uranium exploration. Leased properties are subject to 5.0% to 8.25% net royalty interests.

The Company's work plan calls for the acquisition of further uranium exploration properties in Texas, Arizona, Utah, Colorado, and Wyoming. The Company has developed detailed exploration programs for each claim block area of interest based on historical data derived from past uranium exploration by other companies, with a mandate to prove or disprove the existence of uranium resources.

NOTE 4:   CONVERTIBLE DEBENTURE

On October 22, 2003, a shareholder of the Company ("Lender"), was issued a convertible debenture for $30,000 owing by the Company in connection with the acquisition of precious metals exploration properties in Elko County, Nevada (refer to Note 3) and other amounts advanced to the Company. The principal amount was due and payable on June 1, 2004. The debenture bore interest at the rate of 3% per annum and was secured by 50 mineral property claims located in the State of Nevada, then deeded to the Company.

The Lender had the right to convert all or any portion of the indebtedness at any time after April 1, 2004 into common stock of the Company at a price of $0.066 per common share. The borrower had the option to adjust the conversion price commensurate with any material change in the value or prospects of the Company, including but not limited to, merger, acquisition, disposition of assets, reclassification of conversion securities, or dilution.

On December 12, 2003, the terms of the convertible debenture were modified by an Amended And Restated Convertible Debenture after the Lender, on December 9, 2003, purchased 32 of the 50 mineral claims previously acquired by the Company for a $20,000 reduction in the original debenture which was recorded as a reduction in exploration expenses in 2003 (refer to Note 3). The Amended and Restated Convertible Debenture was in the principal amount of $10,000 and carried similar terms to the original convertible debenture.

On August 23, 2004, the parties to the Amended And Restated Convertible Debenture agreed to extend the debenture's term from June 1, 2004 to December 31, 2004, and waive interest accruing under the terms of the revised debenture upon conversion. The parties also agreed to modify the terms of conversion according to the prevailing private placement rate of $0.20 per share for 70% of the debenture's stated amount and $0.0013 per share for 30% of the debenture's stated amount. The Lender then elected to convert $7,000 of the principal amount outstanding resulting in the issuance of 35,000 shares of the Company's common stock.

On December 7, 2004, the Lender elected to convert the remaining amount outstanding under the Amended and Restated Convertible Debenture in the amount of $3,000, which was converted at the rate of $0.0013 per share resulting in the issuance of 2,250,000 shares of the Company's common stock.

There was no intrinsic value to the original conversion feature of this convertible debenture and accordingly, no beneficial conversion feature value was recorded.

Further, at the time of the modification of the terms of the Convertible Debenture, the Company had no material assets, was commencing a reorganization of which the modification was a component and there was no market for trading in shares of the Company's common stock. As a result, management determined that any fair value resulting from the modification of the terms of the convertible debenture was not material. Accordingly no amount was recorded in connection with the modification of the terms of the convertible debenture.

NOTE 5:   CAPITAL STOCK

The Company's capitalization at December 31, 2005 was 75,000,000 authorized common shares with a par value of $0.001 per share. On January 9, 2006, a majority of shareholders voted to amend the Company's Articles of Incorporation to increase the authorized capital from 75,000,000 shares of common stock to 750,000,000 shares of common stock. The increase in authorized capital was effected on February 1, 2006.

On January 24, 2005, a majority of shareholders and the directors of the Company approved a special resolution to undertake a reverse stock split of the common stock of the Company on a 1 new share for 2 old shares basis. The par value and the number of authorized but un-issued shares of the Company's common stock was not changed as a result of the reverse stock split. Subsequent to year end on February 14, 2006, the directors of the Company approved a special resolution to undertake a forward stock split of the common stock of the Company on a 1.5 new shares for 1 old share basis. The stock split became effective at the close of business on February 28, 2006.

All references in these financial statements to the number of common shares, price per share and weighted average number of common shares outstanding prior to the 1:2 reverse stock split and the 1.5:1 forward stock split have been adjusted to reflect these stock splits on a retroactive basis, unless otherwise noted.

Effective July 27, 2004 the Company issued 1,575,000 shares of common stock to the original founders of the Company at a price of $0.0013 per share for total proceeds of $2,100 and effective August 23, 2004, the Company issued 349,820 shares of common stock at $0.20 per share for total proceeds of $69,967 in connection with the Company's original precious metal exploration program of which 79,647 shares were issued on settlement of amounts owing to related parties in the aggregate amount of $15,929, and 35,000 shares were issued on the conversion of debentures in the aggregate amount of $7,000 as described in Note 4.

On December 7, 2004, the Company issued 12,225,000 shares of common stock to the Company's new management team, consultants, and stakeholders in connection with the reorganization and change of business direction of the Company as described in Note 1 at a price of $0.0013 per share for total proceeds of $16,300 of which 2,250,000 shares were issued on the conversion of debentures in the aggregate amount of $3,000 as described in Note 4.

On December 31, 2004, the Company issued 2,178,764 shares of common stock in connection with private placements of common stock at a price of $0.20 per share for total proceeds of $435,758 to fund the Company's intended uranium exploration program.

On October 11, 2005, the Company entered into a Mineral Asset Option Agreement (the "Option") granting the Company the option to acquire certain uranium leases in the State of Texas. In consideration for the Option, the Company made a cash payment of $50,000 and issued 750,000 shares of restricted common stock at a value of $0.333 per share for a total value of $250,000 which was recorded with mineral property costs. Subsequent to year end, the Company paid a further cash payment of $150,000 on February 1, 2006 under the terms of the Option. The Option, if fully exercised will require the further issuance of an additional 1,500,000 shares of restricted common stock in 500,000 share instalments due six, twelve, and eighteen months from the effective date of the Option. (refer to Note 3)

On December 12, 2005, the Company entered into an Agreement to acquire drill data from a third party in consideration for a cash payment of $5,000 and issued 75,000 shares of restricted common stock at a price of $0.333 per share for a total value of $25,000 which was included with mineral property costs.

On December 16, 2005 the Company issued 1,950,000 shares of restricted common stock at a price of $0.333 per share for a value of $650,000 to three members of management as per their management agreement with the Company which is for a one year term commencing January 1, 2006. Accordingly this cost has been recorded as deferred compensation in the statement of stockholders' equity as of December 31, 2005 and will be expensed in 2006.

During the year ended December 31, 2005, the Company issued 1,357,000 shares of common stock in connection with private placements of common stock at a price of $0.333 per share for total proceeds of $452,500.

NOTE 6:   STOCK OPTION PLAN

On December 19, 2005 the Board of Directors of the Company ratified, approved and adopted a Stock Option Plan for the Company in the amount of 5,250,000 shares at $0.333 per share. The majority of shareholders of the Company ratified and approved the Stock Option Plan effective February 1, 2006.

On December 20, 2005 2,970,000 stock options were granted to consultants at $0.333 per share. The term of these options is ten years. The fair value of these options at the date of grant of $684,008 was estimated using the Black-Scholes option pricing model with an expected life of 10 years, a risk free interest rate of 4.47%, a dividend yield of 0%, and an expected volatility of 55.21% and has been recorded as a consulting expense in the period.

On December 20, 2005, 1,755,000 stock options were granted at $0.333 per share to various officers and directors of the Company. The term of these options is ten years. The fair value of these options at the date of grant of $458,084 was estimated using the Black-Scholes option pricing model with an expected life of 10 years, a risk free interest rate of 4.47%, a dividend yield of 0%, and an expected volatility of 55.21%, and in accordance with the provisions of SFAS 148, has been disclosed on a pro-forma basis in Note 2.

As of December 31, 2005, 4,725,000 options under the Company's current SOP had been granted. No options had been exercised at year end.

A summary of the Company's stock options as of December 31, 2005 and 2004, and changes during the years ended is presented below:
	Number of options	Weighted average exercise price per share	Weighted average remaining contractual life (in years)
Outstanding at December 31, 2003	-	-	-
Exercised	-	-	-
Granted	-	-	-
Outstanding at December 31, 2004	-	-	-
Granted	4,725,000	-	-
Cancelled	-	-	-
Exercised	-	-	-
Outstanding at December 31, 2005	4,725,000	0.333	9.98

NOTE 7: INCOME TAXES

The Company has adopted FASB No. 109 for reporting purposes. As of December 31, 2005, the Company had net operating loss carry forwards of approximately $1,465,000 that may be available to reduce future years' taxable income. These carry forwards will begin to expire, if not utilized, commencing in 2023. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry forwards.

The Company reviews its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgment about the recoverability of future tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

A reconciliation of income tax computed at the federal and state statutory tax rates and the Company's effective tax rate is as follows
	Year ended December 31, 2005	Year ended December 31, 2004

Federal income tax provision at statutory rate	(35.0)%	(35.0)%
States income tax provision at statutory rates, net of federal income tax effect	(7.0)	(7.0)

Total income tax provision	(42.0)%	(4.0)%

The tax effects of temporary differences that give rise to the Company's future tax asset (liability) are as follows:
	2005	2004

Loss carry forwards	$615,000	$62,000
Valuation allowance	(615,000)	(62,000)
	$-	$-

As the criteria for recognizing future income tax assets have not been met due to the uncertainty of realization, a valuation allowance of 100% has been recorded for the current and prior year.

NOTE 8:   DUE TO RELATED PARTIES AND RELATED PARTY TRANSACTIONS

During the year ended December 31, 2005, the Company had transactions with certain officers and directors of the Company as follows: the Company incurred $168,154 in management fees, $118,154 was paid against outstanding management fees, and $150,000 was advanced to the Company from a shareholder of the Company. Also during the year ended December 31, 2005 a certain officer incurred expenses on behalf of the Company totaling $8,832. As at December 31, 2005, $208,832 is owing to these related parties in fees and expenses.

During the year ended December 31, 2004, the Company had transactions with certain officers and directors of the Company as follows: management fees incurred - $31,943; geological services incurred - $12,506; expenses paid on behalf of the Company - $9,110; cash advances to the Company - $2,128; settlement of amounts owing by the issuance of shares of common stock at $0.30 per share - $15,929; and amounts paid out by the Company - $46,136. As at December 31, 2004, $8,486 was owing to these related parties of which $927 has been included in accounts payable.

Amounts owing to related parties are unsecured, non-interest bearing and without specific terms of repayment.

Other related party transactions are disclosed in notes 3, 4 and 5.

NOTE 9 - COMMITMENTS

On December 1, 2005 the Company entered into a Financial Consulting Services Agreement with International Market Trend, AG. The term of the Agreement is for twelve months, effective January 1, 2006. In consideration for IMT entering into this Agreement, the Company agrees to deliver to IMT or its nominees 1,300,000 in stock options of the Company's common stock at a price of $0.50 per share. In addition, IMT will receive $10,000 per month. (see also Note 11)

NOTE 10 - SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

On October 11, 2005, the Company entered into a Mineral Asset Option Agreement (the "Option") granting the Company the option to acquire certain uranium leases in the State of Texas. In consideration for the Option, the Company made a cash payment of $50,000 and issued 750,000 shares of restricted common stock at a value of $0.333 per share for a total value of $250,000 which was recorded with mineral property costs. (refer to Notes 3 & 5)

On December 12, 2005, the Company entered into an Agreement to acquire drill data in consideration for a cash payment of $5,000 and issued 75,000 shares of restricted common stock at a price of $0.333 per share for a total value of $25,000 which was included with mineral property costs. (refer to Notes 3 & 5)

NOTE 11:   SUBSEQUENT EVENTS

(a)          The Company has completed a prospectus and registration statement with the Securities and Exchange Commission in the United States that covers the resale by certain selling shareholders of 3,653,583 shares of common stock which were issued from August 23, 2004 through September 16, 2005 in connection with private placements. As a result, the Company is fully reporting under the Securities and Exchange Act of 1934 as amended.

(b)          On January 15, 2006 the Company issued 18,750 restricted common shares in connection with a drilling database information agreement. The agreement requires cash payments of $2,000 per month payable quarterly and quarterly issuances of 12,500 restricted common shares for three further quarters following the effective date of the agreement.

(c)          Effective February 1, 2006, the Company granted 285,000 common share options in the capital of the Company exercisable over a 10 year term from the date of issue at $0.333 per share to two individuals who are either employees or officers of the Company.

(d)          On February 1, 2006, the Company issued 772,500 restricted common shares to a consultant in connection with a corporate finance consulting services agreement of the same date. The consultant will provide among other things, assistance in the initiation, coordination, implementation and management of all aspects of any program or project in connection with the corporate finance development and maintenance of the Company's various business interests over a one year initial term.

(e)          On February 14, 2006, the Company issued 1,200,000 registered common shares in connection with the exercise of share options by consultants to the Company for $400,000.

(f)          Effective February 15, 2006 the Company executed an employment agreement with its Chief Operating Officer and committed to pay him a monthly fee of $10,000 and to grant him 375,000 stock options exercisable over a ten year term at $0.333 per share.

(g)          Effective February 28, 2006 the Company effected a forward stock split on a 1.5 new share for each old share basis whereby 7,484,116 common shares were issued pro-rata to shareholders of the Company as of the record date on February 28, 2006.

(h)          On March 1, 2006, the Company entered into a corporate relations consulting services agreement with a shareholder of the Company for a six month initial term. The agreement requires the Company to pay $5,000 per month during the initial term and issue 500,000 warrants exercisable at $1.00 per share for a ten year term. The shares underlying the warrants have piggy back registration rights.

(i)          On March 2, 2006, the Company issued 300,000 registered common shares in connection with the exercise of share options by consultants to the Company for $100,000.

(j)          On March 10, 2006, the Company received a subscription for 250,000 units from a shareholder and consultant to the Company for $250,000. The 250,000 units were comprised of 250,000 restricted common shares and 125,000 common share purchase warrants in the capital of the Company with piggyback registration rights for all securities underlying the units issued. The warrants are exercisable at $1.50 per share for a term which is the earlier of (i) 12 months from the date of issuance or (ii) six months from the effective date of registration.

URANIUM ENERGY CORP.
(formerly Carlin Gold Inc.)
(an exploration stage company)
INTERIM FINANCIAL STATEMENTS

JUNE 30, 2006

(unaudited)

BALANCE SHEETS

INTERIM STATEMENTS OF OPERATIONS

INTERIM STATEMENTS OF CASH FLOWS

INTERIM NOTES TO FINANCIAL STATEMENTS

URANIUM ENERGY, CORP.
(formerly Carlin Gold Inc.)
(an exploration stage company)

BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(unaudited)

CURRENT ASSETS
Cash and cash equivalents	$ 4,037,681	$ 107,160
Prepaid expenses	22,327	300
	4,060,008	107,460

Equipment, net of accumulated depreciation	26,370	-

	$ 4,086,378	$ 107,460

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 161,781	$ 114,456
Due to related parties (Note 7)	-	208,832

	161,781	323,288

CONTINGENCIES AND COMMITMENTS (Notes 1, 3 & 4)

STOCKHOLDERS' EQUITY (DEFICIENCY)
Capital Stock (Note 4)
Common stock $0.001 par value: 750,000,000 shares authorized 27,987,338 shares issued and outstanding (December 31, 2005 - 20,461,083)	27,987	20,461
Additional paid-in capital	14,165,308	2,565,172
Share subscriptions	50,000	-
Common stock purchase warrants	992,894	-
Deferred compensation (Note 4)	(1,689,717)	(650,000)
Deficit accumulated during the exploration stage	(9,621,875)	(2,151,461)

	3,924,597	(215,828)

	$ 4,086,378	$ 107,460

The accompanying notes are an integral part of these interim unaudited financial statements.

URANIUM ENERGY, CORP.
(formerly Carlin Gold Inc.)
(an exploration stage company)

INTERIM STATEMENTS OF OPERATIONS

(unaudited)

	Three months Ended June 30, 2006	Three months Ended June 30, 2005	Six months Ended June 30, 2006	Six months Ended June 30, 2005	For the Period from May 16, 2003 (inception) to June 30, 2006
	$	$	$	$	$

EXPENSES
Mineral property expenditures	1,496,798	85,625	1,741,336	156,615	2,775,017
General and administrative	1,165,857	34,138	1,324,083	40,210	1,467,230
Management fees	285,907	27,397	464,114	55,052	646,324
Management fees - stock based	162,500	-	325,000	-	325,000
Professional fees	78,041	24,500	137,264	27,071	247,304
Consulting - stock based compensation	3,054,787	-	3,491,789	-	4,175,797

	6,243,890	171,660	7,483,586	278,948	9,636,672

LOSS BEFORE OTHER ITEM	(6,243,890)	(171,660)	(7,483,586)	(278,948)	(9,636,672)

INTEREST INCOME	13,172	398	13,172	803	14,797

NET LOSS FOR THE PERIOD	(6,230,718)	(171,262)	(7,470,414)	(278,145)	(9,621,875)

BASIC AND FULLY DILUTED NET LOSS PER SHARE	(0.24)	(0.01)	(0.31)	(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	25,866,734	17,020,396	23,874,921	16,700,592

The accompanying notes are an integral part of these interim unaudited financial statements.

URANIUM ENERGY, CORP.
(formerly Carlin Gold Inc.)
(an exploration stage company)
INTERIM STATEMENTS OF CASH FLOWS

(unaudited)
	Six months Ended June 30, 2006	Six months Ended June 30, 2005	For the Period from May 16, 2003 (inception) to June 30, 2006
	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	(7,470,414)	(278,145)	(9,621,875)
Adjustments to reconcile net loss to net cash from operating activities:
Stock based compensation	3,816,789	-	4,500,797
Non-cash property and drill data costs	36,250	-	311,250
Non-cash exploration expenses	1,150,000	-	1,160,000
Non-cash exploration recoveries	-	-	(4,071)
Prepaid expenses	(22,027)	-	(22,027)
Related parties	(208,832)		-
Other current assets	-	(1,348)	(300)
Depreciation	1,716	-	1,716
Accounts payable and accrued liabilities	47,325	2,338	161,781
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(2,649,193)	(277,155)	(3,512,729)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(28,086)	-	(28,086)

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(28,086)	-	(28,086)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares for cash	6,607,800	275,000	7,558,496
Convertible debenture proceeds	-	-	20,000
Advances from related parties	-	25,338	-

NET CASH FLOWS FROM FINANCING ACTIVITIES	6,607,800	300,338	7,578,496

INCREASE IN CASH AND CASH EQUIVALENTS	3,930,521	23,183	4,037,681
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	107,160	406,270	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	4,037,681	429,453	4,037,681

CASH AND CASH EQUIVALENTS CONSIST OF:
CASH IN BANK	524,528	198,486	524,528
SHORT TERM INVESTMENTS	3,513,153	230,967	3,513,153

	4,037,681	429,453	4,037,681
SUPPLEMENTAL DISCLOSURES:
Interest paid	-	-	-
Taxes paid	-	-	-
SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS (Note 9)

The accompanying notes are an integral part of these interim unaudited financial statements.

NOTE 1:   NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Uranium Energy Corp. (the "Company") was incorporated on May 16, 2003 in the State of Nevada as Carlin Gold, Inc. The Company is an exploration stage company that was originally organized to explore and develop precious metals in the United States.

During 2004, the Company changed its business direction from the exploration of precious metals to the exclusive focus on the exploration and development of uranium deposits in the United States and internationally. Due to the change in the Company's core business direction, the Company disposed of its 18 mineral property claims in the State of Nevada. In addition, the Company commenced reorganization, including a reverse stock split by the issuance of 1 new share for each 2 outstanding shares of the Company's common stock and the raising of further capital for its new operating directives (refer to Notes 3 and 9). On January 24, 2005, the Company approved a special resolution to change the name of the Company from Carlin Gold, Inc. to Uranium Energy Corp. On February 28, 2006; the Company completed a forward stock split by the issuance of 1.5 new shares for each 1 outstanding share of the Company's common stock.

Since November 1, 2004, the Company has acquired mineral leases, directly and under options, for the purposes of exploring for economic deposits of uranium in the States of Arizona, Texas, Colorado, and Utah. To June 30, 2006, interests in approximately 12,940 net acres of mineral properties have been staked or leased by the Company. In May of 2006 the Company began drilling operation on the Goliad Project in south Texas. The Phase I program calls for 32,000 feet of drilling, consisting of 70 test holes.

Going Concern

The Company commenced operations on May 16, 2003 and has not realized any significant revenues since inception. As at June 30, 2006, the Company has an accumulated deficit of $9,621,875. The Company is in the exploration stage of its mineral property development and to date has not yet established any known mineral reserves on any of its existing properties. The ability of the Company to continue as a going concern is dependent on raising capital to fund its planned mineral exploration work and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the Company's ability to continue as a going concern. The Company intends to continue to fund its initial operations by way of private placements and advances from related parties as may be required. To date, the Company has completed private placements and the exercise of options for total proceeds of $7,558,496 from the issuance of shares of the Company's common stock.

Unaudited Interim Financial Statements

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principals for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. They do not include all information and footnotes required by United States generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended December 31, 2005 included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The interim unaudited financial statements should be read in conjunction with those financial statements included in the Form 10-KSB. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

NOTE 2:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated on May 16, 2003 in the State of Nevada. The Company's fiscal year end is December 31.

Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents.

NOTE 2:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant areas requiring management's estimates and assumptions are determining the fair value of shares of common stock and convertible debentures.

Mineral Property Expenditures

Mineral property exploration and development costs are expensed as incurred until such time as economic reserves are quantified. The Company has considered the guidance under EITF 04-2 and has determined that capitalization of mineral property acquisition costs is inappropriate at the current stage of the Company's mineral property exploration activities. To date, the Company's mineral interests consist mainly of exploration stage properties. Furthermore, there is uncertainty as to the Company's ability to fund the exploration work necessary to determine if the properties have recoverable reserves or any future economic benefits. As a result, acquisition costs to date are considered to be impaired and accordingly, have been written off as mineral property expenditures.

To date, the Company has not established any proven or probable reserves on its mineral property interests. Estimated future removal and site restoration costs are provided over the life of proven reserves on a units-of-production basis. Costs, which include production equipment removal and environmental remediation, are estimated each period by management based on current regulations, actual expenses incurred, and technology and industry standards. Any charge is included in exploration expense or the provision for depletion and depreciation during the period and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

Asset Retirement Obligations

The Company has adopted the provisions of SFAS No. 143 "Accounting for Asset Retirement Obligations," which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets. The adoption of this standard has had no effect on the Company's financial position or results of operations. To June 30, 2006 any potential costs relating to the ultimate disposition of the Company's mineral property interests have not yet been determinable.

Financial Instruments

The fair values of cash and cash equivalents, other current assets, accounts payable and accrued liabilities, convertible debentures and amounts due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company's operations and financing activities are conducted primarily in United States dollars, and as a result the Company is not subject to significant exposure to market risks from changes in foreign currency rates.

Management has determined that the Company is exposed to significant credit risk.

Loss per Common Share

Basic loss per share includes no dilution and is computed by dividing loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings (loss) of the Company. The common shares potentially issuable on conversion of outstanding convertible debentures and exercise of stock options were not included in the calculation of weighted average number of shares outstanding because the effect would be anti-dilutive.

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with SFAS No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

NOTE 2:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. As at June 30, 2006, the Company had net operating loss carry forwards; however, due to the uncertainty of realization, the Company has provided a full valuation allowance for the potential deferred tax assets resulting from these losses carry forwards.

Stock-based compensation

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004) (SFAS No. 123R), Share-Based Payment, which addresses the accounting for stock-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. In January 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 107, which provides supplemental implementation guidance for SFAS No. 123R. SFAS No. 123R eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and instead generally requires that such transactions be accounted for using a fair-value-based method. The Company uses the Black-Scholes-Merton

("BSM") option-pricing model to determine the fair-value of stock-based awards under SFAS No. 123R, consistent with that used for pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation. The Company has elected the modified prospective transition method as permitted by SFAS No. 123R and accordingly prior periods have not been restated to reflect the impact of SFAS No. 123R. The modified prospective transition method requires that stock-based compensation expense be recorded for all new and unvested stock options, restricted stock, restricted stock units, and employee stock purchase plan shares that are ultimately expected to vest as the requisite service is rendered beginning on January 1, 2006 the first day of the Company's fiscal year 2006. Stock-based compensation expense for awards granted prior to January 1, 2006 is based on the grant date fair-value as determined under the pro forma provisions of SFAS No. 123.

Prior to the adoption of SFAS No. 123R, the Company measured compensation expense for its employee stock-based compensation plans using the intrinsic value method prescribed by APB Opinion No. 25. The Company applied the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, as if the fair-value-based method had been applied in measuring compensation expense. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options was equal to the market price of the underlying stock on the date of the grant, no compensation expense was recognized.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006.  This adoption of this statement is not expected to have a significant effect on the Company's future reported financial position or results of operations.

NOTE 3:   MINERAL EXPLORATION PROPERTIES

Uranium Exploration

Since November 1, 2004, the Company has been acquiring mineral leases for the purposes of exploring for economic deposits of uranium in the States of Arizona, Colorado, Utah, Wyoming, and Texas. As December 31, 2005, five claim blocks in Arizona comprising 1,540 acres of mineral properties have been staked or leased by the Company. A total of $11,649 was expended in the year ended December 31, 2004 to acquire these mineral claims.

On October 11, 2005, the Company entered into a Mineral Asset Option Agreement (the "Option") granting the Company the option to acquire certain uranium leases in the State of Texas for total consideration of $200,000 and 2,000,000 common shares at a deemed value of $0.50 per share. In consideration for the Option and its partial exercise over the option term, the Company made a cash payment of $50,000 and issued 500,000 shares of restricted common stock (750,000 post-split). On February 1, 2006 the Company paid a further cash payment of $150,000. The Option, if fully exercised will require the further issuance of 1,500,000 shares of restricted common stock in 500,000 share instalments due six, twelve, and eighteen months from the effective date of the Option. Title to the properties to be acquired will transfer upon payment of all remaining shares of stock required under the Option, the timing of which may be accelerated at the Company's discretion. During the Option term, the Company has the right as operator to conduct or otherwise direct all exploration on the properties to be acquired under the Option.

During 2005, the Company acquired lease interests in twenty-one further uranium exploration mineral properties totaling 7,413 gross acres in the States of Arizona, Colorado, Texas, Wyoming, and Utah, at a cost of $181,113, for five years with an option to renew for five years.

During the first six months of 2006 the Company acquired an additional 4,601 acres in Wyoming, Texas and New Mexico at a cost of $111,124. As of June 30, 2006, a total of 13,554 gross acres (12,940 net mineral acres) of mineral properties have been staked or leased by the Company in the states of Arizona, Colorado, Wyoming, Texas, New Mexico and Utah for the purposes of uranium exploration for a total cost of $303,886.  These leases are subject to 5.0% to 8.25% net royalty interests.

Included in the aforementioned lease totals, under the terms of a June 13, 2006 ten year mining lease agreement the Company paid an initial lease payment of $50,000 in June 2006 and is required to pay:

1.          future production royalties as follows:

  if the sales price of uranium mined by the Company is less than $50 per pound, a production royalty of 5% of net proceeds; and

  if the sales price is greater than$50 per pound, a production royalty of 6% of net proceeds; and

2.          minimum advance royalties and set-off for production royalties, as follows:

  $30,000 on or before September 15, 2006;

  $30,000 on or before January 1, 2007;

  $50,000 on or before June 1, 2007;

  $500,000 on or before December 1, 2007;

  $500,000 on or before December 1, 2008; and

  $50,000 on or before December 1, 2009 and a further $50,000 on or before December 1st of every year subsequent to December 1, 2009 and as long thereafter as uranium or other mined substances are being produced in commercial quantities from the leased land or land pooled therewith.

NOTE 4:   CAPITAL STOCK

The Company's capitalization at June 30, 2006 was 750,000,000 authorized common shares with a par value of $0.001 per share. On January 9, 2006, a majority of shareholders voted to amend the Company's Articles of Incorporation to increase the authorized capital from 75,000,000 shares of common stock to 750,000,000 shares of common stock. The increase in authorized capital was effective on February 1, 2006.

NOTE 4:   CAPITAL STOCK (continued)

On January 24, 2005, a majority of shareholders and the directors of the Company approved a special resolution to undertake a reverse stock split of the common stock of the Company on a 1 new share for 2 old shares basis. The par value and the number of authorized but un-issued shares of the Company's common stock was not changed as a result of the reverse stock split. On February 14, 2006, the directors of the Company approved a special resolution to undertake a forward stock split of the common stock of the Company on a 1.5 new shares for 1 old share basis whereby 7,484,116 common shares were issued pro-rata to shareholders of the Company as of the record date on February 28, 2006.

All references in these financial statements to number of common shares, price per share and weighted average number of common shares outstanding prior to the 1:2 reverse stock split and the 1.5:1 forward stock split have been adjusted to reflect these stock splits on a retroactive basis, unless otherwise noted.

2005 Share Transactions

On October 11, 2005, the Company entered into a Mineral Asset Option Agreement (the "Option") granting the Company the option to acquire certain uranium leases in the State of Texas. In consideration for the Option, the Company made a cash payment of $50,000 and issued 750,000 shares of restricted common stock at a value of $0.333 per share for a total value of $250,000 which was recorded as mineral property expenditures. Subsequent to year end, the Company paid a further cash payment of $150,000 on February 1, 2006 under the terms of the Option. The Option, if fully exercised requires a further issuance of an additional 1,500,000 shares of restricted common stock in 500,000 share instalments due six, twelve, and eighteen months from the effective date of the Option. On April 9, 2006 the Company completed the six month instalment of shares by issuing 500,000 restricted common shares at a value of $2.30 per share for a total value of $1,150,000 which was recorded as mineral property expenditures. (refer to Note 3)

2006 Share Transactions

On January 15, 2006 the Company issued 18,750 restricted common shares at a price of $0.3333 per share for a value of $6,250 in connection with a drilling database information agreement. The agreement requires cash payments of $2,000 per month payable quarterly and quarterly issuances of 12,500 restricted common shares for three further quarters following the effective date of the agreement. In accordance with the terms of the Agreement the Company issued 12,500 restricted common shares at $2.40 per share for a value of $30,000 on April 15, 2006. A total of $36,250 has been recorded as mineral property expenditures in the period.

On March 10, 2006, the Company received a subscription for 250,000 units at $1.00 per share purchase unit from a shareholder and consultant to the Company for net proceeds to the Company of $250,000. These shares were issued in April, 2006. The 250,000 units are comprised of 250,000 restricted common shares and 250,000 common share purchase warrants in the capital of the Company with piggyback registration rights for all securities underlying the units issued. The warrants are exercisable at $1.50 per share for a term which is the earlier of (i) 12 months from the date of issuance or (ii) six months from the effective date of registration.

On April 24, 2006, the Company received a subscription for 50,000 units at $1.00 per share purchase unit from a shareholder and consultant to the Company for net proceeds to the Company of $50,000. These shares were issued in July of 2006. The 50,000 units are comprised of 50,000 restricted common shares and 50,000 common share purchase warrants in the capital of the Company with piggyback registration rights for all securities underlying the units issued. The warrants are exercisable at $1.50 per share for a term which is the earlier of (i) 12 months from the date of issuance or (ii) six months from the effective date of registration.

On May 25, 2006 the Company completed a private placement for 2,500,000 units at a subscription price of $2.00 with gross proceeds to the Company of $5,000,000. Each unit is comprised of one common share and one-half warrant on one non-transferable share purchase warrant of the company. Each whole warrant entitles the share purchaser an additional common share of the Company until the earlier of 12 months from the date of issuance of the units or six months from the effective date of the Company's proposed registration statement. The price of the warrants is $2.50 per warrant share. The Company has paid finders' fees in conjunction with the completion of the private placement of $329,700 in cash and 471,000 non-transferable common share purchase warrants on the same terms and conditions in the private placement warrants. The fair value of these warrants at the date of grant of $992,894 was estimated using the Black-Scholes option pricing model with an expected life of 1 year, a risk free interest rate of 5.09%, a dividend yield of 0%, and an expected volatility of 374.15%. All finders' fees have been recorded against the proceeds of the private placement and the warrants have been recorded as a separate component of stockholders' equity.

NOTE 4:   CAPITAL STOCK (continued)

On June 13, 2006 the Company completed an additional non-brokered private placement of 25,000 units which were subscribed to under the same terms and conditions as the May 25, 2006 private placement, with gross proceeds to the Company of $50,000.

Share Purchase Warrants

Share purchase warrants outstanding at June 30, 2006 are:
Range of exercise prices	Weighted average price	Number of warrants to purchase shares	Weighted average remaining contractual life (in years)
$1.25 - $3.00	$2.35	2,033,500	0.69

A summary of the Company's stock purchase warrants as of June 30, 2006 and changes during the period ended is presented below:
	Number of warrants	Weighted average exercise price per share	Weighted average remaining in contractual life (in years)
Outstanding at Dec 31, 2005	-	$ -	-
Granted	2,033,500	2.35	0.69
Expired	-	-	-
Exercised	-	-	-
Balance at June 30, 2006	2,033,500	$ 2.35	0.69

Deferred Compensation

On December 16, 2005 the Company issued 1,950,000 shares of restricted common stock at a price of $0.333 per share for a value of $650,000 to three members of management as per their management agreement with the Company which is for a one year term commencing January 1, 2006. The $650,000 charge was recorded as deferred compensation and is being expensed over a one year term. Accordingly, $325,000 has been expensed as management fees during the six month period ended June 30, 2006.

On February 1, 2006, the Company issued 772,500 restricted common shares at a price of $0.3333 per share for a value of $257,500 to a consultant in connection with a one year corporate finance consulting services agreement of the same date. The consultant will provide among other things, assistance in the initiation, coordination, implementation and management of all aspects of any program or project in connection with the corporate finance development and maintenance of the Company's various business interests. The $257,500 charge was recorded as deferred compensation and is being expensed over a one year term. Accordingly, $107,292 has been expensed as consulting fees during the six month period ended June 30, 2006.

On March 1, 2006, the Company entered into a corporate relations consulting services agreement with a shareholder of the Company for a six month initial term. The agreement requires the Company to pay $5,000 per month during the initial term and issue 500,000 warrants exercisable at $1.00 per share for a ten year term. The shares underlying the warrants have piggy back registration rights. The fair value of these warrants at the date of grant of $1,618,526 was estimated using the Black-Scholes option pricing model with an expected life of 10 years, a risk free interest rate of 5.09%, a dividend yield of 0%, and an expected volatility of 79%. The $1,618,526 charge has been recorded as deferred compensation and is being expensed over a six month term. Accordingly, $1,079,017 has been expensed as consulting fees during the six month period ended June 30, 2006.

On April 1, 2006 the Company entered into a twelve month Consulting Agreement with EurXchange Consulting Ltd., to provide consulting services with financial and investor public relations and related matters in the Federal Republic of Germany. The Company paid approximately $370,000 (290,000 EUR) in cash for current contract expenditures and issued 400,000 restricted common shares of the Company at a price of $2.25 per share for a value of $900,000. The $900,000 charge has been recorded as deferred compensation and is being expensed over a one year period. Accordingly, $225,000 has been expensed as consulting fees during the six month period ended June 30, 2006.

NOTE 5:   STOCK OPTION PLAN

On December 19, 2005 the Board of Directors of the Company ratified, approved and adopted a Stock Option Plan for the Company in the amount of 5,250,000 shares at $0.333 per share. The majority of shareholders of the Company ratified and approved the Stock Option Plan effective February 1, 2006. On April 10, 2006 the Company amended its 2005 Stock Option Plan whereby, subject to adjustment from time to time as provided in Article 11.1, the number of common shares available for issuance under the Plan was increased from 3,500,000 shares to 7,500,000 shares.

On February 1, 2006, the Company granted 285,000 stock options as follows: 172,500 to an officer and 112,500 to an employee, at $0.333 per share. The term of these options is ten years. The fair value of these options at the date of grant of $124,331 was estimated using the Black-Scholes option pricing model with an expected life of 10 years, a risk free interest rate of 5.09%, a dividend yield of 0%, and expected volatility of 79% and has been recorded as a stock based compensation expense in the period.

On February 9, 2006, the Company filed a Form S-8 to register 2,000,000, $0.50 stock options.

On February 14, 2006, 1,200,000 share options were exercised at $0.333 per share by consultants to the Company for net proceeds of $400,000.

On March 2, 2006, 300,000 share options were exercised at $0.333 per share by consultants to the Company for net proceeds of $100,000.

On April 10, 2006, 1,500,000 stock options were granted to consultants at $1.00 per share. The term of these options is ten years. In management's opinion, given the Company's current market price and the exercise price of the options granted, the fair value of these options at the date of grant of $1,956,149 was estimated using the Black-Scholes option pricing model with an expected life of one month, a risk free interest rate of 5.09%, a dividend yield of 0%, and an expected volatility of 374.15% and has been recorded as stock based compensation expense in the period. On April 21, 2006 the Company filed Form S-8 to register 1,500,000 stock options.

On April 21, 2006, the Company issued 610,000 S-8 registered common shares in connection with the exercise of share options by consultants to the Company for $450,000 net proceeds to the Company.

On April 24, 2006, the Company issued 500,000 S-8 registered common shares in connection with the exercise of share options by consultants to the Company for $500,000 net proceeds to the Company.

On May 3, 2006, the Company issued 300,000 S-8 registered common shares in connection with the exercise of share options by consultants to the Company for $100,000 net proceeds to the Company.

On June 3, 2006, the Company issued 112,500 S-8 registered common shares in connection with the exercise of share options by consultants to the Company for $37,500 net proceeds to the Company.

As of June 30, 2006, 5,010,000 common stock purchase options under the Company's 2005 Amended Stock Option Plan have been granted and 3,022,500 were exercised during the period.

A summary of the Company's stock options as of June 30, 2006 and changes during the period ended is presented below:
	Number of options	Weighted average exercise price per share	Weighted average remaining contractual life (in years)
Outstanding at December 31, 2005	4,725,000	$ 0.333	9.98
Granted	1,785,000	0.457	5.00
Exercised	(3,022,500)	-	-
Outstanding as June 30, 2006	3,487,500	$ 0.453	9.68

NOTE 6: INCOME TAXES

The Company has adopted FASB No. 109 for reporting purposes. As of December 31, 2005, the Company had net operating loss carry forwards of approximately $1,465,000 that may be available to reduce future years' taxable income. These carry forwards will begin to expire, if not utilized, commencing in 2023. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry forwards.

The Company reviews its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgment about the recoverability of future tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

NOTE 7:   DUE TO RELATED PARTIES AND RELATED PARTY TRANSACTIONS

The Company has executed an employment agreement with its Chief Operating Officer and committed to pay him a monthly fee of $10,000 and to grant him 375,000 stock options in 2005 exercisable over a ten year term at $0.333 per share. The options were granted as follows: 202,500 on December 20, 2005 and 172,500 on February 1, 2006.

During the period ended June 30, 2006, the Company had transactions with certain officers and directors of the Company as follows: the Company incurred $464,114 in management fees and benefits. Also during the period $150,000 of advances to the Company from a shareholder and consultant, were settled on the exercise of 450,000 options at $0.333 per share.

During the period ended June 30, 2006 the Company paid $10,224 for marketing and media services to a private company owned by its president.

Other related party transactions are disclosed in notes 3, 4 and 5.

NOTE 8 - COMMITMENTS

On December 1, 2005 the Company entered into a Financial Consulting Services Agreement with International Market Trend, AG. The term of the Agreement is for twelve months, effective February 1, 2006. In consideration for IMT entering into this Agreement, the Company agreed to deliver to IMT or its nominees 1,300,000 in stock options of the Company's common stock at a price of $0.50 per share. These options were granted on December 20, 2005. In addition, IMT will receive $10,000 per month.

NOTE 9 - SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

On January 15, 2006 the Company issued 18,750 restricted common shares at a price of $0.3333 per share for a value of $6,250 in connection with a drilling database information agreement. The agreement requires cash payments of $2,000 per month payable quarterly and quarterly issuances of 12,500 restricted common shares for three further quarters following the effective date of the agreement. On April 15, 2006 as per the Agreement the Company issued a further 12,500 restricted common shares at a price of $2.40 for a value of $30,000. (refer to Note 4)

On February 1, 2006, the Company issued 772,500 restricted common shares at a price of $0.3333 per share for a value of $257,000 to a consultant in connection with a corporate finance consulting services agreement of the same date. Accordingly this cost has been recorded as deferred compensation in the statement of stockholders equity. The amount expensed to stock-based compensation for the period ended June 30, 2006 was $107,292. (refer to Note 4).

On April 1, 2006 the Company entered into a twelve month Consulting Agreement with EurXchange Consulting Ltd., to provide consulting services with financial and investor public relations and related matters in the Federal Republic of Germany. The Company issued 400,000 restricted common shares of the Company at a price of $2.25 per share for a value of $900,000. Accordingly this cost has been recorded as deferred compensation in the statement of stockholders' equity. The amount expensed to stock-based compensation for the period ended June 30, 2006 was $225,000. (refer to Note 4).

On April 9, 2006 the Company issued 500,000 restricted common shares as per the Agreement at a value of $2.30 per share for a total value of $1,150,000 in connection with a Mineral Asset Option Agreement that was signed in October of 2005. The Option Agreement, if fully exercised, requires a further issuance of an additional 1,500,000 shares of restricted common stock in 500,000 share instalments due, twelve, and eighteen months from the effective date of the Option. (refer to Note 4)

NOTE 10:          SUBSEQUENT EVENTS

On July 5, 2006 the Company acquired 537.16 acres in New Mexico by way of staking for $4,420.

On July 27, 2006 the Company entered into an option agreement to sell its Cadena data base to High Plains Uranium, Inc., for $150,000 in cash, 333,333 free trading shares in the Canadian based public company, and a 1% royalty on any mined substance produced on any mineral interest or claim covered by the data base. To date the Company has only received the $150,000 in cash.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.               INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes ("NRS"), our Articles of Incorporation and our Bylaws.

NRS Section 78.7502 provides that:

    a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

    a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

    to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)     by our stockholders;

(b)     by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)     if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

(d)     if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

(e)     by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Further, our Bylaws provide that we shall, to the fullest and broadest extent permitted by law, indemnify all persons whom we may indemnify pursuant thereto. We may, but shall not be obligated to, maintain insurance, at our expense, to protect ourselves and any other person against any liability, cost or expense. We shall not indemnify persons seeking indemnity in connection with any threatened, pending or completed action, suit or proceeding voluntarily brought or threatened by such person unless such action, suit or proceeding has been authorized by a majority of the entire Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses to be incurred by us in connection with the preparation and filing of this registration statement. All amounts shown are estimates except for the SEC registration fee:

SEC registration fee	$1,157.04
Accounting fees and expenses	$7,500.00
Legal fees and expenses	$25.000.00
Transfer agent and registrar fees	$1.000.00
Fees and expenses for qualification under state securities laws	$1.000.00
Miscellaneous (including Edgar filing fees)	$1,500.00
Total:	$37,157.04

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the selling shareholders to broker-dealers in connection with the sale of their shares.

ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have sold unregistered securities in private placement offerings, issued stock in exchange for debts or pursuant to contractual agreements as set forth below.

Founders Share Issuances

On July 27, 2004, we issued 1,575,000 shares of common stock to the original founders of the Company at a price of $0.0013 per share for total proceeds of $2,100.

Share Issuances Pursuant to Contractual Agreements

On August 23, 2004, we issued 79,647 shares were issued to settle amounts owing to related parties in the aggregate amount of $15,929, and 35,000 shares for the conversion of debentures in the aggregate amount of $7,000 at a price of $0.20 per share.

On December 7, 2004, we issued 12,225,000 shares of common stock to the Company's new management team, consultants, and stakeholders in connection with the reorganization and change of business direction of the Company, at a price of $0.0013 per share for total proceeds of $16,300 of which 2,250,000 shares were issued on the conversion of debentures in the aggregate amount of $3,000.

On October 11, 2005, we entered into a Mineral Asset Option Agreement (the "Option") granting the Company the option to acquire certain uranium leases in the State of Texas. In consideration for the Option, we made a cash payment of $50,000 and issued 750,000 shares of restricted common stock at a value of $0.333 per share for a total value of $250,000 which was recorded with mineral property costs. Subsequent to the 2005 year end, we made a further cash payment of $150,000 on February 1, 2006 under the terms of the Option. The Option, if fully exercised will require the further issuance of an additional 1,500,000 shares of restricted common stock in 500,000 share installments due six, twelve, and eighteen months from the effective date of the Option.

On December 12, 2005, we entered into an Agreement to acquire drill data from a third party in consideration for a cash payment of $5,000 and issued 75,000 shares of restricted common stock at a price of $0.333 per share for a total value of $25,000 which was included with mineral property costs.

On December 16, 2005 we issued 1,950,000 shares of restricted common stock at a price of $0.333 per share for a value of $650,000 to three members of management as per their management agreement with the Company which is for a one year term commencing January 1, 2006. Accordingly this cost has been recorded as deferred compensation in the statement of stockholders' equity as of December 31, 2005 and will be expensed in 2006.

Private Placement Offering of Shares of Common Stock

On August 23, 2004, we issued 235,173 shares of common stock at $0.20 per share for total proceeds of $47,035 in connection with the Company's original precious metal exploration program.

On December 31, 2004, we issued 2,178,764 shares of common stock in connection with private placements of common stock at a price of $0.20 per share for total proceeds of $435,758 to fund the Company's intended uranium exploration program.

On March 31, 2005, April 28, 2005, May 18, 2005, Sept 16, 2005 and November 30, 2005, we issued an aggregate of 1,357,500 shares of common stock in connection with private placements of common stock at a price of $0.333 per share for aggregate total proceeds of $452,500 to fund the Company's intended uranium exploration program.

During fiscal year ended December 31, 2005, we engaged in a private placement offering under Regulation S and Rule 506 of Regulation D of the Securities Act. Pursuant to the terms of the private placement, we issued 905,000 pre-forward stock split shares of our restricted common stock at a subscription price of $0.50 per share for aggregate gross proceeds of $452,500. The per share price of the offering was arbitrarily determined by our Board of Directors based upon analysis of certain factors including, but not limited to, stage of development, industry status, investment climate, perceived investment risks, assets and net estimated worth of the Company. We issued shares of restricted common stock to investors who were either deemed an accredited investor as that term is defined under Regulation D or sophisticated. The investors executed subscription agreements and acknowledged that the securities to be issued have not been registered under the Securities Act of 1933, as amended, that they understood the economic risk of an investment in the securities, and that they had the opportunity to ask questions of and receive answers from our management concerning any and all matters related to acquisition of the securities. 750,000 pre-forward stock split shares were registered on the Company's registration statement on Form SB-2. 155,000 pre-forward stock split shares have piggy back registration rights to be registered on subsequent offerings.

On November 15, 2005, we issued an aggregate of 155,000 shares of common stock, at a price of $0.50 per share, to certain of the Selling Shareholders named herein by way of the November 2005 Private Placement. On February 28, 2006, we completed a forward split of our shares of common stock, on the basis of 1.5 shares for each outstanding share of our common stock, of which these shares of common stock result. The common stock registered represents the post-forward split 232,500 shares of common stock issued in connection with the November 2005 Private Placement. We had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued in the November 2005 Private Placement, completed pursuant to Rule 903 of Regulation S under the Securities Act.

On April 1, 2006, we issued an aggregate of 300,000 April 2006 Units, at a price of $1.00 per April 2006 Unit, with each April 2006 Unit consisting of one share of common stock and one non-transferable April 2006 Warrant, to certain of the Selling Shareholders named herein by way of the April 2006 Private Placement. The common stock registered represents the 300,000 shares of common stock issued in connection with the issuance of the April 2006 Units. We agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued and the shares issuable upon exercise of the April 2006 Warrants in the April 2006 Private Placement, completed pursuant to Rule 506 of Regulation D under the Securities Act. Each April 2006 Warrant entitles the holder to purchase one share of common stock at an exercise price of $1.50 per share during the period commencing on April 1, 2006 and ending on the day which is the earlier of (i) April 1, 2007 and (ii) six months commencing from the effective date of the Company's proposed registration statement related to the April 2006 Private Placement. The common stock registered represents the 300,000 shares of common stock issuable upon exercise of the April 2006 Warrants.

In May and June of 2006 we issued an aggregate of 2,525,000 May 2006 Units, at a price of $2.00 per May 2006 Unit, with each May 2006 Unit consisting of one share of common stock and one-half of one non-transferable May 2006 Warrant, to certain of the Selling Shareholders named herein by way of the May 2006 Private Placement. The common stock registered represents the 2,525,000 shares of common stock issued in connection with the issuance of the May 2006 Units. We agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares issued and the shares issuable upon exercise of the May 2006 Warrants in the May 2006 Private Placement, completed pursuant to Rule 506 of Regulation D and Rule 903 of Regulation S under the Securities Act. We agreed to use our reasonable commercial efforts to file a registration statement within 120 days from the date of completion of the May 2006 Private Placement. Each whole May 2006 Warrant entitles the holder to purchase one share of common stock at an exercise price of $2.50 per share during the period commencing on the date of issuance and ending on the day which is the earlier of (i) 12 months from the date of issuance and (ii) six months commencing from the effective date of the Company's proposed registration statement related to the May 2006 Private Placement. The common stock registered represents the 1,262,500 shares of common stock issuable upon exercise of the May 2006 Warrants.

In May and June of 2006 we issued an aggregate of 471,000 non-transferable Finder's Fee Warrants to acquire 471,000 shares of our common stock as finder's fees in connection with the offering of the May 2006 Units. The common stock registered represents the 471,000 shares of common stock issuable upon exercise of the Finder's Fee Warrants. The Finder's Fee Warrants have the same terms and conditions as the May 2006 Warrants.

The private placement transactions were completed in reliance of Rule 506 of Regulation D of the Securities Act, with respect to investors in the United States, and in reliance of Rule 903 of Regulation S of the Securities Act, with respect to those investors who were not "U.S. Persons", within the meaning of Regulation S, and who were otherwise outside of the United States. Sales to United States investors pursuant to Rule 506 of Regulation D were limited to investors who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D.

The per share price of these offerings was arbitrarily determined by our Board of Directors based upon analysis of certain factors including, but not limited to, stage of development, industry status, investment climate, perceived investment risks, our assets and net estimated worth. We issued Units to investors who are non-U.S. residents. The investors executed subscription agreements and acknowledged that the securities to be issued have not been registered under the Securities Act, that they understood the economic risk of an investment in the securities, and that they had the opportunity to ask questions of and receive answers from our management concerning any and all matters related to acquisition of the securities. Finder's fees payable on the transaction is 7% of the gross proceeds raised from the sale of the units payable in cash plus 10% of the gross units issued payable in warrants identical to those provided in the units.

Exercise of Stock Options

On February 14, 2006, March 1, 2006, April 21, 2006, April 24, 2006, May 3, 2006 and June 8, 2006 we issued aggregates in the amounts of 1,200,000, 300,000, 610,000, 500,000, 300,000 and 112,500 shares of our common stock, respectively, in accordance with the exercise of 3,022,500 stock options for total aggregate proceeds of $1,387,500. The shares were registered under the S-8 Registration Statement.

ITEM 27.          EXHIBITS

The following exhibits are filed with this registration statement on Form SB-2:
Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation, as amended(1)
3.1.1	Certificate of Amendment to Articles of Incorporation(2)
3.2	Bylaws(1)
3.3	Audit Committee Charter(1)
3.4	Ethics Charter(1)
4.1	Consulting Agreement between Uranium Energy Corp. and Randall Reneau(3)
4.2	Mineral Asset Option Agreement(3)
4.3	Agreement and Addendum between Harry A. Moore Trust and Uranium Energy Corp.(4)
4.4	Financial Consulting Services Agreement between Uranium Energy Corp. and International Market Trend AG(5)
4.5	Harry A. Moore Trust Agreement(5)
4.6	Amending Agreement to Employment Agreement between Uranium Energy Corp. and Harry Anthony, filed herewith as an exhibit
4.7	Consulting Services and Right of First Refusal Agreement between Uranium Energy Corp. and Jim Knupke(5)
4.8	Corporate Relations Consulting Services Agreement between Uranium Energy Corp. and Michael Baybak and Corp. Inc.(5)
4.9	Corporate Finance Consulting Services Agreement between Uranium Energy Corp. and Eurotrade Management Group Ltd.(5)
4.10	Executive Services Agreement between Uranium Energy Corp. and Amir Adnani, filed herewith as an exhibit
4.11	Reneau Services Agreement between Uranium Energy Corp. and Randall Reneau, filed herewith as an exhibit
4.12	Uranium Mining Lease among Uranium Energy Corp., John G. Jebsen and John Triantis(6)
5.1	Opinion of Lang Michener LLP, with consent to use, regarding the legality of the securities being registered, filed herewith as an exhibit
10.1	2005 Stock Option Plan of Uranium Energy Corp.(7)
10.2	Amended 2005 Stock Option Plan (8).
23.1	Consent of Independent Auditors, Dale Matheson Carr-Hilton LaBonte, filed herewith as an exhibit

  Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on August 4, 2005.

  Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 9, 2006.

  Incorporated by reference to the amendment to our Registration Statement on Form SB-2 filed with the SEC on November 9, 2005.

  Incorporated by reference to our Current Report on Form 8-K as filed with the SEC on December 21, 2005.

  Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on April 13, 2006.

  Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on August 21, 2006.

  Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 21, 2005.

  Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on May 15, 2006.

ITEM 28.          UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)       To include any additional or changed material information with respect to the plan of distribution.

2.       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.       To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering;

4.       That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)       Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

__________

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Vancouver, Province of British Columbia, Canada, on September 29, 2006.
URANIUM ENERGY CORP. By: /s/ Amir Adnani _________________________________ Amir Adnani President, Chief Executive Officer, Principal Executive Officer and a director

POWER OF ATTORNEY

Know all persons by these presents that that each individual whose signature appears below constitutes and appoints Amir Adnani as a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing under Rule 462 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.
Signature	Title	Date
/s/Amir Adnani Amir Adnani	President, Chief Executive Officer, Principal Executive Officer and a director	September 29, 2006
/s/ Alan P. Lindsay Alan P. Lindsay	Chairman and a director	September 29, 2006
/s/ Harry Anthony Harry Anthony	Chief Operating Officer and a director	September 29, 2006
/s/ Randall Reneau Randall Reneau	Chief Exploration Officer and a director	September 29, 2006
/s/ D. Bruce Horton D. Bruce Horton	Director	September 29, 2006
/s/ Erik Essiger Eric Essiger	Director	September 29, 2006

/s/ Pat Obara Pat Obara	Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer	September 29, 2006